As filed with the Securities and Exchange Commission on June 21, 2007
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMERICAN REAL ESTATE PARTNERS, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3398766
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Numbers)
767 Fifth Avenue, Suite 4700
New York, New York 10153
(212) 702-4300
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)
Keith A. Meister
Principal Executive Officer and Vice Chairman of the Board
767 Fifth Avenue, Suite 4700
New York, New York 10153
(212) 702-4300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
With copies to:
Julie M. Allen, Esq.
Ian B. Blumenstein, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036
(212) 969-3000
Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ____________
If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Depositary Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Depositary units	4,525,058(1)(2)	$94.96(3)	$429,699,508(3)	$13,191.77
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(1)
This number reflects the aggregate number of depositary units representing limited partnership interests issuable upon conversion of American Real Estate Partners, L.P.’s Variable Rate Senior Convertible Notes due 2013 at the conversion rate of $132.595 of our depositary units for each $1,000 principal amount of the notes.
(2)
In the event of a stock split, stock dividend or similar transaction involving the amount of depositary units of the Registrant, in order to prevent dilution, the number of depositary units registered hereby shall be automatically adjusted to cover the additional depositary units in accordance with Rule 416 under the Securities Act.
(3)
Based on the average of the high and low selling prices per unit as reported on the New York Stock Exchange on June 15, 2007. Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee.

The information in this prospectus is not complete and may be changed. We may not sell these depositary units until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these depositary units and it is not soliciting an offer to buy these depositary units in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 21, 2007

PROSPECTUS
4,525,058 Depositary Units
AMERICAN REAL ESTATE PARTNERS, L.P.
This prospectus relates to the resale of up to 4,525,058 depositary units of American Real Estate Partners, L.P. that may be offered and sold from time to time by the selling securityholders named in this prospectus and the persons to whom such selling securityholders may transfer their depositary units.
These depositary units include the 4,525,058 depositary units initially issuable upon conversion of American Real Estate Partner, L.P.’s Variable Rate Senior Convertible Notes due 2013, or the convertible notes. This prospectus also relates to any additional depositary units issuable upon conversion of the convertible notes in the event of a stock split, stock dividend or similar transaction involving the amount of depositary units of the Registrant.
We will not receive any proceeds from the sale of the depositary units covered by this prospectus.
Our depositary units are listed on the New York Stock Exchange under the symbol “ACP.”
Investing in our depositary units involves some risk. See “Risk Factors” beginning on page 4.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these depositary units or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus is                  , 2007

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell securities. The information in this document may only be accurate on the date of this document.

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FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act; Section 27A of the Securities Act of 1933, as amended, or the Securities Act; and pursuant to the Private Securities Litigation Reform Act. These forward-looking statements are not historical facts, but rather our beliefs and expectations based on our current expectations, estimates, projections, beliefs and assumptions about our company and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. There statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks include those set forth in the section of this prospectus called “Risk Factors.”
Those risks are representative of factors that could affect the outcome of the forward-looking statements. These and the other factors discussed elsewhere in this prospectus and the documents incorporated by reference herein are not necessarily all of the important factors that cause our results to differ materially from those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the respective dates of this prospectus and the documents incorporated herein by reference or other dates that are specified in those documents.

OUR COMPANY

American Real Estate Partners, L.P., or AREP, is a master limited partnership formed in Delaware on February 17, 1987. We are a diversified holding company owning subsidiaries engaged in the following operating businesses: gaming, real estate and home fashion. On April 22, 2007, American Entertainment Properties Corp., or AEP, a wholly owned indirect subsidiary of AREP, entered into a purchase agreement with W2007/ACEP Holdings, LLC, an affiliate of Whitehall Street Real Estate Funds, a series of real estate investment funds affiliated with Goldman, Sachs & Co., or Whitehall Street Real Estate Funds, to sell all of the issued and outstanding membership interests of American Casino & Entertainment Properties, LLC, or ACEP, which comprises our gaming operations. The parties expect to close the transaction in approximately December 2007. On February 9, 2007, we entered into an agreement and plan of merger, pursuant to which we would acquire Lear Corporation, or Lear, a publicly traded company that provides automotive interior systems worldwide, for an aggregate consideration of approximately $5.2 billion, including the assumption by the surviving entity of certain outstanding indebtedness of Lear and refinancing of Lear’s existing term loan and credit facility. The consummation of the transaction is subject to regulatory approvals and shareholder vote.
Our primary business strategy is to continually evaluate our existing operating businesses with a view to maximizing value to our depositary unitholders. We may also seek to acquire additional businesses that are distressed or in out-of-favor industries and will consider the divestiture of businesses. In addition, we invest our available liquidity in debt and equity securities with a view to enhancing returns as we continue to assess further acquisitions of operating businesses.
Our general partner is American Property Investors, Inc., the general partner, or API, a Delaware corporation, which is indirectly wholly owned by Carl C. Icahn. We own our businesses and conduct our investment activities through a subsidiary limited partnership, American Real Estate Holdings Limited Partnership, or AREH, in which we own a 99% limited partnership interest, and its subsidiaries. API also acts as the general partner for AREH. API has a 1% general partnership interest in each of us and AREH. As of March 31, 2007, affiliates of Mr. Icahn beneficially owned 55,655,382 units representing AREP limited partner interests, or the depositary units, representing approximately 90% of the outstanding depositary units, and 10,304,013 cumulative pay-in-kind redeemable preferred units, representing AREP limited partner interests, or the preferred units, representing approximately 86.5% of the outstanding preferred units.
Our depositary units, representing limited partnership interests, trade on the New York Stock Exchange under the symbol “ACP.”
As used in this prospectus, “we,” “us,” “our,” “company” and “AREP” mean American Real Estate Partners, L.P., and, unless the context indicates otherwise, include our subsidiaries.
Our principal executive offices are located at 767 Fifth Avenue, Suite 4700, New York, New York 10153. Our phone number is (212) 702-4300. Our website address is http:// www.AREP.com.

ABOUT THIS PROSPECTUS

We are registering for resale by the selling securityholders up to 4,525,058 depositary units issuable upon conversion of the convertible notes, and any additional depositary units issuable upon conversion of the convertible notes in the event of a stock split, stock dividend or similar transaction involving the amount of depositary units of the Registrant. This prospectus is part of a Registration Statement that the selling securityholders filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may offer, from time to time depositary units. This prospectus does not contain all of the information included in the Registration Statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus.
We will not receive any of the proceeds from the sale by the selling securityholders of the depositary units. We will bear all fees and expenses incident to our obligation to register the depositary units. We may suspend the use of this prospectus for a period not to exceed sixty days in the aggregate during any twelve-month period, in each case for valid business reasons, to be determined in good faith by AREP in its reasonable judgment (which shall not include the avoidance of AREP’s obligations hereunder), including, without limitation, the acquisition or divestiture of assets, pending corporate developments, public filings with the SEC and similar events.
You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.” This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of this information. Requests for copies should be directed to Investor Relations Department, American Real Estate Partners, L.P., 769 Fifth Avenue, Suite 4700, New York, New York 10153; (212) 702-4300. Our web site address is http://www.AREP.com. You should request this information at least five business days in advance of the date on which you expect to make your decision with respect to the exchange offer.
You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

RISK FACTORS

Investing in our depositary units involves risks that could affect us and our business as well as the industries in which we operate and invest. Before purchasing our depositary units, you should carefully consider the following risks and the other information in this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference herein. Each of the risks described could result in a decrease in the value of our depositary units and your investment in them.
Risks Relating to Our Structure
Our general partner and its control person could exercise their influence over us to your detriment.
Mr. Icahn, through affiliates, currently owns 100% of API, our general partner, and approximately 86.5% of our outstanding preferred units and approximately 90% of our depositary units, and, as a result, has the ability to influence many aspects of our operations and affairs, including the timing and amount of any distribution to unitholders. API also is the general partner of AREH.
The interests of Mr. Icahn, including his interests in entities in which he and we have invested or may invest in the future, may differ from your interests as a unitholder and, as such, he may take actions that may not be in your interest. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Mr. Icahn’s interests might conflict with your interests.
In addition, if Mr. Icahn were to sell, or otherwise transfer, some or all of his interests in us to an unrelated party or group, a change of control could be deemed to have occurred under the terms of the indentures governing certain of our notes which would require us to offer to repurchase all such outstanding notes at 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. In the case of the convertible notes, we also would be obligated to make a “make whole” payment in the form of additional depositary units to any holder of convertible notes who converts such notes following a change of control. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of such notes.
We have engaged, and in the future may engage, in transactions with our affiliates.
We have invested and may in the future invest in entities in which Mr. Icahn also invests. We also have purchased and may in the future purchase entities or investments from him or his affiliates. Although API has never received fees in connection with our investments, our partnership agreement allows for the payment of these fees. Mr. Icahn may pursue other business opportunities in industries in which we compete and there is no requirement that any additional business opportunities be presented to us.
We have entered into an agreement and plan of merger pursuant to which we would acquire all of the issued and outstanding common stock of Lear for an aggregate consideration of approximately $5.2 billion, including the assumption by the surviving entity of certain outstanding indebtedness of Lear and the refinancing of Lear’s existing term loan and credit facility. The consummation of the transaction is subject to regulatory approvals and shareholder vote. Mr. Icahn beneficially owns approximately 16.0% of Lear’s outstanding common stock.
Mr. Icahn previously proposed that we acquire his interest in American Railcar, Inc., or American Railcar, and Philip Services Corporation, or Philip Services. American Railcar is a publicly traded company that is primarily engaged in the business of manufacturing covered hoppers and tank railcars. Philip Services is an industrial services company that provides industrial outsourcing, environmental services and metal services to major industry sectors throughout North America. A committee of independent directors of the board was formed to consider those proposals. Currently, at Mr. Icahn’s request, only the proposal regarding the potential acquisition of the metal services business of Philip Services is being considered by the committee. Any acquisition would be subject to, among other things, the negotiation, execution and closing of a definitive agreement and the receipt of a fairness opinion. We continuously identify, evaluate and engage in discussions concerning potential investments and acquisitions, including potential investments in and acquisitions of affiliates of Mr. Icahn. There cannot be any assurance that any potential transactions that we consider will be completed.

Certain of our management are committed to the management of other businesses.

Certain of the individuals who conduct the affairs of API, including the chairman of our board of directors, Mr. Icahn, our principal executive officer and vice chairman of the board of directors, Keith A. Meister, and our president, Peter K. Shea, are, and will be, committed to the management of other businesses owned or controlled by Mr. Icahn and his affiliates. Accordingly, these individuals may focus significant amounts of time and attention on managing these other businesses. Conflicts may arise in the future between our interests and the other entities or business activities in which such individuals are involved. Conflicts of interest may arise in the future as we may compete with such affiliates for the same assets, purchasers and sellers of assets or financings.
To service our indebtedness and pay distributions with respect to our depositary units, we will require a significant amount of cash. Our ability to maintain our current cash position or generate cash depends on many factors beyond our control.
Our ability to make payments on and to refinance our indebtedness, to pay distributions with respect to our depositary units and to fund operations will depend on existing cash balances and our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.
Our current businesses and businesses that we acquire may not generate sufficient cash to service our debt. In addition, we may not generate sufficient cash flow from operations or investments and future borrowings may not be available to us in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.
We are a holding company and will depend on the businesses of our subsidiaries to satisfy our obligations.
We are a holding company. In addition to cash and cash equivalents, U.S. government and agency obligations, marketable equity and debt securities and other short-term investments, our assets consist primarily of investments in our subsidiaries. Moreover, if we make significant investments in operating businesses, it is likely that we will reduce the liquid assets at AREP and AREH in order to fund those investments and the ongoing operations of our subsidiaries. Consequently, our cash flow and our ability to meet our debt service obligations and make distributions with respect to depositary units and preferred units likely will depend on the cash flow of our subsidiaries and the payment of funds to us by our subsidiaries in the form of dividends, distributions, loans or otherwise.
The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries may be subject or enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us. For example, the notes issued by our indirect wholly owned subsidiary, ACEP, contain restrictions on dividends and distributions and loans to us, as well as on other transactions with us. ACEP also has a credit agreement which contains financial covenants that have the effect of restricting dividends or distributions. This agreement precludes our receiving payments from the operations of our gaming properties which account for a significant portion of our revenues and cash flows. We have credit facilities for WestPoint International, Inc., or WPI, our majority owned subsidiary, and our real estate development properties that also restrict dividends, distributions and other transactions with us. To the degree any distributions and transfers are impaired or prohibited, our ability to make payments on our debt will be limited.
We or our subsidiaries may be able to incur substantially more debt.
We or our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our 8.125% senior notes due 2012, our 7.125% senior notes due 2013 and our Variable Rate Senior Convertible Notes due 2013 do not prohibit us or our subsidiaries from doing so. We and AREH may incur additional indebtedness if we comply with certain financial tests contained in the indentures that govern these notes. As of March 31, 2007, based on these tests, we and AREH could have incurred up to approximately $1.4 billion of additional indebtedness. Since that date, we issued $600.0 million principal amount of our Variable Rate Senior Convertible Notes due 2013, reducing the amount that we and AREH could incur based upon this test. If we complete the acquisition of Lear and fund the acquisition with borrowings, as we currently contemplate, under the financial tests contained in the indentures, AREP and AREH will not be able to incur additional indebtedness. However, our subsidiaries, other than AREH, are not subject to any of the covenants contained in the indentures with respect to our senior notes, including the covenant restricting debt incurrence. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we, and they, now face could intensify.

Our failure to comply with the covenants contained under any of our debt instruments, including the indentures governing our outstanding notes, including our failure as a result of events beyond our control, could result in an event of default which would materially and adversely affect our financial condition.
If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. In addition, any event of default or declaration of acceleration under one debt instrument could result in an event of default under one or more of our other debt instruments. It is possible that, if the defaulted debt is accelerated, our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments and we cannot assure you that we would be able to refinance or restructure the payments on those debt securities.
The market for our securities may be volatile.
The market for our equity securities may be subject to disruptions that could cause substantial volatility in their prices. Any such disruptions may adversely affect the value of your securities.
We have only recently made cash distributions to our unitholders, and future distributions, if any, can be affected by numerous factors.
While we made cash distributions with respect to each of the four quarters of 2006 in the amount of $0.10 per depositary unit and the first quarter of 2007 in the amount of $0.15 per depositary unit, the payment of future distributions will be determined by the board of directors of our general partner quarterly, based on a review of a number of factors, including those described below and other factors that it deems relevant at the time that declaration of a distribution is considered. Our ability to pay distributions will depend on numerous factors, including the availability of adequate cash flow from operations; the proceeds, if any, from divestitures; our capital requirements and other obligations; restrictions contained in our financing arrangements; and our issuances of additional equity and debt securities. The availability of cash flow in the future depends as well upon events and circumstances outside our control, including prevailing economic and industry conditions and financial, business and similar factors. No assurance can be given that we will be able to make distributions or as to the timing of any distribution. If distributions are made, there can be no assurance that holders of depositary units may not be required to recognize taxable income in excess of cash distributions made in respect of the period in which a distribution is made.
Holders of our depositary units have limited voting rights, rights to participate in our management and control of us.
Our general partner manages and operates AREP. Unlike the holders of common stock in a corporation, holders of our outstanding depositary units have only limited voting rights on matters affecting our business. Holders of depositary units have no right to elect the general partner on an annual or other continuing basis, and our general partner generally may not be removed except pursuant to the vote of the holders of not less than 75% of the outstanding depositary units. In addition, removal of the general partner may result in a default under our debt securities. As a result, holders of depositary units have limited say in matters affecting our operations and others may find it difficult to attempt to gain control or influence our activities.
Holders of depositary units may not have limited liability in certain circumstances and may be liable for the return of distributions that cause our liabilities to exceed our assets.
We conduct our businesses through AREH in several states. Maintenance of limited liability will require compliance with legal requirements of those states. We are the sole limited partner of AREH. Limitations on the liability of a limited partner for the obligations of a limited partnership have not clearly been established in several states. If it were determined that AREH has been conducting business in any state without compliance with the applicable limited partnership statute or the possession or exercise of the right by the partnership, as limited partner of AREH, to remove its general partner, to approve certain amendments to the AREH partnership agreement or to take other action pursuant to the AREH partnership agreement constituted “control” of AREH’s business for the purposes of the statutes of any relevant state, AREP and/or unitholders, under certain circumstances, might be held personally liable for AREH’s obligations to the same extent as our general partner. Further, under the laws of certain states, AREP might be liable for the amount of distributions made to AREP by AREH.

Holders of our depositary units may also have to repay AREP amounts wrongfully distributed to them. Under Delaware law, we may not make a distribution to holders of common units if the distribution causes our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and nonrecourse liabilities are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated Delaware law will be liable to the limited partnership for the distribution amount for three years from the distribution date.
Additionally, under Delaware law an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations, if any, of the assignor to make contributions to the partnership. However, such an assignee is not obligated for liabilities unknown to him or her at the time he or she became a limited partner if the liabilities could not be determined from the partnership agreement.
We may be subject to the pension liabilities of our affiliates.
Mr. Icahn, through certain affiliates, currently owns 100% of API and approximately 90% of our outstanding depositary units and 86.5% of our outstanding preferred units. Applicable pension and tax laws make each member of a “controlled group” of entities, generally defined as entities in which there are at least an 80% common ownership interest, jointly and severally liable for certain pension plan obligations of any member of the controlled group. These pension obligations include ongoing contributions to fund the plan, as well as liability for any unfunded liabilities that may exist at the time the plan is terminated. In addition, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the Pension Benefit Guaranty Corporation, or the PBGC, against the assets of each member of the controlled group.
As a result of the more than 80% ownership interest in us by Mr. Icahn’s affiliates, we and our subsidiaries are subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. One such entity, ACF Industries LLC, or ACF, is the sponsor of several pension plans which, as of December 31, 2006, were not underfunded on an ongoing actuarial basis but would be underfunded by approximately $87.2 million if those plans were terminated, as most recently reported by the plans’ actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in promised benefits, investment returns and the assumptions used to calculate the liability. As members of the controlled group, we would be liable for any failure of ACF to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of the ACF pension plans. In addition, other entities now or in the future within the controlled group that includes us may have pension plan obligations that are, or may become, underfunded and we would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of such plans.
The current underfunded status of the ACF pension plans requires ACF to notify the PBGC of certain “reportable events,” such as if we cease to be a member of the ACF controlled group, or if we make certain extraordinary dividends or stock redemptions. The obligation to report could cause us to seek to delay or reconsider the occurrence of such reportable events.
Starfire Holding Corporation, or Starfire, which is 100% owned by Mr. Icahn, has undertaken to indemnify us and our subsidiaries from losses resulting from any imposition of certain pension funding or termination liabilities that may be imposed on us and our subsidiaries or our assets as a result of being a member of the Icahn controlled group. The Starfire indemnity (which does not extend to pension liabilities of our subsidiaries that would be imposed on us as a result of our interest in these subsidiaries and not as a result of Mr. Icahn’s and his affiliates’ more than 80% ownership interest in us) provides, among other things, that so long as such contingent liabilities exist and could be imposed on us, Starfire will not make any distributions to its stockholders that would reduce its net worth to below $250.0 million. Nonetheless, Starfire may not be able to fund its indemnification obligations to us.

We are subject to the risk of possibly becoming an investment company.

Because we are a holding company and a significant portion of our assets may, from time to time, consist of investments in companies in which we own less than a 50% interest, we run the risk of inadvertently becoming an investment company that is required to register under the Investment Company Act of 1940, as amended, or the Investment Company Act. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.
In order not to become an investment company required to register under the Investment Company Act, we monitor the value of our investments and structure transactions with an eye toward the Investment Company Act. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings or adverse developments with respect to our ownership of certain of our subsidiaries, such as our loss of control of WPI, could result in our inadvertently becoming an investment company.
If it were established that we were an investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.
We may become taxable as a corporation.
We believe that we have been and are properly treated as a partnership for federal income tax purposes. This allows us to pass through our income and deductions to our partners. However, the Internal Revenue Service, or IRS, could challenge our partnership status and we could fail to qualify as a partnership for past years as well as future years. Qualification as a partnership involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is “qualifying” income, which includes interest, dividends, oil and gas revenues, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items. We believe that in all prior years of our existence at least 90% of our gross income was qualifying income and we intend to structure our business in a manner such that at least 90% of our gross income will constitute qualifying income this year and in the future. However, there can be no assurance that such structuring will be effective in all events to avoid the receipt of more than 10% of non-qualifying income. If less than 90% of our gross income constitutes qualifying income, we may be subject to corporate tax on our net income, at a federal rate of up to 35% plus possible state taxes. Further, if less than 90% of our gross income constituted qualifying income for past years, we may be subject to corporate level tax plus interest and possibly penalties. In addition, if we register under the Investment Company Act, it is likely that we would be treated as a corporation for U.S. federal income tax purposes. The cost of paying federal and possibly state income tax, either for past years or going forward, could be a significant liability and would reduce our funds available to make distributions to holders of units, and to make interest and principal payments on our debt securities. To meet the qualifying income test, we may structure transactions in a manner that is less advantageous than if this were not a consideration, or we may avoid otherwise economically desirable transactions. Recently proposed legislation may affect the status of publicly traded partnerships such as AREP. Although as proposed the legislation would not impact AREP’s status as a partnership for tax purposes, it is unclear whether such legislation would be enacted or, if enacted, what its final form and effect would be.
Holders of depositary units may be required to pay tax on their share of our income even if they did not receive cash distributions from us.
Because we are treated as a partnership for income tax purposes, holders of depositary units are generally required to pay federal income tax, and, in some cases, state or local income tax, on the portion of our taxable income allocated to them, whether or not such income is distributed. Accordingly, it is possible that holders of depositary units may not receive cash distributions from us equal to their share of our taxable income, or even equal to their tax liability on the portion of our income allocated to them.

If we discover significant deficiencies in our internal controls over financial reporting or at any recently acquired entity, it may adversely affect our ability to provide timely and reliable financial information and satisfy our reporting obligations under federal securities laws, which also could affect the market price of our depositary units or our ability to remain listed with the New York Stock Exchange.
Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. As of December 31, 2006, we completed remediation of previously reported significant deficiencies in internal controls, as defined under interim standards adopted by the Public Company Accounting Oversight Board, or PCAOB – two at the holding company and one at a subsidiary. A “significant deficiency” is a control deficiency, or combination of control deficiencies, that adversely affects a company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is a more than remote likelihood that a misstatement of a company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.
To the extent that any material weakness or significant deficiency exists in our or our consolidated subsidiaries’ internal control over financial reporting, such material weakness or significant deficiency may adversely affect our ability to provide timely and reliable financial information necessary for the conduct of our business and satisfaction of our reporting obligations under federal securities laws, which could affect our ability to remain listed with the New York Stock Exchange. Ineffective internal and disclosure controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our depositary units or the rating of our debt.
Since we are a limited partnership, you may not be able to pursue legal claims against us in U.S. federal courts.
We are a limited partnership organized under the laws of the state of Delaware. Under the rules of federal civil procedure, you may not be able to sue us in federal court on claims other than those based solely on federal law, because of lack of complete diversity. Case law applying diversity jurisdiction deems us to have the citizenship of each of our limited partners. Because we are a publicly traded limited partnership, it may not be possible for you to attempt to sue us in a federal court because we have citizenship in all 50 U.S. states and operations in many states. Accordingly, you will be limited to bring any claims in state court. Furthermore, American Real Estate Finance Corp., our corporate co-issuer for our notes, has only nominal assets and no operations. While you may be able to sue the corporate co-issuer in a federal court, you are not likely to be able to realize on any judgment rendered against it.
Risks Related to our Businesses
General
In addition to the following risk factors specific to each of our businesses, all of our businesses are subject to the effects of the following:
•
the continued threat of terrorism;
•
economic downturn;
•
loss of any of our or our subsidiaries’ key personnel;
•
the unavailability, as needed, of additional financing; and
•
the unavailability of insurance at acceptable rates.
Our acquisition of Lear will require a significant investment or may not be successfully completed.
On February 9, 2007, we entered into an agreement and plan of merger, pursuant to which we would acquire Lear, a publicly traded company that provides automotive interior systems worldwide for aggregate consideration of approximately $5.2 billion, including the assumption by the surviving entity of certain outstanding indebtedness of Lear and the refinancing of Lear’s existing term loan and credit facility. The consummation of the transaction is subject to regulatory approvals and shareholder vote. If we complete the acquisition of Lear, it would require a significant investment by us, including approximately $1.3 billion in cash. Under the financial tests contained in the indentures that govern our notes due 2012 and 2013, AREP and AREH will not be able to incur additional indebtedness as a result of borrowings to finance the Lear acquisition, which may limit our flexibility in entering into future financing arrangements, including those to support our existing businesses or to acquire new businesses. Lear also has significant pension and related liabilities for which we could become liable as a member of a controlled group of entities.
Our agreement with Lear permitted Lear to solicit proposals from other potential purchasers for 45 days after the signing of the agreement and to respond to offers after that date and until Lear’s stockholders approve the transaction with us. No competing proposals were received as of the date of this prospectus. We cannot assure you that we will be able to complete the transaction or that the completion of the transaction will be for the consideration described above.
Furthermore, the proposed transaction is subject to additional risks and uncertainties, including, but not limited to, the satisfaction of conditions to closing, which requires Lear stockholder approval and U.S. and foreign antitrust approval. If we were to complete the acquisition, Lear’s business and operations would be subject to various risks, including the uncertainty of its financial performance following completion of the proposed transaction; general conditions affecting the automotive industry, particularly in the United States; and general domestic and international market conditions.
In addition, we have been named as defendants in various lawsuits challenging the transaction. Specifically, a consolidated action is pending in the Court of Chancery of the State of Delaware which alleges, among other things, that the purchase price is unfair to Lear stockholders. A preliminary injunction was issued requiring supplemental disclosure. The supplemental disclosure requirement has been satisfied and, consequently, the injunction has been dissolved. A consolidated action filed in Michigan state court making virtually identical allegations was dismissed by the court because of the prior-filed Delaware action. Plaintiffs in the Michigan state action have filed a motion for reconsideration which is pending. Finally, a complaint is pending in the United States District Court for the Eastern District of Michigan, which alleges that the transaction would violate certain provisions of the Employment Retirement Income Security Act (referred to as the Federal Action). Motions to dismiss the Federal Action have been fully briefed and await disposition, as does plaintiff’s application for preliminary injunction. Based upon the above there is a risk that the transaction may be enjoined, or, if the transaction is completed, liability may nevertheless be imposed thereafter.
Gaming
Our sale of ACEP may not be successfully completed.
On April 22, 2007, AEP entered into a Membership Interest Purchase Agreement with Whitehall Street Real Estate Funds to sell all of the issued and outstanding membership interests of ACEP, which comprises our gaming operations. The transaction is subject to the approval of the Nevada Gaming Commission and the Nevada State Gaming Control Board, as well as customary conditions. The parties expect to close the transaction in approximately December 2007; however, we cannot assure you that we will be able to consummate the transaction.
The gaming industry is highly regulated. The gaming authorities and state and municipal licensing authorities have significant control over our operations.
Our properties currently conduct licensed gaming operations in Nevada. Various regulatory authorities, including the Nevada State Gaming Control Board and the Nevada Gaining Commission, require our properties to hold various licenses and registrations, findings of suitability, permits and approvals to engage in gaming operations and to meet requirements of suitability. These gaming authorities also control approval of ownership interests in gaming operations. These gaming authorities may deny, limit, condition, suspend or revoke our gaming licenses, registrations, findings of suitability or the approval of any of our ownership interests in any of our licensed gaming operations, any of which could have a significant adverse effect on our business, financial condition and results of operations, for any cause they may deem reasonable. If we violate gaming laws or regulations that are applicable to us, we may have to pay substantial fines or forfeit assets. If, in the future, we operate or have an ownership interest in casino gaming facilities located outside of Nevada, we would also be subject to the gaming laws and regulations of those other jurisdictions.
The sale of alcoholic beverages at our gaming properties is subject to licensing and regulation by local authorities. Any limitation, condition, suspension or revocation of, or disciplinary action with respect to, any such license would reduce the number of visitors to our casinos to the extent the availability of alcoholic beverages is important to them. Any reduction in our number of visitors will reduce our revenue and cash flow.
Rising operating costs for our gaming properties could have a negative impact on our profitability.
The operating expenses associated with our gaming properties could increase due to some of the following factors:
•
our properties use significant amounts of electricity, natural gas and other forms of energy, and energy price increases may reduce our profitability;
•
our properties use significant amounts of water and a water shortage may adversely affect our operations;
•
some of our employees are covered by collective bargaining agreements and we may incur higher costs or work slow-downs or stoppages due to union activities; and
•
our reliance on slot machine revenues and the concentration of manufacturing of slot machines in certain companies could impose additional costs on us.
We face substantial competition in the gaming industry.
The gaming industry in general, and the markets in which we compete in particular, are highly competitive:
•
we compete with many world-class destination resorts with greater name recognition and different attractions, amenities and entertainment options;
•
we compete with the continued growth of gaming on Native American tribal lands;
•
the existence of legalized gambling in other jurisdictions may reduce the number of visitors to our properties;
•
certain states have legalized, and others may legalize, casino gaming in specific venues, including race tracks and/or in specific areas, including metropolitan areas from which we traditionally attract customers; and
•
our properties also compete, and will in the future compete, with all forms of legalized gambling.
Many of our competitors have greater financial, selling and marketing, technical and other resources than we do. We may not be able to compete effectively with our competitors and we may lose market share, which could reduce our revenue and cash flow.
We cannot guarantee that we will be able to recover our investment made in connection with the acquisition of the Aquarius.
On May 19, 2006, our wholly owned subsidiary, AREP Laughlin Corporation, acquired the Aquarius Casino Resort, or the Aquarius, from affiliates of Harrah’s Operating Company, Inc., or Harrah’s, for approximately $113.6 million, including working capital. Acquisitions generally involve significant risks, including difficulties in the assimilation of the operations, services and corporate culture of the acquired company.
Pursuant to the Membership Interest Purchase Agreement that AEP has entered into with Whitehall Street Real Estate Funds to sell the issued and outstanding membership interests of ACEP, we have agreed to make capital expenditures, including $10.5 million through 2007 to refurbish rooms, upgrade amenities and acquire new gaming equipment for the Aquarius.
There can be no assurance that this acquisition will be profitable or that we will be able to recover our investments either upon the sale of ACEP or, if the sale is not consummated, in our future gaming operations.

Real Estate Operations
Our investment in property development may be more costly than anticipated.
We have invested and expect to continue to invest in unentitled land, undeveloped land and distressed development properties. These properties involve more risk than properties on which development has been completed. Unentitled land may not be approved for development. These investments do not generate any operating revenue, while costs are incurred to obtain government approvals and develop the properties. Construction may not be completed within budget or as scheduled and projected rental levels or sales prices may not be achieved and other unpredictable contingencies beyond our control could occur. We will not be able to recoup any of such costs until such time as these properties, or parcels thereof, are either disposed of or developed into income producing assets.
We may be subject to environmental liability as an owner or operator of development and rental real estate.
Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances, pollutants and contaminants released on, under, in or from its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. To the extent any such substances are found in or on any property invested in by us, we could be exposed to liability and be required to incur substantial remediation costs. The presence of such substances or the failure to undertake proper remediation may adversely affect the ability to finance, refinance or dispose of such property. We generally conduct a Phase I environmental site assessment on properties in which we are considering investing. A Phase I environmental site assessment involves record review, visual site assessment and personnel interviews, but does not typically include invasive testing procedures such as air, soil or groundwater sampling or other tests performed as part of a Phase II environmental site assessment. Accordingly, there can be no assurance that these assessments will disclose all potential liabilities or that future property uses or conditions or changes in applicable environmental laws and regulations or activities at nearby properties will not result in the creation of environmental liabilities with respect to a property.
Home Fashion Operations
 Pending legal proceedings may result in our ownership of WPI’s common stock being reduced to less than 50%. A legal action in Delaware challenges the issuance to of the preferred stock of WPI. Uncertainties arising from these proceedings may adversely affect WPI’s operations and prospects and the value of our investment in it.
We currently own approximately 67.7% of the outstanding shares of common stock and 100% of the preferred stock of WPI. As a result of the decision of the U.S. District Court for the Southern District of New York reversing certain provisions of the Bankruptcy Court order pursuant to which we acquired our ownership of a majority of the common stock of WPI, the proceedings in the Bankruptcy Court on remand and the proceedings in the Delaware action, our percentage of the outstanding shares of common stock of WPI could be reduced to less than 50% and perhaps substantially less and our ownership of the preferred stock of WPI could also be affected. The Bankruptcy Court entered a stay of its order on remand. On May 9, 2007, the District Court issued an order conditioning the continuation of the Bankruptcy Court’s stay on the posting of a bond. No bond was posted. On May 22, 2007, WPI, its subsidiary WestPoint Home, Inc., and we filed a Petition for a Writ of Mandamus in the U.S. Court of Appeals for the Second Circuit requesting, among other relief, the reinstatement of the Sale Order. The Second Circuit scheduled oral argument on the Petition for Mandamus for June 26, 2007 and reinstated the stay pending its decision.
If we were to lose control of WPI, it could adversely affect the business and prospects of WPI and the value of our investment in it. In addition, we consolidated the balance sheet of WPI as of March 31, 2007 and WPI’s results of operations for the period from the date of acquisition through March 31, 2007. If we were to own less than 50% of the outstanding common stock or the challenge to our preferred stock ownership is successful, we would have to evaluate whether we should consolidate WPI and if so our financial statements could be materially different than as presented as of March 31, 2007, December 31, 2006 and December 31, 2005 and for the periods then ended.

WPI acquired its business from the former owners through bankruptcy proceedings. We cannot assure you that it will be able to operate profitably.
WPI acquired the assets of WestPoint Stevens Inc., or WestPoint Stevens, as part of its bankruptcy proceedings. Certain of the issues that contributed to WestPoint Stevens’ filing for bankruptcy, such as intense industry competition, the inability to produce goods at a cost competitive with overseas suppliers, the increasing prevalence of direct sourcing by principal customers and continued incurrence of overhead costs associated with an enterprise larger than the current business can profitably support, continue to exist and may continue to affect WPI’s business operations and financial condition adversely. In addition, during the protracted bankruptcy proceedings of WestPoint Stevens, several of its customers reduced the volume of business done with WestPoint Stevens. We have installed new management to address these issues, but we cannot assure you that new management will be effective.
WPI operated at a loss during fiscal year 2006 as well as for the three months ended March 31, 2007, and we expect that WPI will continue to operate at a loss during fiscal year 2007. We cannot assure you that it will be able to operate profitably in the future.
The loss of any of WPI’s large customers could have an adverse effect on WPI’s business.
During fiscal year 2006 and the three-month period ended March 31, 2007, WPI’s six largest customers accounted for approximately 50% and 52%, respectively, of its net sales. Other retailers have indicated that they intend to significantly increase their direct sourcing of home fashion products from foreign sources. The loss of any of WPI’s largest accounts, or a material portion of sales to those accounts, would have an adverse effect upon its business, which could be material.
A portion of WPI’s sales are derived from licensed designer brands. The loss of a significant license could have an adverse effect on WPI’s business.
A portion of WPI’s sales is derived from licensed designer brands. The license agreements for WPI’s designer brands generally are for a term of two or three years. Some of the licenses are automatically renewable for additional periods, provided that sales thresholds set forth in the license agreements are met. The loss of a significant license could have an adverse effect upon WPI’s business, which effect could be material. Under certain circumstances, these licenses can be terminated without WPI’s consent due to circumstances beyond WPI’s control.
A shortage of the principal raw materials WPI uses to manufacture its products could force WPI to pay more for those materials and, possibly, cause WPI to increase its prices, which could have an adverse effect on WPI’s operations.
Any shortage in the raw materials WPI uses to manufacture its products could adversely affect its operations. The principal raw materials that WPI uses in the manufacture of its products are cotton of various grades and staple lengths and polyester and nylon in staple and filament form. Since cotton is an agricultural product, its supply and quality are subject to weather patterns, disease and other factors. The price of cotton is also influenced by supply and demand considerations, both domestically and worldwide, and by the cost of polyester. Although WPI has been able to acquire sufficient quantities of cotton for its operations in the past, any shortage in the cotton supply by reason of weather patterns, disease or other factors, or a significant increase in the price of cotton, could adversely affect its operations. The price of man-made fibers, such as polyester and nylon, is influenced by demand, manufacturing capacity and costs, petroleum prices, cotton prices and the cost of polymers used in producing these fibers. In particular, the effect of increased energy prices may have a direct impact upon the cost of dye and chemicals, polyester and other synthetic fibers. Any significant prolonged petrochemical shortages could significantly affect the availability of man-made fibers and could cause a substantial increase in demand for cotton. This could result in decreased availability of cotton and possibly increased prices and could adversely affect WPI’s operations.
The home fashion industry is highly competitive and WPI’s success depends on WPI’s ability to compete effectively in the market.
The home fashion industry is highly competitive. WPI’s future success will, to a large extent, depend on its ability to remain a low-cost producer and to remain competitive. WPI competes with both foreign and domestic companies on, among other factors, the basis of price, quality and customer service. In the home fashion market, WPI competes with many companies. WPI’s future success depends on its ability to remain competitive in the areas of marketing, product development, price, quality, brand names, manufacturing capabilities, distribution and order processing. We cannot assure you of WPI’s ability to compete effectively in any of these areas. Any failure to compete effectively could adversely affect WPI’s sales and, accordingly, its operations. Additionally, the easing of trade restrictions over time has led to growing competition from low priced products imported from Asia and Latin America. The lifting of import quotas in 2005 has accelerated the loss of WPI’s market share. There can be no assurance that the foreign competition will not grow to a level that could have an adverse effect upon WPI’s ability to compete effectively.
WPI intends to increase the percentage of its products that are made overseas. There is no assurance that WPI will be successful in obtaining goods of sufficient quality on a timely basis and on advantageous terms. WPI will be subject to additional risks relating to doing business overseas.
WPI intends to increase the percentage of its products that are made overseas and may face additional risks associated with these efforts. Adverse factors that WPI may encounter include:
•
logistical challenges caused by distance;
•
language and cultural differences;
•
legal and regulatory restrictions;
•
the difficulty of enforcing agreements with overseas suppliers;
•
currency exchange rate fluctuations;
•
political and economic instability; and
•
potential adverse tax consequences.
There has been consolidation of retailers of WPI’s products that may reduce its profitability.
Retailers of consumer goods have become fewer and more powerful over time. As buying power has become more concentrated, pricing pressure on vendors has grown. With the ability to buy imported products directly from foreign sources, retailers’ pricing leverage has increased and also allowed for growth in private label brands that displace and compete with WPI proprietary brands. Retailers’ pricing leverage has resulted in a decline in WPI’s unit pricing and margins and resulted in a shift in product mix to more private label programs. If WPI is unable to diminish the decline in its pricing and margins, it may not be able to achieve or maintain profitability.
WPI is subject to various federal, state and local environmental and health and safety laws and regulations. If it does not comply with these regulations, it may incur significant costs in the future to become compliant.
WPI is subject to various federal, state and local laws and regulations governing, among other things, the discharge, storage, handling, usage and disposal of a variety of hazardous and non-hazardous substances and wastes used in, or resulting from, its operations, including potential remediation obligations under those laws and regulations. WPI’s operations are also governed by federal, state and local laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and which regulate chemical, physical and ergonomic hazards in the workplace. Consumer product safety laws, regulations and standards at the federal and state level govern the manufacture and sale of products by WPI. Although WPI does not expect that compliance with any of these laws and regulations will adversely affect its operations, we cannot assure you that regulatory requirements will not become more stringent in the future or that WPI will not incur significant costs to comply with those requirements.
Investments
We may not be able to identify suitable investments, and our investments may not result in favorable returns or may result in losses.
Our partnership agreement allows us to take advantage of investment opportunities we believe exist outside of our operating businesses. The equity securities in which we may invest may include common stock, preferred stock and securities convertible into common stock, as well as warrants to purchase these securities. The debt securities in which we may invest may include bonds, debentures, notes or non-rated mortgage-related securities, municipal obligations, bank debt and mezzanine loans. Certain of these securities may include lower-rated or non-rated securities which may provide the potential for higher yields and therefore may entail higher risk and may include the securities of bankrupt or distressed companies. In addition, we may engage in various investment techniques, including derivatives, options and futures transactions, foreign currency transactions, “short” sales and leveraging for either hedging or other purposes. We may concentrate our activities by owning significant or controlling interest in certain investments. We may not be successful in finding suitable opportunities to invest our cash and our strategy of investing in undervalued assets may expose us to numerous risks.
Our investments may be subject to significant uncertainties.
Our investments may not be successful for many reasons, including, but not limited to:
•
fluctuation of interest rates;
•
lack of control in minority investments;
•
worsening of general economic and market conditions;
•
lack of diversification;
•
fluctuation of U.S. dollar exchange rates; and
•
adverse legal and regulatory developments that may affect particular businesses.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements that follow are presented to give effect to:
•
the pending acquisition of Lear for an aggregate cash purchase price of approximately $2.9 billion, funded in part by approximately $1.3 billion from our cash and cash equivalents and investments;
•
the issuance of $2.6 billion of notes to be issued to finance a portion of the Lear acquisition and finance and replace a portion of Lear’s existing credit facilities; and
•
the pending sale of American Casino & Entertainment Properties LLC, or ACEP, our indirect wholly owned subsidiary.
The unaudited pro forma condensed combined financial statements are based on the historical financial statements of AREP, ACEP and Lear, as well as the assumptions and adjustments described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined balance sheet as of March 31, 2007 is presented as if the pending acquisition of Lear and the notes to be issued to finance the Lear acquisition occurred on March 31, 2007. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2007 and the fiscal year ended December 31, 2006 has been prepared to give effect to the unaudited pro forma adjustments necessary as if the pending acquisition of Lear and the notes to be issued to finance the Lear acquisition had taken place on January 1, 2006.
As described in Note 3 to the pro forma condensed combined financial statements, on October 16, 2006 and March 31, 2007, Lear completed the divestiture of substantially all of its European and North American interior businesses, respectively. Accordingly, the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2007 gives effect to the IAC North America Transaction (as defined below) as if it had occurred as of January 1, 2007. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 gives effect to the IAC Europe Transaction (as defined below) and North America Transaction as if they had occurred as of January 1, 2006.
The unaudited pro forma condensed combined balance sheet as of March 31, 2007 is presented as if the pending sale of ACEP occurred on March 31, 2007. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004 has been prepared to give effect to the unaudited pro forma adjustments necessary as if the pending sale of ACEP had taken place on January 1, 2004. In accordance with SEC guidelines, such historical pro forma statements of operations are presented for discontinued operations that are not yet required to be reflected in historical statements.
The preliminary allocation of the purchase price of Lear used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The estimates and assumptions, some of which cannot be made prior to completion of the Lear acquisition, are subject to change upon the acquisition date and finalization of the valuation of Lear’s assets and liabilities. Upon completion of the acquisition, AREP expects to make additional adjustments, and these valuations could change significantly from those used in the pro forma condensed combined financial data presented below. The final determination of the allocation of the purchase price will be based on the actual tangible and intangible assets of Lear that exist as of the acquisition date.
The unaudited pro forma condensed combined results do not purport to be indicative of the financial position and results of operations that we will obtain in the future, or that we would have obtained if the pending sale of ACEP and acquisition of Lear were effective as of the dates indicated above. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of AREP and Lear included in their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, and related amendments.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
(amounts in 000s)

	March 31, 2007
	Historical		Pro Forma Adjustments
	AREP	LEAR	Acquisition of Lear		Sale of ACEP			Pro Forma Results

ASSETS
Current assets:
Cash and cash equivalents	$2,331,521	$330,400	$(1,456,491)	(4a)	$1,004,450	(5a)		$2,209,880
Investments	563,552	—	—		(3,159)	(5b)		560,393
Inventories, net	235,358	599,000	—		—			834,358
Trade, notes and other receivables, net	169,841	2,412,700	—		(6,348)	(5b)		2,576,193
Other current assets	124,594	355,900	—		(18,535)	(5b)		461,959
Total current assets	3,424,866	3,698,000	(1,456,491)		976,408			6,642,783
Property, plant and equipment, net	898,594	1,425,900	—		(417,978)	(5b)		1,906,516
Investments	201,943	183,200	—		—			385,143
Goodwill	—	2,006,600	2,182,900	(4b)	—			4,189,500
Intangible assets	25,772	40,900	—		(2,370)	(5b)		64,302
Other non current assets	71,492	306,400	—		(41,631)	(5b)		336,261
Total assets	$4,622,667	$7,661,000	$726,409		$514,429			$13,524,505

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable	$66,497	$2,480,300	$—		$(6,749)	(5b)		$2,540,048
Accrued expenses and other current liabilities	168,744	1,181,000	—		210,981	(5b)		1,560,725
Current portion of long-term debt	23,620	26,400	—		(502)	(5b)		49,518
Total current liabilities	258,861	3,687,700	—		203,730			4,150,291
Long-term debt	1,675,498	2,431,800	1,481,600	(4c)	(257,202)	(5b)	(5c)	5,331,696
Other non-current liabilities	23,738	820,100	—		(6,144)	(5b)		837,694
Preferred limited partnership units	119,073	—	—		—			119,073
Total long-term liabilities	1,818,309	3,251,900	1,481,600		(263,346)			6,288,463
Total Liabilities	2,077,170	6,939,600	1,481,600		(59,616)			10,438,754

Minority interests	198,019	28,900	—		—			226,919
Partners’ equity	2,347,478	692,500	(755,191)	(4d)	574,045	(5d)		2,858,832
Total liabilities and partners’ equity	$4,622,667	$7,661,000	$726,409		$514,429			$13,524,505

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(amounts in 000s except per unit amounts)

	Three Months Ended March 31, 2007
	Historical		Pro Forma Adjustments
	AREP	LEAR	Acquisition of Lear		Lear IAC Transaction (4f)		Sale of ACEP (5e)	Pro Forma Results

Revenues:
Lear Automotive	$—	$4,406,100	$—		$(580,500)		$—	$3,825,600
Gaming	112,888	—	—		—		(112,888)	—
Real Estate	27,887	—	—		—		—	27,887
Home Furnishings	210,604	—	—		—		—	210,604
	351,379	4,406,100	—		(580,500)		(112,888)	4,064,091
Expenses:
Lear Automotive	—	4,220,700	—		(579,600)		—	3,641,100
Loss on divestiture of Lear’s Interior business	—	25,600	—		(25,600)		—	—
Gaming	89,661	—	—		—		(89,661)	—
Real Estate	23,606	—	—		—		—	23,606
Home Furnishings	249,619	—	—		—		—	249,619
Holding Company Expenses	7,679	—	—		—		—	7,679
	370,565	4,246,300	—		(605,200)		(89,661)	3,922,004
Operating income (loss)	(19,186)	159,800	—		24,700		(23,227)	142,087
Other income (expense), net:
Interest expense	(32,977)	(51,500)	(27,743)	(4e)	200		5,436	(106,584)
Interest and other income	31,458	—	—		—		(419)	31,039
Other income (expense), net	84,781	(17,200)	—		3,100		—	70,681
Equity on earnings of affiliate	—	1,300	—		(400)	(4g)	—	900
Income (loss) from continuing operations before income taxes and minority interests	64,076	92,400	(27,743)		27,600		(18,210)	138,123
Income tax expense	(6,949)	(32,400)	—		1,600	(4h)	6,192	(31,557)
Minority interests	11,590	(10,100)	—		(300)		—	1,190
Income (loss) from continuing operations	68,717	49,900	(27,743)		28,900		(12,018)	107,756
Income (loss) from discontinued operations	27,861	—	—		—		12,018	39,879
Net earnings	$96,578	$49,900	$(27,743)		$28,900		$—	$147,635
Net earnings (loss) attributable to:
Limited partner	$94,656	$48,907	$(27,191)		$28,325		$—	$144,697
General partner	1,922	993	(552)		575		—	2,938
	$96,578	$49,900	$(27,743)		$28,900		$—	$147,635
Net earnings per limited partnership unit:
Basic earnings:
Income from continuing operations	$1.09							$1.71
Income from discontinued operations	0.44							0.63
Basic earnings (loss) per LP unit	$1.53							$2.34
Weighted average limited partnership units outstanding:	61,857							61,857
Diluted earnings:
Income from continuing operations	$1.09							$1.70
Income from discontinued operations	0.44							0.62
Diluted earnings per LP unit	$1.53							$2.32
Weighted average LP units and equivalent partnership units outstanding	61,857							62,920

See accompanying notes

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(amounts in 000s except per unit amounts)

	Year Ended December 31, 2006
	Historical		Pro Forma Adjustments
	AREP	LEAR	Acquisition of Lear		Lear IAC Transactions (4f)		Sale of ACEP (5e)	Pro Forma Results

Revenues:
Lear Automotive	$—	$17,838,900	$—		$(3,067,200)		$—	$14,771,700
Gaming	385,699	—	—		—		(385,699)	—
Real Estate	134,575	—	—		—		—	134,575
Home Furnishings	957,656	—	—		—		—	957,656
	1,477,930	17,838,900	—		(3,067,200)		(385,699)	15,863,931
Expenses:
Lear Automotive	—	17,545,500	—		(3,247,300)		—	14,298,200
Loss on divestiture of Lear’s Interior business	—	636,000	—		(636,000)		—	—
Gaming	326,984	—	—		—		(326,984)	—
Real Estate	106,621	—	—		—		—	106,621
Home Furnishings	1,108,293	—	—		—		—	1,108,293
Holding Company Expenses	25,822	—	—		—		—	25,822
	1,567,720	18,181,500	—		(3,883,300)		(326,984)	15,538,936
Operating income (loss)	(89,790)	(342,600)	—		816,100		(58,715)	324,995
Other income (expense), net:
Interest expense	(106,612)	(209,800)	(110,972)	(4e)	400		21,314	(405,670)
Interest and other income	52,672	—	—		—		(2,239)	50,433
Other income (expense), net	99,277	(101,000)	—		6,000		239	4,516
Equity on earnings of affiliate	12,620	16,200	—		(43,400)	(4g)	—	(14,580)
Loss from continuing operations before income taxes and minority interests	(31,833)	(637,200)	(110,972)		779,100		(39,401)	(40,306)
Income tax expense	(13,271)	(54,900)	—		(13,700)	(4h)	12,758	(69,113)
Minority interests	68,173	(18,300)	—		(1,100)		—	48,773
Income (loss) from continuing operations	23,069	(710,400)	(110,972)		764,300		(26,643)	(60,646)
Income (loss) from discontinued operations	775,764	—	—		—		26,643	802,407
Income (loss) before cumulative effect of a change in accounting principle	798,833	(710,400)	(110,972)		764,300		—	741,761
Cumulative effect of a change in accounting principle	—	2,900	—		—		—	2,900
Net earnings (loss)	$798,833	$(707,500)	$(110,972)		$764,300		$—	$744,661
Net earnings (loss) attributable to:
Limited partner	$782,936	$(693,420)	$(108,764)		$749,090		$—	$729,842
General partner	15,897	(14,080)	(2,208)		15,210		—	14,819
	$798,833	$(707,500)	$(110,972)		$764,300		$—	$744,661
Net earnings per limited partnership unit:
Basic earnings:
Income (loss) from continuing operations	$0.40							$(0.93)
Income from discontinued operations	12.29							12.71
Cumulative effect of a change in accounting principle	—							0.05
Basic earnings (loss) per LP unit	$12.69							$11.83
Weighted average limited partnership units outstanding:	61,857							61,857
Diluted earnings:
Income (loss) from continuing operations	$0.40							$(0.93)
Income from discontinued operations	12.29							12.71
Cumulative effect of a change in accounting principle	—							0.05
Diluted earnings per LP unit	$12.69							$11.83
Weighted average LP units and equivalent partnership units outstanding:	61,857							61,857

See accompanying notes

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(amounts in 000s except per share amounts)

	Year Ended December 31, 2005
	Historical	Pro Forma Adjustments
	AREP	Sale of ACEP (5e)	Pro Forma Results

Revenues:
Gaming	$327,982	$(327,982)	$—
Real Estate	100,299	—	100,299
Home Furnishings	472,681	—	472,681
	900,962	(327,982)	572,980
Expenses:
Gaming	260,955	(260,955)	—
Real Estate	82,512	—	82,512
Home Furnishings	495,110	—	495,110
Holding Company Expenses	12,478	—	12,478
Acquisition costs	4,664	—	4,664
	855,719	(260,955)	594,764
Operating income (loss)	45,243	(67,027)	(21,784)
Other income (expense), net:
Interest expense	(91,174)	18,846	(72,328)
Interest and other income	42,791	(1,617)	41,174
Other income (expense), net	(12,861)	(25)	(12,886)
Equity on earnings of affiliate	1,375	—	1,375
Loss from continuing operations before income taxes and minority interests	(14,626)	(49,823)	(64,449)
Income tax expense	(18,170)	16,789	(1,381)
Minority interests	10,140	—	10,140
Loss from continuing operations	(22,656)	(33,034)	(55,690)
Income (loss) from discontinued operations	(3,013)	33,034	30,021
Net loss	$(25,669)	$—	$(25,669)
Net loss attributable to:
Limited partner	$(20,292)	$—	$(20,292)
General partner	(5,377)	—	(5,377)
	$(25,669)	$—	$(25,669)
Net loss per limited partnership unit:
Basic earnings:
Loss from continuing operations	$(0.31)		$(0.90)
Income from discontinued operations	(0.05)		0.54
Basic loss per LP unit	$(0.36)		$(0.36)
Weighted average limited partnership units outstanding:	54,085		54,085
Diluted earnings:
Loss from continuing operations	$(0.31)		$(0.90)
Income (loss) from discontinued operations	(0.05)		0.54
Diluted loss per LP unit	$(0.36)		$(0.36)
Weighted average LP units and equivalent partnership units outstanding	54,085		54,085

See accompanying notes

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(amounts in 000s except per share amounts)

	Year Ended December 31, 2004
	Historical	Pro Forma Adjustments
	AREP	Sale of ACEP (5e)	Pro Forma Results

Revenues:
Gaming	$299,981	$(299,981)	$—
Real Estate	61,557	—	61,557
	361,538	(299,981)	61,557
Expenses:
Gaming	251,119	(251,119)	—
Real Estate	49,681	—	49,681
Holding Company Expenses	4,327	—	4,327
Acquisition costs	414	—	414
	305,541	(251,119)	54,422
Operating income (loss)	55,997	(48,862)	7,135

Other income (expense), net:
Interest expense	(47,320)	18,939	(28,381)
Interest and other income	42,145	(1,049)	41,096
Other income (expense), net	24,453	—	24,453
Income (Loss) from continuing operations before income taxes	75,275	(30,972)	44,303
Income tax expense	(10,099)	10,099	—
Income (loss) from continuing operations	65,176	(20,873)	44,303
Income from discontinued operations	88,578	20,873	109,451
Net earnings	$153,754	$—	$153,754
Net earnings attributable to:
Limited partner	$130,850	$—	$130,850
General partner	22,904	—	22,904
	$153,754	$—	$153,754
Net earnings per limited partnership unit:
Basic earnings:
Income (loss) from continuing operations	$0.96		$0.51
Income (loss) from discontinued operations	1.88		2.33
Basic earnings (loss) per LP unit	$2.84		$2.84
Weighted average limited partnership units outstanding:	46,098		46,098
Diluted earnings:
Income (loss) from continuing operations	$0.95		$0.51
Income (loss) from discontinued operations	1.69		2.33
Diluted earnings (loss) per LP unit	$2.64		$2.84
Weighted average LP units and equivalent partnership units outstanding	51,542		46,098

See accompanying notes

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. DESCRIPTION OF TRANSACTIONS
Potential Acquisition
On February 9, 2007, we entered into an agreement and plan of merger pursuant to which we would acquire Lear for an aggregate consideration of approximately $5.2 billion, including the assumption by the surviving entity of certain outstanding indebtedness of Lear and the refinancing of Lear’s existing term loan and credit facility. In connection with the planned merger, our subsidiary, AREP Car Holdings Corp., entered into a commitment letter with Bank of America, N.A., and Banc of America Securities LLC on February 8, 2007, pursuant to which Bank of America would act as the initial lender under two senior secured credit facilities in an aggregate principal amount of $3.6 billion, consisting of a $1.0 billion senior secured revolving facility and a $2.6 billion senior secured term loan B facility. The credit facilities, along with cash on hand, are intended to refinance and replace Lear’s existing credit facilities and to fund the transactions contemplated by the merger. We intend to fund approximately $1.3 billion of the purchase price from our cash and cash equivalents and investments. The transaction is conditioned upon (i) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the applicable foreign antitrust laws of certain other jurisdictions, (ii) approval of the merger and adoption of the merger agreement by Lear stockholders and (iii) other customary closing conditions. AREP expects that the transaction will close on or about July 1, 2007, provided the foregoing conditions which have not yet been satisfied or waived are satisfied or waived. There can be no assurance that we will be able to consummate the transaction.
Pending Sale of American Casino & Entertainment Properties LLC
On April 22, 2007, American Entertainment Properties Corp, or AEP, a wholly owned indirect subsidiary of AREP, entered into a Membership Interest Purchase Agreement with W2007/ACEP Holdings, LLC, an affiliate of Whitehall Street Real Estate Funds, a series of real estate investment funds affiliated with Goldman, Sachs & Co., to sell all of the issued and outstanding membership interests of ACEP, which comprises our gaming operations, for $1.3 billion, plus or minus certain adjustments such as working capital, more fully described in the agreement. Pursuant to the terms of the agreement, AEP is required to cause ACEP to repay, from funds provided by AEP, the principal, interest, prepayment penalty or premium due on ACEP’s 7.85% senior secured notes due 2012 and ACEP’s senior secured credit facility. With this transaction, we anticipate realizing a gain of approximately $0.57 billion on our investments in ACEP, after income taxes. ACEP’s casino assets are comprised of the Stratosphere Casino Hotel & Tower, the Arizona Charlie’s Decatur, the Arizona Charlie’s Boulder and the Aquarius Casino Resort. The transaction is subject to the approval of the Nevada Gaming Commission and the Nevada State Gaming Control Board, as well as customary conditions. The parties expect to close the transaction in approximately December 2007; however, there can be no assurance that we will be able to consummate the transaction.
2. BASIS OF PRESENTATION
AREP accounts for acquisitions under Financial Accounting Standards Board Statement No. 141, Business Combinations. In accordance with business combination accounting, AREP will allocate the purchase price of Lear to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. AREP’s management has not yet determined the fair value of the assets and liabilities to be acquired as the acquisition has not yet been consummated. The final determination of such assumptions and estimates cannot be made until AREP completes the acquisition of Lear. Therefore, for purposes of the pro forma financial statements, the excess of the purchase price over the book value of Lear’s assets and liabilities has been allocated to goodwill.
3. LEAR ACQUISITION
The purchase price and purchase price allocation below are preliminary estimates as the acquisition has not been completed and the date for which the assets to be acquired and liabilities to be assumed has not been determined.

See accompanying notes

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
3. LEAR ACQUISITION – (continued)
Preliminary Purchase Price
The total preliminary purchase price to be allocated is comprised of:

(in 000s)
Purchase of outstanding common stock of Lear at $36.00 per share	$2,857,991
Less amount to be allocated to the general partner(1)	(62,691)
Total preliminary purchase price to be allocated	$2,795,300
——————
(1)
As of March 31, 2007, Icahn Partners LP, Icahn Partners Master Fund LP, Koala Holding Limited Partnership and High River Limited Partnership, which are affiliates of Mr. Icahn, beneficially owned approximately 16% of Lear’s outstanding common stock. In accordance with generally accepted accounting principles, in connection with the acquisition of Lear stock, the excess of cash disbursed over the historical cost of the shares beneficially owned by Mr. Icahn, which amounts to approximately $62.7 million, will be charged to AREP’s general partner’s equity.
Preliminary Purchase Price Allocation
For purposes of the pro forma financial statements, AREP has used Lear’s assets and liabilities as of March 31, 2007 as the basis for developing AREP’s fair value estimates.
The total preliminary purchase price will be allocated to Lear’s tangible and intangible assets acquired, and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. For purposes of the accompanying pro forma financial statements, the total preliminary purchase price was allocated as follows:

(in 000s)
Current assets	$3,579,600
Property, plant & equipment, net	1,425,900
Investments	183,200
Other non current assets	347,300
Goodwill, net	4,189,500
Current liabilities	(3,671,000)
Long-term debt	(2,431,800)
Other non current liabilities and minority interests	(827,400)
Total preliminary purchase price allocation	$2,795,300
Lear IAC Transactions
On October 16, 2006, Lear completed the contribution of substantially all of its European interior business to International Automotive Components Group, LLC (“IAC Europe”), its joint venture with WL Ross & Co. LLC and Franklin Mutual Advisers, LLC, in exchange for a one-third equity interest in IAC Europe (the “IAC Europe Transaction”). On March 31, 2007, Lear completed the transfer of substantially all of the assets of its North American interior business (as well as its interests in two China joint ventures) to International Automotive Components Group North America, Inc. (the “IAC North America Transaction”). In addition, a wholly owned subsidiary of Lear contributed approximately $27 million in cash to International Automotive Components Group North America, LLC (“IACNA”) in exchange for a 25% equity interest in IACNA and warrants for an additional 7% of the current outstanding common equity of IACNA. In connection with the IAC North America Transaction, International Automotive Components Group North America, Inc. assumed the ordinary course liabilities of Lear’s North American interior business, and Lear retained certain pre-closing liabilities, including pension and postretirement liabilities incurred through the closing date of the transaction.
For accounting purposes, Lear’s interests in IACNA and IAC Europe will be accounted for under the equity method of accounting. The pro forma adjustments related to Lear’s accounting for these equity investments do not reflect purchase accounting adjustments to be recorded by IACNA and IAC Europe and do not reflect the operations

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
3. LEAR ACQUISITION – (continued)
of other businesses acquired by IAC Europe. Consequently, the amounts reflected in Lear’s unaudited pro forma condensed consolidated financial statements are subject to change.
4. PRO FORMA ADJUSTMENTS – LEAR ACQUISITION
The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:
4a
To record the following adjustments to cash:

(in 000s)
Estimated proceeds from borrowings	$2,600,000
Estimated cash paid for Lear common stock	(2,857,991)
Estimated transaction costs – Lear	(80,100)
Estimated repayment of Lear debt	(1,118,400)
Total adjustments to cash	$(1,456,491)
4b
To record the following adjustments to goodwill:

(in 000s)
Preliminary fair value	$4,189,500
Historical amount	2,006,600
Increase	$2,182,900
4c
To record the following adjustments to long-term debt:

(in 000s)
Estimated proceeds from borrowings	$2,600,000
Estimated repayment of Lear debt	(1,118,400)
Increase	$1,481,600
4d
To eliminate Lear’s historical stockholders’ equity and to record $62.7 million of the purchase price of Lear stock allocated to the General Partner.
4e
To record additional interest expense associated with the net increase in debt as per Note 4c above.
4f
To eliminate the results of operations arising from the IAC North America Transaction and the IAC Europe Transaction.
4g
To reflect Lear’s estimated equity loss of $0.4 million and $42.1 million for the three months ended March 31, 2007 and the year ended December 31, 2006, respectively, related to its 25% ownership interest in IACNA and Lear’s estimated equity loss of $1.3 million for the year ended December 31, 2006 related to its one-third equity interest in IAC Europe. These adjustments do not reflect purchase accounting adjustments to be made by IACNA and IAC Europe and do not reflect the operations of other businesses acquired by IAC Europe.
4h
Primarily reflects the elimination of tax expense relating to the IAC North America Transaction for the three months ended March 31, 2007, and the elimination of tax benefits relating to the IAC North America Transaction and the IAC Europe Transaction for the year ended December 31, 2006.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
5. PRO FORMA ADJUSTMENTS – DISPOSITION OF ACEP
5a
To record the following adjustments to cash:

(in 000s)
Estimated gross proceeds from sale of ACEP	$1,300,000
Add: net working capital	50,335
Total proceeds	1,350,335
Repayment of long-term debt (including redemption fees)	(263,600)
Net proceeds	1,086,735
Estimated transaction costs	(6,757)
ACEP’s cash balance included in net working capital	(70,528)
Stay bonuses	(5,000)
Total adjustments to cash	$1,004,450
5b
Reflects the elimination of the March 31, 2007 carrying value of the assets and liabilities of ACEP.
5c
Reflects the payment of ACEP’s long-term debt by AREP of $255 million.
5d
Reflects the amount of the estimated net gain on the transaction, net of income taxes.
5e
Reflects the reversal of revenues and expenses included in income from continuing operations attributable to the sale of ACEP, net of income taxes.

USE OF PROCEEDS
The selling securityholders will receive all of the proceeds from the sale of the depositary units under this prospectus. We will not receive any proceeds from these sales.
DILUTION
None of the depositary units offered and sold pursuant to this prospectus are being sold by us. Therefore, there will be no dilution in the net tangible book value per depositary units as a result of the sale of the depositary units offered and sold pursuant to this prospectus.

DESCRIPTION OF DEPOSITARY UNITS
The following description of our depositary units does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, and to provisions of our partnership agreement, dated as of May 12, 1987, as amended, or our partnership agreement, and the depositary agreement, as amended, or the depositary agreement, entered into among us, the Registrar and Transfer Company, as depositary, or the depositary, and the unitholders.
General
The depositary units represent limited partner interests in AREP. The percentage interest in AREP represented by a depositary unit is equal to the ratio it bears at the time of such determination to the total number of depositary units in AREP (including any undeposited depositary units) outstanding, multiplied by 99%, which is the aggregate percentage interest in AREP of all holders of depositary units. Subject to the rights and preferences of preferred units, each depositary unit evidences entitlement to a portion of AREP’s distributions and an allocation of AREP’s net income and net loss, as determined in accordance with our partnership agreement. We are authorized to issue additional depositary units or other securities from time to time to unitholders or additional investors without the consent or approval of holders of depositary units, or unitholders. There is no limit to the number of depositary units or additional classes of units, including preferred units, which may be issued. The board of directors of our general partner has the power, without any further action by the unitholders, to issue units with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of depositary units or preferred units. The depositary units have no preemptive rights.
Transfer of Depositary Units
Until a depositary unit has been transferred on the books of the depositary, we and the depositary will treat the record holder of the unit as the absolute owner for all purposes. A transfer of depositary units will not be recognized by the depositary or us unless and until the transferee of the depositary units, or a subsequent transferee, executes and delivers a transfer application to the depositary. Transfer applications appear on the back of each depositary receipt and also will be furnished at no charge by the depositary upon receipt of a request for it. By executing and delivering a transfer application to the depositary, a subsequent transferee automatically requests admission as a substituted unitholder in the partnership, agrees to be bound by the terms and conditions of our partnership agreement and grants a power of attorney to our general partner.
On a monthly basis, the depositary will, on behalf of subsequent transferees who have submitted transfer applications, request the general partner to admit such subsequent transferees as substituted limited partners of AREP. If our general partner consents to such substitution, a subsequent transferee will be admitted to the partnership as a substituted limited partner upon the recordation of such subsequent transferee’s name in our books and records. Upon admission, which is in the sole discretion of our general partner, he will be entitled to all of the rights of a limited partner under the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and pursuant to our partnership agreement.
A subsequent transferee will, after submitting a transfer application to the depositary but before being admitted to AREP as a substituted unitholder of record, have the rights of an assignee under the Delaware Act and our partnership agreement, including the right to receive its pro rata share of distributions. A subsequent transferee who does not execute and deliver a transfer application to the depositary will not be recognized as the record holder of depositary units and will only have the right to transfer or assign its depositary units to a purchaser or other transferee. Therefore, such subsequent transferee will neither receive distributions from the partnership nor be entitled to vote on partnership matters or any other rights to which record holders of depositary units are entitled under the Delaware Act or pursuant to our partnership agreement. Distributions made in respect of the depositary units held by such subsequent transferees will continue to be paid to the transferor of such depositary units.
A subsequent transferee will be deemed to be a party to the depositary agreement and to be bound by its terms and conditions whether or not such subsequent transferee executes and delivers a transfer application to the depositary. A transferor will have no duty to ensure the execution of a transfer application by a subsequent transferee and will have no liability or responsibility if such subsequent transferee neglects or chooses not to execute and deliver the transfer application to the depositary. Whenever depositary units are transferred, the transfer application requires that a subsequent transferee answer a series of questions. The required information is designed to provide us with the information necessary to prepare our tax information return.

Withdrawal of Depositary Units from Deposit
A unitholder may withdraw from the depositary the depositary units represented by its depositary receipts upon written request and surrender of the depositary receipts evidencing the depositary units in exchange for a certificate issued by us evidencing the same number of depositary units. A subsequent transferee is required to become a unitholder of record before being entitled to withdraw depositary units from the depositary. Depositary units which have been withdrawn from the depositary, and therefore are not evidenced by depositary receipts, are not transferable except upon death, by operation of law, by transfer to us or redeposit with the depositary. A holder of depositary units withdrawn from deposit will continue to receive its respective share of distributions and allocations of net income and losses pursuant to our partnership agreement. In order to transfer depositary units withdrawn from the depositary other than upon death, by operation of law or to the partnership, a unitholder must redeposit the certificate evidencing such withdrawn depositary units with the depositary and request issuance of depositary receipts representing such depositary units, which depositary receipts then may be transferred. Any redeposit of such withdrawn depositary units with the depositary requires 60 days’ advance written notice and payment to the depositary of a redeposit fee initially $5.00 per 100 depositary units or portion thereof, and will be subject to the satisfaction of certain other procedural requirements under the depositary agreement.
Replacement of Lost Depositary Receipts and Certificates
A unitholder or subsequent transferee who loses or has its certificate for depositary units or depositary receipts stolen or destroyed may obtain a replacement certificate or depositary receipt by furnishing an indemnity bond and by satisfying certain other procedural requirements under the depositary agreement.
Amendment of Depositary Agreement
Subject to the restrictions described below, any provision of the depositary agreement, including the form of depositary receipt, may, at any time and from time to time, be amended by the mutual agreement of us and the depositary in any respect deemed necessary or appropriate by them, without the approval of the holders of depositary units. No amendment to the depositary agreement, however, may impair the right of a holder of depositary units to surrender a depositary receipt and to withdraw any or all of the deposited depositary units evidenced by a depositary receipt or to redeposit depositary units pursuant to the depositary agreement and receive a depositary receipt evidencing redeposited depositary units.
The depositary will furnish notice to each record holder of a depositary unit, and to each securities exchange on which depositary units are listed for trading, of any material amendment made to the depositary agreement. Each record holder of a depositary unit at the time any amendment of the depositary agreement becomes effective will be deemed, by continuing to hold the depositary unit, to consent and agree to the amendment and to be bound by the depositary agreement, as so amended.
The depositary will give notice of the imposition of any fee or charge, other than fees and charges provided for in the depositary agreement, or change to the fees and charges, upon record holders of depositary units to any securities exchange on which the depositary units are listed for trading and to all record holders of depositary units. The imposition of any fee or charge, or change to them, will not be effective until the expiration of 30 days after the date of such notice, unless it becomes effective in the form of an amendment to the depositary agreement effected by us and the depositary.
Termination of Depositary Agreement
We may not terminate the depositary agreement unless the termination (1) is in connection with us entering into a similar agreement with a new depositary selected by the general partner, (2) is as a result of our receipt of an opinion of counsel to the effect that the termination is necessary for us to avoid being treated as an “association” taxable as a corporation for federal income tax purposes or to avoid being in violation of any applicable federal or state securities laws or (3) is in connection with our dissolution.
The depositary will terminate the depositary agreement, when directed to do so by us, by mailing notice of termination to the record holders of depositary units then outstanding at least 60 days before the date fixed for the termination in such notice. Termination will be effective on the date fixed in such notice, which date must be at least 60 days after it is mailed. Upon termination of the depositary agreement, the depositary will discontinue the transfer of depositary units, suspend the distribution of reports, notices and disbursements and cease to perform any other acts under the depositary agreement, except in the event the depositary agreement is not being terminated in connection with us entering into a similar agreement with a new depositary, the depositary will assist in the facilitation of the withdrawal of depositary units by holders who desire to surrender their depositary receipts.
Resignation or Removal of Depositary
The depositary may resign as depositary and may be removed by us at any time upon 60 days’ written notice. The resignation or removal of the depositary becomes effective upon the appointment of a successor depositary by us and written acceptance by the successor depositary of its appointment. In the event a successor depositary is not appointed within 75 days of notification of such resignation or removal, the general partner will act as depositary until a successor depositary is appointed. Any corporation into or with which the depositary may be merged or consolidated will be the successor depositary without the execution or filing of any document or any further act.

OUR PARTNERSHIP AGREEMENT AND CERTAIN
PROVISIONS OF DELAWARE LAW
The rights of a limited partner of the partnership are set forth in our partnership agreement and the Delaware Act. The following is a summary of certain provisions of our partnership agreement and the agreement of limited partnership of AREH, or the AREH partnership agreement, which is similar to our partnership agreement in all material respects (except for the preferred units). The following summary discusses certain provisions which relate to both, and is qualified in its entirety by reference to both our partnership agreement and the AREH partnership agreement. A reference to the “partnership agreement” in this prospectus refers to both of our partnership agreement and the AREH partnership agreement, unless otherwise indicated.
Removal of the General Partner
Subject to certain limitations on the exercise by unitholders of voting rights, the general partner may be removed by the written consent or affirmative vote of holders of depositary units owning more than 75% of the total number of all outstanding depositary units, voting as a class, then held by unitholders, including the general partner and its affiliates to the extent that they are holders of depositary units. Upon the removal of the general partner by holders of depositary units, the holders of depositary units will be obligated to elect a successor general partner and to continue the business of the partnership. At the election of the general partner, a successor general partner will be required, at the effective date of its admission as a general partner, to purchase API’s 1% general partner interest directly from API for a price equal to its “fair market value,” as described below.
If API does not elect to sell its interest, the successor general partner will be required to contribute to the capital of AREP cash in an amount equal to 1/99th of the product of the number of depositary units outstanding immediately prior to the effective date of such successor general partner’s admission (but after giving effect to the conversion of API’s general partner interest into depositary units described below) and the average price at which the depositary units had been trading over the 20-day period immediately preceding the successor general partner’s admission. Thereafter, the successor general partner will be entitled to one percent (1%) of all partnership allocations and distributions.
If API chooses not to sell its 1% general partner interest directly to a successor general partner, API’s general partner interest in AREP will be converted into depositary units, with the number of depositary units to be received to be based upon the “fair market value” of its general partner interest at the time of its removal and the average price at which the depositary units had been trading over the 20-day period preceding the effective date of API’s departure. In this regard, the “fair market value” of the departing general partner’s interest is the amount that would be distributable to API on account of the interest if AREP were to dispose of all of its assets in an orderly liquidation, commencing on the effective date of its removal at a price equal to the fair market value of those assets (discounted at the rate then payable on one-year U.S. Treasury obligations to the effective date of such removal to reflect the time reasonably anticipated to be necessary to consummate the sales), as agreed upon between API as the departing general partner and its successor, or, in the absence of an agreement, as determined by an independent appraiser.
Upon removal of API from the partnership, API also will be removed as general partner of AREH and its general partner interest in AREH will either be purchased by the successor general partner or converted into depositary units (in which case the successor shall also contribute to the capital of AREH) in the same manner as provided above with respect to the partnership.
The partnership agreement provides that, upon the departure of API and the conversion of its general partner interest in AREP to depositary units, AREP will, at the request of the departing general partner, file with the SEC up to three registration statements under the Securities Act registering the offering and sale of all or a portion of the depositary units owned by API, including those depositary units received upon conversion of its general partner interest in AREP and AREH. The cost of the first registrations will be borne by AREP and the cost of any other such registration will be borne by API.
Withdrawal of the General Partner
The general partner may withdraw, but only if:
(1)
the withdrawal is with the consent of a majority interest;

(2)
API, with the consent of a majority interest, transfers all of its interest as general partner in the partnership;
(3)
the transferee consents to be bound by the partnership agreement and the transferee has the necessary legal authority to act as successor general partner of the partnership; and
(4)
AREP receives an opinion of counsel to the effect that a vote by the unitholders and the admission of a new general partner is in conformity with local law, will not cause the loss of limited liability to the unitholders and will not cause AREP to be treated as an “association” taxable as a corporation for federal income tax purposes.
Notwithstanding the foregoing, API may, without the consent of the unitholders (to the extent permitted by law), transfer its interest as general partner in AREP to any person or entity that has, by merger, consolidation or otherwise, acquired all or substantially all of the assets or stock of API and continued its business, provided that such person or entity has a net worth no less than that of API and has accepted and agreed to be bound by the terms and conditions of the partnership agreement. The general partner also may mortgage, pledge, hypothecate or grant a security interest in its interest as general partner in AREP without the consent of unitholders.
Distributions
The general partner has the power and authority to retain or use partnership assets or revenues as, in the sole and absolute discretion of the general partner, may be required to satisfy the anticipated present and future cash needs of the partnership, whether for operations, expansion, improvements, acquisitions or otherwise.
Subject to Section 17-607 of the Delaware Act and to the provision with respect to distributions upon liquidation or dissolution of the partnership, the general partner, in its sole and absolute discretion, may make such distribution from partnership assets or otherwise as it deems appropriate in its sole discretion, quarterly, annually or at any other time. Any distributions will be distributed to the general partner and the record holders in accordance with their respective percentage interests.
Distribution of proceeds on liquidation or dissolution of the partnership will be made: first, to the payment of any debts and liabilities of the partnership which are then due and payable; next, to the establishment of such reserves as the general partner deems reasonably necessary to provide for any future, contingent or unforeseen liabilities or obligations of the partnership; and next, pro rata in accordance with and to the extent of the positive balances in the general partner’s and record holders’ respective capital accounts.
Allocations of Income and Loss
Our partnership agreement provides, in general, that, after allocation to the holders of preferred units of an amount of income or gain equal to the 5% accrued distribution rate for the year, all items of income, gain, loss and deduction are allocated to API and to the holders of depositary units in accordance with their respective percentage ownership in the partnership. Items allocated to the holders of depositary units are further allocated among them pro rata in accordance with the respective number of depositary units owned by each of them. The partnership’s income gain, and loss and deduction, for federal income tax purposes, will be computed on an annual basis and apportioned equally among the calendar months among the general partner and record holders of depositary units in accordance with their percentage interests as of the close of business on the last day of the month in which taxable income or losses are apportioned. The partnership’s gains and losses from capital transactions generally will be allocated among the general partner and record holders of depositary units in proportion to their percentage interests as of the close of business on the last day of the month in which such gains and losses occurred. However, if gain from a capital transaction is recognized by the partnership over more than one calendar year, gain recognized by the partnership in years subsequent to the year in which the capital transaction occurred shall be allocated in the same manner as income of the partnership allocated.
Nevada Gaming Law Dispositions
If any Nevada gaming authority requires that a limited partner be licensed, qualified or found suitable under any applicable Nevada gaming law and the limited partner

•
fails to apply for a license, qualification or a finding of suitability within 30 days, or such shorter period as may be required by the applicable Nevada gaming authority after being requested to do so by the Nevada gaming authority, or
•
is denied such license or qualification or not found suitable, then the general partner will have the right, exercisable in its sole and absolute discretion,
•
to require each the limited partner to dispose of its partnership interest within 30 days, or such earlier date as may be required by the applicable Nevada gaming authority, of the occurrence of the event described above, or
•
to redeem the partnership interest of the limited partner, on behalf of and for the account of the partnership, at a redemption price equal to lowest of
•
the market price for the partnership interest on the filing date, as defined, which, in the case of a depositary unit, will be the unit price;
•
the price at which such limited partner acquired the partnership interest; and
•
such other lesser amount as may be required by any Nevada gaming authority.
Immediately upon a determination by a Nevada gaming authority that a limited partner will not be licensed, qualified or found suitable and must dispose of its partnership interest, the limited partner will, to the extent required by applicable Nevada gaming laws, have no further right to exercise, directly or indirectly, any rights to which limited partners or record holders are entitled under the Delaware Act or partnership agreement or to receive any distributions made by the partnership, except the redemption price.
New Jersey Gaming Law Dispositions
Securities of the partnership are held subject to the condition that if a holder of any security is found to be disqualified by the New Jersey Casino Control Commission pursuant to the provisions of the New Jersey Casino Control Act, or the Casino Control Act, the holder will dispose of his interest in the partnership in accordance with the Casino Control Act. The partnership agreement is deemed to include all provisions required by the Casino Control Act and the regulations under it.
Amendment of the Partnership Agreement
Amendments to the partnership agreement may be proposed by the general partner or by holders of depositary units owning at least 10% of the total number of depositary units outstanding then owned by all unitholders. Any proposed amendment (other than those described below) must be approved by the general partner in writing and, subject to limitations on the exercise by unitholders of voting rights, by at least a majority interest in order to be adopted. Unless approved by API in writing and, subject to limitations on the exercise by unitholders of voting rights, by all of the holders of depositary units, no amendment may be made to the partnership agreement if the amendment, in the opinion of counsel would result in the loss of the limited liability of unitholders or AREP as the sole limited partner of AREH or would cause AREP or AREH to be treated as an association taxable as a corporation for federal income tax purposes. In addition, no amendment to the partnership agreement may be made which would:
•
enlarge the obligations of the general partner or any unitholder or convert the interest of any unitholder into the interest of a general partner;
•
modify the expense reimbursement payable to the general partner and its affiliates pursuant to the partnership agreement or the fees and compensation payable to the general partner and its affiliates pursuant to the AREH partnership agreement;
•
modify the order and method for allocations of net income and net loss or distributions of net cash flow from operations without the consent of the general partner or the unitholders adversely affected; or
•
amend sections of the partnership agreement concerning amendments of the agreement without the consent of unitholders owning more than 95% of the total number of depositary units outstanding then held by all unitholders.

Notwithstanding the foregoing, the general partner may make amendments to the partnership agreement without the consent of the unitholders, if such amendments are necessary or appropriate:
•
to reflect a change in the name or location of the principal office of the partnership;
•
to reflect the admission, substitution, termination, or withdrawal of unitholders in accordance with the partnership agreement;
•
to qualify AREP as a limited partnership or to ensure that AREP will not be treated as an association taxable as a corporation for federal income tax purposes;
•
in connection with or as a result of the general partner’s determination that AREP does not or no longer will qualify as a partnership for federal income tax purposes, including, without limitation, an amendment reflecting the reorganization of AREP into a qualified “real estate investment trust”;
•
to reflect a change that is of an inconsequential nature and does not adversely affect the unitholders in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;
•
to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;
•
to facilitate the trading of the depositary units or comply with any requirement or guideline of any securities exchange on which the depositary units are or will be listed for trading;
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to make any change required or contemplated by the partnership agreement;
•
to amend any provisions requiring any action by the general partner if applicable provisions of the Delaware Act related to AREP or AREH are amended or changed so that such action is no longer necessary; or
•
to authorize AREP to issue units (or other securities) in one or more additional classes, or one or more series of classes, with any designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to existing classes of depositary units or preferred units, as shall be fixed by the general partner.
Issuance of Additional Securities
The partnership is authorized to issue additional depositary units or other securities from time to time to unitholders or additional investors without the consent or approval of unitholders. There is no limit to the number of depositary units or additional classes that may be issued. The board of directors of the general partner has the power, without any further action by the unitholders, to issue securities with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of depositary units or preferred units.
Meetings; Voting Rights of Unitholders
Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of the holders of depositary units or without a meeting if consents in writing setting forth the action so taken are signed by holders of depositary units owning not less than the minimum number of depositary units or preferred units that would be necessary to authorize or take such action at a meeting. Meetings of the holders of depositary units may be called by the general partner or by unitholders owning at least 10% of the total depositary units outstanding then owned by all such unitholders. Holders of depositary units may vote either in person or by proxy at meetings.
Matters submitted to the unitholders for their consent will be determined by the affirmative vote, in person or by proxy, of a majority interest, except that a higher vote will be required for certain amendments described above, the removal of the general partner and the continuation of AREP after certain events that would otherwise cause dissolution.
Each unitholder will have one vote for each depositary unit as to which the unitholder has been admitted as a unitholder. A subsequent transferee of depositary units who has not been admitted as a unitholder of record with respect to the depositary units will have no voting rights with respect to the depositary units, even if such subsequent transferee holds other depositary units as to which it has been admitted as a unitholder. The voting rights of a unitholder who transfers a depositary unit will terminate with respect to that depositary unit upon its transfer, whether or not the subsequent transferee is admitted as a unitholder of record with respect thereto. The partnership agreement does not provide for annual meetings of the unitholders.
Restriction on Short-Form Mergers
Neither the general partner nor its affiliates will cause the partnership (in the event that the Delaware Act is amended to permit partnerships to engage in short-form merger transactions), or any successor entity of the partnership, whether in its current form as a limited partnership or as converted to or succeeded by a corporation or other form of business association, to effect a merger or other business combination (in the event that such short-form merger statute applies to other business combinations) of the partnership or such successor, in each case pursuant to Section 253 of the General Corporation Law of Delaware, or any successor statute, or any similar short-form merger statute under the laws of Delaware or any other jurisdiction. This provision does not apply to any other merger or business combination transaction. In addition, no amendment to this provision is permitted without a unanimous vote of the record holders, unless the amendment has been approved by the audit committee, in which event only a majority interest, as defined, is required for approval of the amendment.
Liability of General Partner and Unitholders
The general partner will be liable for all general obligations of the partnership to the extent not paid by the partnership. The general partner will not, however, be liable for the nonrecourse obligations of the partnership. Assuming that a unitholder does not take part in the control of the business of AREP and otherwise acts in conformity with the provisions of the partnership agreement, the liability of the unitholder will, under the Delaware Act, be limited, subject to certain possible exceptions, generally to the amount contributed by the unitholder or the unitholder’s predecessor in interest to the capital of the partnership, plus the unitholder’s share of any undistributed partnership income, profits or property. However, under the Delaware Act, a unitholder who receives a distribution from AREP that is made in violation of the Delaware Act and who knew at the time of the distribution that the distribution was improper, is liable to AREP for the amount of the distribution. Such liability or liability under other applicable Delaware law (such as the law of fraudulent conveyances) ceases after expiration of three years from the date of the applicable distribution.
Under the Delaware Act, a partnership is prohibited from making a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the partnership, exceed the fair value of the assets of the partnership (except that fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the partnership only to the extent that the fair value of the property exceeds that liability). An assignee of a limited partner who becomes a substituted limited partner does not, under the Delaware Act, become liable for any obligation of the assignor to restore prior distributions.
Books and Reports
The general partner is required to keep complete and accurate books with respect to the partnership’s business at the principal office of the partnership. The books are maintained for financial accounting purposes on the accrual basis, in accordance with generally accepted accounting principles. The fiscal year of AREP is the calendar year.
Unitholders will be entitled to have access to AREP books and certain other records at reasonable times upon reasonable notice to the general partner, subject to certain limitations including those intended to protect confidential business information.
The general partner will furnish to each unitholder, within 120 days after the close of each fiscal year, reports containing certain financial statements of AREP for the fiscal year, including a balance sheet and statements of income, unitholders’ equity and changes in financial position, which will be audited by a nationally recognized firm of independent certified public accountants. Within 90 days after the close of each taxable year, AREP will use its best efforts to furnish to each unitholder as of the last day of any month during such taxable year such information as may be required by the unitholders for the preparation of their individual federal, state and local tax returns. This information will be furnished in summary form so that certain complex calculations normally required can be avoided. The partnership’s ability to furnish such summary information may depend on the cooperation of unitholders in supplying certain information to the partnership.
Power of Attorney
Pursuant to the AREP partnership agreement, each unitholder of record appoints API and each of API’s authorized officers as the unitholder’s or substituted unitholder’s attorney-in-fact:
•
to enter into the depositary agreement and deposit the depositary units of the unitholder or substituted unitholder in the deposit account established by the depositary and admit the holders of depositary units and preferred units as limited partners in AREP, and
•
to make, execute, file and/or record
•
instruments with respect to any amendment of the partnership agreement;
•
conveyances and other instruments and documents with respect to the dissolution, termination and liquidation of AREP pursuant to the terms of the partnership agreement;
•
financing statements or other documents necessary to grant or perfect a security interest, mortgage, pledge or lien on all or any of the assets of the partnership;
•
instruments or papers required to continue the business of AREP pursuant to the partnership agreement
•
instruments relating to the admission of substituted limited partners in the partnership; and
•
all other instruments deemed necessary or appropriate to carry out the provisions of the partnership agreement.
The power of attorney is irrevocable, will survive the subsequent death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the granting unitholder, and will extend to such unitholder’s heirs, successors and assigns.
Death, Bankruptcy or Incompetency of a Unitholder
The death, bankruptcy or adjudication of incompetency of a unitholder will not dissolve the partnership. In such event, the legal representatives of the unitholder will have all the rights of a unitholder for the purpose of settling or managing the estate and such power as the deceased, bankruptcy or incompetent unitholder possessed to assess, sell or transfer any part of his interest. The transfer of depositary units and preferred units by the legal representative to any person or entity is subject to all of the restrictions to which such transfer would have been subject if it had been made by the deceased, bankrupt or incompetent unitholder.
Termination, Dissolution and Liquidation
The partnership will continue until December 31, 2085, unless sooner dissolved or terminated and its assets liquidated upon the occurrence of the earliest of:
•
the withdrawal, removal or bankruptcy of the general partner (subject to the right of the unitholders to reconstitute and continue the business of AREP by written agreement of a majority interest and designation by them of a successor general partner within 90 days);
•
the written consent or affirmative vote of a majority interest, with the approval of the general partner, to dissolve and terminate the partnership;
•
the sale or other disposition of all or substantially all of the assets of the partnership;
•
the partnership’s insolvency or bankruptcy; or
•
any other event causing or requiring dissolution under the Delaware Act.
The unitholders’ right to continue AREP described above is subject to the receipt of an opinion of counsel to the effect that the continuation and the selection of a successor general partner will not result in the loss of limited liability of the unitholders and will not cause AREP to be treated as an association taxable as a corporation for federal income tax purposes. Upon dissolution, the general partner or other entity or person authorized to wind up the affairs of AREP will proceed to liquidate the assets of AREP and apply the proceeds of liquidation in the order of priority set forth in the partnership agreement.

SELLING SECURITYHOLDERS
 The depositary units being offered by the selling securityholders are issuable upon conversion of the convertible notes. We are registering the depositary units in order to permit the selling securityholders to offer the depositary units for resale from time to time. Except for the ownership of the convertible notes issued pursuant to the Indenture, dated as of April 5, 2007, by and among AREP, AREP Finance, AREH, as guarantor, and Wilmington Trust Company, as Trustee, the selling securityholders have not had any material relationship with us within the past three years.
The table below lists the selling securityholders and other information regarding the beneficial ownership of the depositary units by each of the selling securityholders. The second column lists the number of depositary units beneficially owned by each selling securityholder, based on its ownership of the convertible notes, as of June 1, 2007, assuming conversion of all convertible notes held by the selling securityholders on that date, without regard to any limitations on conversions.
The third column lists the depositary units being offered by this prospectus by each selling securityholder.
In accordance with the terms of a registration rights agreement by and among the AREP, Portside Growth and Opportunity Fund, or Portside, and Highbridge International LLC, or Highbridge, this prospectus generally covers the resale of the depositary units issued or issuable upon conversion of the convertible notes as of the trading day immediately preceding the date the Registration Statement is initially filed with the SEC. Because the conversion price of the convertible notes may be adjusted, the number of depositary units that will actually be issued may be more or less than the number of depositary units being offered by this prospectus. The fourth column assumes the sale of all of the depositary units offered by the selling securityholders pursuant to this prospectus.
The selling securityholders may sell all, some or none of their depositary units in this offering. See “Plan of Distribution.”

Name of Selling Securityholder	Number of Depositary Units Owned Prior to Offering	Maximum Number of Depositary Units to be Sold Pursuant to this Prospectus	Number of Depositary Units Owned After Offering

Portside Growth & Opportunity Fund(1)	4,977	4,977	0
Ramius Capital Group, LLC	284	284	0
Highbridge International LLC(2)	937,064	937,064	0
Highbridge Convertible Arbitrage Master Fund, L.P.(3)	62,220	62,220	0
Linden Capital LP	226,253	226,253	0
Lyxor/Context Fund Ltd.	6,938	6,938	0
AHFP Context	2,187	2,187	0
Finch Tactical Plus Class B	1,282	1,282	0
Worldwide Transactions Limited	1,735	1,735	0
Altma Fund SICAV Plc in Repsect of the Grafton Sub Fund	8,296	8,296	0
Casam Context Offshore Advantage Fund Limited	3,922	3,922	0
Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series	1,282	1,282	0
Context Advantage Master Fund, L.P.	30,921	30,921	0
SGAM A.I. Boreal	22,626	22,626	0
Altma Fund SICAV in respect of Trinity Sub-Fund	27,995	27,995	0
AM Master Fund I, L.P.	89,091	89,091	0
Lyxor/AM Investment Fund Ltd.	15,272	15,272	0
AM International E Mac 63 Ltd.	71,270	71,270	0
Lehman Brothers Inc.	150,835	150,835	0
Xavex Convertible Arbitrage 10 Fund	23,530	23,530	0
Xavex Convertible Arbitrage 2 Fund	3,545	3,545	0
CNH CA Master Account, L.P.	75,418	75,418	0
Argent LowLev Convertible Arbitrage Fund II, LLC	453	453	0

Name of Selling Securityholder	Number of Depositary Units Owned Prior to Offering	Maximum Number of Depositary Units to be Sold Pursuant to this Prospectus	Number of Depositary Units Owned After Offering

Argent Classic Convertible Arbitrage Fund, L.P.	36,200	36,200	0
Argent Classic Convertible Arbitrage Fund II, L.P	8,598	8,598	0
Lyxor Master Fund	6,184	6,184	0
Partners Group Alternative Strategies PCC Ltd.	12,067	12,067	0
HFR CA Global Select Master Trust Account	3,545	3,545	0
Class C Trading Company, Ltd.	18,779	18,779	0
DBAG London	88,616	88,616	0
RCG PB, Ltd.	683	683	0
Bank Austria Special Situation	398	398	0
RCG Baldwin, L.P.	171	171	0
RCG Latitude Master Fund, Ltd.	1,024	1,024	0
Credit Suisse Securities Europe Ltd.	94,272	94,272	0
PBGC Maintenance	1,855	1,855	0
Redbourn Partners Ltd.	37,709	37,709	0
——————
(1)
 Ramius Capital Group, LLC, or Ramius Capital, is the investment adviser of Portside, and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the units held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any units deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these units.
(2)
 Highbridge Capital Management, LLC, or Highbridge Capital, is the trading manager of Highbridge and has voting control and investment discretion over the securities held by Highbridge. Glenn Dubin and Henry Swieca control Highbridge Capital and have voting control and investment discretion over the securities held by Highbridge. Each of Highbridge Capital, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge.
(3)
 Highbridge Capital is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P., or Highbridge Master Fund, and has voting control and investment discretion over the securities held by Highbridge Master Fund. Glenn Dubin and Henry Swieca control Highbridge Capital and have voting control and investment discretion over the securities held by Highbridge Master Fund. Each of Highbridge Capital, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Master Fund.

PLAN OF DISTRIBUTION
We are registering the depositary units issuable upon conversion of the convertible notes to permit the resale of these depositary units by the holders of the convertible notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the depositary units. We will bear all fees and expenses incident to our obligation to register the depositary units.
The selling securityholders may sell all or a portion of the depositary units beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the depositary units are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The depositary units may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:
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on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
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in the over-the-counter market;
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in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
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through the writing of options, whether such options are listed on an options exchange or otherwise;
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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
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block trades in which the broker-dealer will attempt to sell the units as agent but may position and resell a portion of the block as principal to facilitate the transaction;
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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
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an exchange distribution in accordance with the rules of the applicable exchange;
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privately negotiated transactions;
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short sales;
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sales pursuant to Rule 144;
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broker-dealers may agree with the selling securityholders to sell a specified number of such units at a stipulated price per unit;
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a combination of any such methods of sale; and
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any other method permitted pursuant to applicable law.
If the selling securityholders effect such transactions by selling depositary units to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the depositary units for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the depositary units or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the depositary units in the course of hedging in positions they assume. The selling securityholders may also sell depositary units short and deliver depositary units covered by this prospectus to close out short positions and to return borrowed units in connection with such short sales. The selling securityholders may also loan or pledge depositary units to broker-dealers that in turn may sell such units.
The selling securityholders may pledge or grant a security interest in some or all of the depositary units owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the depositary units from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the depositary units in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the depositary units may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the depositary units is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of depositary units being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the depositary units may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the depositary units may not be sold unless such units have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling securityholder will sell any or all of the depositary units registered pursuant to the registration statement, of which this prospectus forms a part.
The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the depositary units by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the depositary units to engage in market-making activities with respect to the depositary units. All of the foregoing may affect the marketability of the depositary units and the ability of any person or entity to engage in market-making activities with respect to the depositary units.
We will pay all expenses of the registration of the depositary units pursuant to the registration rights agreement, estimated to be $[_] in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling securityholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
Once sold under the Registration Statement, of which this prospectus forms a part, the depositary units will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
Proskauer Rose LLP will provide us with an opinion as to certain legal matters in connection with the depositary units we are offering, including the validity of the depositary units being offered hereby.
EXPERTS
The consolidated financial statements of American Real Estate Partners, L.P. and Subsidaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference in this prospectus have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto (which report on the consolidated financial statements refers to the change in accounting for the Partnership’s investment in ImClone Systems Incorporated and Subsidiary from an available for sale security to the equity method) and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.
The balance sheet of American Property Investors, Inc., as of December 31, 2006, included in this prospectus has been audited by Grant Thornton LLP, independent accountants, as stated in its report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated financial statements of ImClone Systems Incorporated and subsidiary as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”
The consolidated financial statements of GB Holdings, Inc. and subsidiaries for the year ended December 31, 2004 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements and financial statement schedule of Lear Corporation as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included elsewhere in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act to register the depositary units offered by this prospectus. This prospectus is part of the Registration Statement. This prospectus does not contain all the information contained in the Registration Statement because we have omitted certain parts of the Registration Statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the Registration Statement, which you may read and copy at the public reference facilities maintained by the SEC at 100 F Street, N. E. Room 1580, Washington, D.C. 20549. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding us. You may access the SEC’s web site at http://www.sec.gov.
We are subject to the informational requirements of the Exchange Act. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copied and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 100 F Street, N. E. Room 1580, Washington, D.C. 20549, at prescribed rates. Our depositary units are listed on the New York Stock Exchange under the symbol “ACP.”
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all filings made pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the Registration Statement and any other future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing disclosure furnished under Items 2.02, 7.01 or 8.01 of Form 8-K, unless otherwise indicated therein):
•
Our Annual Report on Form 10-K and Form 10-K/A, Amendment No. 1, for the fiscal year ended December 31, 2006, filed with the SEC on March 6, 2007 and March 16, 2007, respectively (SEC File No. 001-09516);
•
Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the SEC on May 10, 2007 (SEC File No. 001-09516);

•
Our Current Reports on Form 8-K, filed with the SEC on April 3, 2007, April 5, 2007, April 17, 2007, April 24, 2007, April 27, 2007 and May 10, 2007 (SEC File No. 001-09516); and
•
The description of the depositary units contained in the Registration Statement on Form 8-A, initially filed on May 12, 1987, and any subsequent amendment thereto filed for the purpose of updating such description.
You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:
American Real Estate Partners, L.P.
767 Fifth Avenue, Suite 4700
New York, New York 10153
Attn: Chief Financial Officer
Telephone requests may be directed to (212) 702-4300
This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.
You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.
Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the Registration Statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
American Property Investors, Inc.
We have audited the accompanying balance sheet of American Property Investors, Inc. as of December 31, 2006. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.
In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of American Property Investors, Inc. as of December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
/s/ Grant Thornton LLP
New York, New York
June 15, 2007

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AMERICAN PROPERTY INVESTORS, INC.

BALANCE SHEET

December 31, 2006

ASSETS
Cash and cash equivalents	$1,204,034
Investment in partnerships (Note B)	52,342,623
$53,546,657

LIABILITIES AND STOCKHOLDER’S EQUITY

Accounts payable and accrued expenses	6,059

Stockholder’s equity:
Common stock – $1 par value, 1,216 shares authorized, 216 shares outstanding	216
Additional paid-in capital	35,507,904
Note receivable from affiliate (Note C)	(9,500,000)
Retained earnings	26,938,478
Accumulated other comprehensive income	594,000
Total stockholder’s equity	53,540,598
Total liabilities and stockholder's equity	$53,546,657

See notes to balance sheet.

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AMERICAN PROPERTY INVESTORS, INC.
Notes to Balance Sheet
December 31, 2006
Note A — Business and Summary of Significant Accounting Policies
1. Organization
American Property Investors, Inc. (“API” or “the Company”) is the general partner of both American Real Estate Partners, L.P. (“AREP”) and American Real Estate Holdings Limited Partnership (“AREH”). API has 1% general partnership interest in both AREP and AREH. API is a wholly-owned subsidiary of Becton Corporation (“Becton”) which in turn is owned by Carl C. Icahn. Mr. Icahn also owns, indirectly, approximately 90% of the limited partnership interests of AREP, a New York Stock Exchange master limited partnership.
2. Cash and Cash Equivalents
The Company considers all temporary cash investments with maturity at the date of purchase of three months or less to be cash equivalents.
3. Use of Estimates
Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statement to prepare this balance sheet in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.
4. Income Taxes
The Company and its parent have elected and the stockholders have consented, under the applicable provisions of the Internal Revenue Code, to report their income for Federal income tax purposes as a Subchapter S Corporation. The stockholders report their respective shares of the net taxable income or loss on their personal tax returns. Accordingly, no liability has been accrued for current or deferred Federal income taxes related to the operations of the Company in the accompanying balance sheet. State and local taxes are de minimus
5. Investments in Partnerships
The Company evaluates its investments in partially-owned entities in accordance with FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R. If the partially-owned entity is a “variable interest entity,” or a “VIE,” and that the Company is the “primary beneficiary” as defined in FIN 46R, the Company would account for such investment as if it were a consolidated subsidiary.
For a partnership investment which is not a VIE or in which the Company is not the primary beneficiary, the Company follows the accounting set forth in AICPA Statement of Position No. 78-9 – Accounting for Investments in Real Estate Ventures (SOP 78-9). In accordance with this pronouncement, investments in joint ventures are accounted for under the equity method when its ownership interest is less than 50% and it does not exercise direct or indirect control. Factors that are considered in determining whether or not the Company exercises control include important rights of partners in significant business decisions, including dispositions and acquisitions of assets, financing and operating and capital budgets, board and management representation and authority and other contractual rights of the partners. To the extent that the Company is deemed to control these entities, these entities would be consolidated.
The Company has determined that the AREP and AREH partnerships are not VIEs and therefore it accounts for these investments under the equity method of accounting as the limited partners have important rights as defined in SOP 78-9. This investment was recorded initially at cost and was subsequently adjusted for equity in earnings or losses and cash contributions and distributions as well as other comprehensive income/loss.

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AMERICAN PROPERTY INVESTORS, INC.
Notes to Balance Sheet
December 31, 2006
Note A — Business and Summary of Significant Accounting Policies – (continued)
On a periodic basis the Company evaluates whether there are any indicators that the value of its investments in partnerships are impaired. An investment is considered to be impaired if the Company’s estimate of the value of the investment is less than the carrying amount. The ultimate realization of the Company’s investments in partnerships is dependent on a number of factors including the performance of that entity and market conditions. If the Company determines that a decline in the value of a partnership is other than temporary, then the Company would record an impairment charge.
Note B — Investment in Partnerships
The Company has a 1% general partnership interest in both AREP and AREH. AREP is the 99% limited partner and holding company of AREH which is involved in the following operating businesses: (i) Oil & Gas; (ii) Gaming; (iii) Real Estate; and (iv) Home Fashion.
The carrying amount of the investment in partnerships on the Company’s balance sheet exceeds the underlying equity in the net assets of the partnerships by $254,382,000. This difference is as a result of adjustments reflected in AREP’s equity to account for certain acquisitions from affiliates of the general partner. The differences between the historical cost of companies acquired and the purchase price paid to the affiliates of the general partner were accounted for as contributions from or distributions to the general partner.

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AMERICAN PROPERTY INVESTORS, INC.
Notes to Balance Sheet
December 31, 2006
Summarized financial information for American Real Estate Partners, L.P. and subsidiaries as of December 31, 2006 is as follows (in thousands of dollars):

December 31, 2006

ASSETS
Cash and cash equivalents	$1,912,235
Investments	539,115
Inventories, net	245,502
Trade, notes and other receivables, net	176,496
Other current assets	134,987
Assets held for sale	47,503
Total current assets	3,055,838
Property, plant and equipment, net
Gaming	422,715
Real Estate	283,974
Home Fashion	200,382
Total property, plant and equipment	907,071
Equity investment and other	179,932
Intangible assets	25,916
Other assets	75,990
Total assets	$4,244,747

LIABILITIES AND PARTNERS’ EQUITY
Accounts payable	$69,853
Accrued expenses and other current liabilities	197,792
Current portion of long-term debt	23,970
Securities sold not yet purchased	25,398
Margin liability on marketable securities	—
Liabilities of discontinued operations held for sale	—
Total current liabilities	317,013
Long-term debt	1,184,990
Other non-current liabilities	22,212
Preferred limited partnership units	117,656
Minority interests	292,221
Partners’ equity	2,310,655
Total liabilities and partners’ equity	$4,244,747
Note C — Note Receivable
The Company has an unsecured demand note receivable due from Carl C. Icahn, in the amount of $9,500,000. Interest on the note accrues at the rate of 3.75% per annum and is payable on the last day of April and October. Interest has been paid through December 31, 2006.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Lear Corporation
We have audited the accompanying consolidated balance sheets of Lear Corporation and Subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule for the three years in the period ended December 31, 2006, included in Item 8. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the three years in the period ended December 31, 2006, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 2 to the consolidated financial statements, in 2006 the Company changed its method of accounting for stock-based compensation.
As discussed in Note 10 to the consolidated financial statements, in 2006 the Company changed its method of accounting for pension and other postretirement benefit plans.
/s/ Ernst & Young LLP
Detroit, Michigan
February 20, 2007

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LEAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(in millions, except share data)
ASSETS
Current Assets:	$502.7	$197.3
Cash and cash equivalents
Accounts receivable	2,006.9	2,000.1
Inventories	581.5	595.6
Current assets of business held for sale	427.8	607.7
Other	371.4	445.7
Total current assets	3,890.3	3,846.4
Long-Term Assets:
Property, plant and equipment, net	1,471.7	1,614.7
Goodwill, net	1,996.7	1,939.8
Long-term assets of business held for sale	—	485.2
Other	491.8	402.3
Total long-term assets	3,960.2	4,442.0
	$7,850.5	$8,288.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$39.3	$23.4
Accounts payable and drafts	2,317.4	2,516.0
Accrued liabilities	1,099.3	1,008.6
Current liabilities of business held for sale	405.7	549.3
Current portion of long-term debt	25.6	9.4
Total current liabilities	3,887.3	4,106.7
Long-Term Liabilities:
Long-term debt	2,434.5	2,243.1
Long-term liabilities of business held for sale	48.5	27.6
Other	878.2	800.0
Total long-term liabilities	3,361.2	3,070.7
Stockholders’ Equity:
Common stock, par value $0.01 per share, 150,000,000 shares authorized, 81,984,306 shares and 73,281,653 shares issued as of December 31, 2006 and 2005, respectively	0.7	0.7
Additional paid-in capital	1,338.1	1,108.6
Common stock held in treasury, 5,732,316 shares and 6,094,847 shares as of December 31, 2006 and 2005, respectively, at cost	(210.2)	(225.5)
Retained earnings (deficit)	(362.5)	361.8
Accumulated other comprehensive loss	(164.1)	(134.6)
Total stockholders’ equity	602.0	1,111.0
	$7,850.5	$8,288.4

The accompanying notes are an integral part of these consolidated financial statements.

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LEAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2006	2005	2004
	(in million, except per share data)
Net sales	$17,838.9	$17,089.2	$16,960.0
Cost of sales	16,911.2	16,353.2	15,557.9
Selling, general and administrative expenses	646.7	630.6	633.7
Goodwill impairment charge	2.9	1,012.8	—
Loss on divestiture of Interior business	636.0	—	—
Interest expense	209.8	183.2	165.5
Other expense, net	85.7	38.0	38.6
Income (loss) before provision for income taxes, minority interests in consolidated subsidiaries, equity in net (income) loss of affiliates and cumulative effect of a change in accounting principle	(653.4)	(1,128.6)	564.3
Provision for income taxes	54.9	194.3	128.0
Minority interests in consolidated subsidiaries	18.3	7.2	16.7
Equity in net (income) loss of affiliates	(16.2)	51.4	(2.6)
Income (loss) before cumulative effect of a change in accounting principle	(710.4)	(1,381.5)	422.2
Cumulative effect of a change in accounting principle	2.9	—	—
Net income (loss)	$(707.5)	$(1,381.5)	$422.2
Basic net income (loss) per share:
Income (loss) before cumulative effect of a change in accounting principle	$(10.35)	$(20.57)	$6.18
Cumulative effect of change in accounting principle	0.04	—	—
Basic net income (loss) per share	$(10.31)	$(20.57)	$6.18
Diluted net income (loss) per share:
Income (loss) before cumulative effect of a change in accounting principle	$(10.35)	$(20.57)	$5.77
Cumulative effect of change in accounting principle	0.04	—	—
Diluted net income (loss) per share	$(10.31)	$(20.57)	$5.77

The accompanying notes are an integral part of these consolidated financial statements.

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LEAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	December 31,
	2006	2005	2004
	(In millions, except share data)
Common Stock
Balance at beginning and end of period	$0.7	$0.7	$0.7
Additional Paid-in Capital
Balance at beginning of period	$1,108.6	$1,064.4	$1,027.7
Net proceeds from the issuance of 8,695,653 shares of common stock	199.2	—	—
Stock-based compensation	30.7	43.8	26.4
Cumulative effect of a change in accounting principle	(0.4)	—	—
Tax benefit of stock options exercised	—	0.4	10.3
Balance at end of period	$1,338.1	$1,108.6	$1,064.4
Treasury Stock
Balance at beginning of period	$(225.5)	$(204.1)	$(110.8)
Issuances of 362,531 shares at an average price of $42.40	15.3	—	—
Purchases of 490,900 shares at an average price of $51.75	—	(25.4)	—
Issuances of 126,529 shares at an average price of $31.99	—	4.0	—
Purchases of 1,834,300 shares at an average price of $53.29	—	—	(97.7)
Issuances of 395,126 shares at an average price of $11.12 per share in settlement of stock-based compensation	—	—	4.4
Balance at end of period	$(210.2)	$(225.5)	$(204.1)
Retained Earnings (Deficit)
Balance at beginning of period	$361.8	$1,810.5	$1,441.8
Net income (loss)	(707.5)	(1,381.5)	422.2
Dividends declared of $0.25 per share in 2006, $1.00 per share in 2005 and $0.80 per share in 2004	(16.8)	(67.2)	(53.5)
Balance at end of period	$(362.5)	$361.8	$1,810.5
Accumulated Other Comprehensive Income (Loss)
Defined Benefit Plans
Balance at beginning of period	$(115.0)	$(72.6)	$(62.2)
Defined benefit plan adjustments	17.4	(42.4)	(10.4)
Adoption of SFAS No. 158	(166.6)	—	—
Balance at end of period	$(264.2)	$(115.0)	$(72.6)
Derivative Instruments and Hedging Activities
Balance at beginning of period	$9.0	$17.4	$(13.7)
Derivative instruments and hedging activities adjustments	5.7	(8.4)	31.1
Balance at end of period	$14.7	$9.0	$17.4
Cumulative Translation Adjustments
Balance at beginning of period	$(86.8)	$65.6	$(61.5)
Cumulative translation adjustments	90.7	(152.4)	127.1
Balance at end of period	$3.9	$(86.8)	$65.6
Deferred Income Tax Asset
Balance at beginning of period	$58.2	$48.2	$35.5
Deferred income tax asset adjustments	23.3	10.0	12.7
Balance at end of period	$81.5	$58.2	$48.2
Accumulated other comprehensive income (loss)	$(164.1)	$(134.6)	$58.6
Total Stockholders’ Equity	$602.0	$1,111.0	$2,730.1
Comprehensive Income (Loss)
Net income (loss)	$(707.5)	$(1,381.5)	$422.2
Defined benefit plan adjustments	17.4	(42.4)	(10.4)
Derivative instruments and hedging activities adjustments	5.7	(8.4)	31.1
Cumulative translation adjustments	90.7	(152.4)	127.1
Deferred income tax asset adjustments	23.3	10.0	12.7
Comprehensive Income (Loss)	$(570.4)	$(1,574.7)	$582.7

The accompanying notes are an integral part of these consolidated financial statements.

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LEAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2006	2005	2004
	(In millions)
Cash Flows from Operating Activities:
Net income (loss)	$(707.5)	$(1,381.5)	$422.2
Adjustments to reconcile net income (loss) to net cash provided by operating activities —
Cumulative effect of a change in accounting principle	(2.9)	—	—
Goodwill impairment charges	2.9	1,012.8	—
Loss on divestiture of Interior business	636.0	—	—
Fixed asset impairment charges	15.8	97.4	3.0
Deferred tax provision (benefit)	(55.0)	44.7	8.7
Equity in net (income) loss of affiliates	(16.2)	51.4	(2.6)
Depreciation and amortization	392.2	393.4	355.1
Net change in recoverable customer engineering and tooling	194.9	(112.5)	(32.5)
Net change in working capital items	(110.1)	9.7	(62.4)
Net change in sold accounts receivable	(178.0)	411.1	(70.4)
Other, net	113.2	34.3	54.8
Net cash provided by operating activities	285.3	560.8	675.9
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(347.6)	(568.4)	(429.0)
Cost of acquisitions, net of cash acquired	(30.5)	(11.8)	(103.0)
Net proceeds from disposition of businesses and other assets	65.9	33.3	56.3
Other, net	—	5.3	3.2
Net cash used in investing activities	(312.2)	(541.6)	(472.5)
Cash Flows from Financing Activities:
Issuance of senior notes	900.0	—	399.2
Repayment of senior notes	(1,356.9)	(600.0)	—
Primary credit facility borrowings, net	597.0	400.0	—
Other long-term debt repayments, net	(36.5)	(32.7)	(49.4)
Short-term debt repayments, net	(11.8)	(23.8)	(29.8)
Net proceeds from the sale of common stock	199.2	—	—
Dividends paid	(16.8)	(67.2)	(68.0)
Proceeds from exercise of stock options	0.2	4.7	24.4
Repurchase of common stock	—	(25.4)	(97.7)
Increase (decrease) in drafts	3.0	(3.3)	(12.6)
Other, net	—	0.7	—
Net cash provided by (used in) financing activities	277.4	(347.0)	166.1
Effect of foreign currency translation	54.9	(59.8)	46.1
Net Change in Cash and Cash Equivalents	305.4	(387.6)	415.6
Cash and Cash Equivalents at Beginning of Year	197.3	584.9	169.3
Cash and Cash Equivalents at End of Year	$502.7	$197.3	$584.9
Changes in Working Capital:
Accounts receivable	$153.2	$(250.3)	$(147.7)
Inventories	29.4	(76.9)	(7.0)
Accounts payable	(358.9)	298.1	189.8
Accrued liabilities and other	66.2	38.8	(97.5)
Net change in working capital items	$(110.1)	$9.7	$(62.4)
Supplementary Disclosure:
Cash paid for interest	$218.5	$172.6	$153.5
Cash paid for income taxes, net of refunds received of $30.7 in 2006, $76.7 in 2005 and $52.7 in 2004	$84.8	$112.7	$140.0

The accompanying notes are an integral part of these consolidated financial statements.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Basis of Presentation
The consolidated financial statements include the accounts of Lear Corporation (“Lear” or the “Parent”), a Delaware corporation and the wholly owned and less than wholly owned subsidiaries controlled by Lear (collectively, the “Company”). In addition, Lear consolidates variable interest entities in which it bears a majority of the risk of the entities’ potential losses or stands to gain from a majority of the entities’ expected returns. Investments in affiliates in which Lear does not have control, but does have the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method (Note 6, “Investments in Affiliates and Other Related Party Transactions”).
The Company and its affiliates design and manufacture complete automotive seat systems, electrical distribution systems and various electronic products. The Company also supplies automotive interior systems and components, including instrument panels and cockpit systems, headliners and overhead systems, door panels and flooring and acoustic systems. The Company’s main customers are automotive original equipment manufacturers. The Company operates facilities worldwide (Note 13, “Segment Reporting”).
(2) Summary of Significant Accounting Policies
Assets and Liabilities of Business Held for Sale
In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company classifies the assets and liabilities of a business as held for sale when management approves and commits to a formal plan of sale and it is probable that the sale will be completed. The carrying value of the net assets of the business held for sale are then recorded at the lower of their carrying value or fair market value, less costs to sell. As of December 31, 2006, the assets and liabilities of the Company’s North American interior business are classified as held for sale and all prior period balance sheet information has been restated (Note 3, “Divestiture of Interior Business”).
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with original maturities of ninety days or less.
Accounts Receivable
The Company records accounts receivable as its products are shipped to its customers. The Company’s customers are the major automotive manufacturers in the world. The Company records accounts receivable reserves for known collectibility issues, as such issues relate to specific transactions or customer balances. As of December 31, 2006 and 2005, accounts receivable are reflected net of reserves of $14.9 million and $20.4 million, respectively. The Company writes off accounts receivable when it becomes apparent based upon age or customer circumstances that such amounts will not be collected. Generally, the Company does not require collateral for its accounts receivable.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(2) Summary of Significant Accounting Policies – (continued)
Inventories
Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. The Company records inventory reserves for inventory in excess of production and/or forecasted requirements and for obsolete inventory in production and service inventories. As of December 31, 2006 and 2005, inventories are reflected net of reserves of $87.1 million and $85.7 million, respectively. A summary of inventories is shown below (in millions):

	December 31,
	2006	2005

Raw materials	$439.9	$449.2
Work-in-process	35.6	36.7
Finished goods	106.0	109.7
Inventories	$581.5	$595.6
Pre-Production Costs Related to Long-Term Supply Arrangements
The Company incurs pre-production engineering, research and development (“ER&D”) and tooling costs related to the products produced for its customers under long-term supply agreements. The Company expenses all pre-production ER&D costs for which reimbursement is not contractually guaranteed by the customer. In addition, the Company expenses all pre-production tooling costs related to customer-owned tools for which reimbursement is not contractually guaranteed by the customer or for which the customer has not provided a non-cancelable right to use the tooling. During 2006 and 2005, the Company capitalized $122.0 million and $227.2 million, respectively, of pre-production ER&D costs for which reimbursement is contractually guaranteed by the customer. During 2006 and 2005, the Company also capitalized $449.0 million and $638.6 million, respectively, of pre-production tooling costs related to customer-owned tools for which reimbursement is contractually guaranteed by the customer or for which the customer has provided a non-cancelable right to use the tooling. These amounts are included in other current and other long-term assets in the consolidated balance sheets. During 2006 and 2005, the Company collected $765.0 million and $715.8 million, respectively, of cash related to ER&D and tooling costs.
During 2006 and 2005, the Company capitalized $17.4 million and $44.4 million, respectively, of Company-owned tooling. These amounts are included in property, plant and equipment, net, in the consolidated balance sheets.
The classification of capitalized pre-production ER&D and tooling costs related to long-term supply agreements is shown below (in millions):

	December 31,
	2006	2005

Current	$87.7	$160.4
Long-term	116.2	146.9
Recoverable customer engineering and tooling	$203.9	$307.3
Gains and losses related to ER&D and tooling projects are reviewed on an aggregate program basis. Net gains on projects are deferred and recognized over the life of the related long-term supply agreement. Net losses on projects are recognized as costs are incurred.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(2) Summary of Significant Accounting Policies – (continued)
Property, Plant and Equipment
Property, plant and equipment is stated at cost. Depreciable property is depreciated over the estimated useful lives of the assets, using principally the straight-line method as follows:

Buildings and improvements	20 to 40 years
Machinery and equipment	5 to 15 years
A summary of property, plant and equipment is shown below (in millions):

	December 31,
	2006	2005

Land	$131.0	$131.5
Buildings and improvements	516.7	572.8
Machinery and equipment	2,077.5	2,116.0
Construction in progress	60.7	56.1
Total property, plant and equipment	2,785.9	2,876.4
Less — accumulated depreciation	(1,314.2)	(1,261.7)
Net property, plant and equipment	$1,471.7	$1,614.7
Depreciation expense was $387.0 million, $388.5 million and $350.6 million for the years ended December 31, 2006, 2005 and 2004, respectively.
Costs associated with the repair and maintenance of the Company’s property, plant and equipment are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency or safety of the Company’s property, plant and equipment are capitalized and depreciated over the remaining life of the related asset.
Impairment of Goodwill
Goodwill is not amortized but is tested for impairment on at least an annual basis. Impairment testing is required more often than annually if an event or circumstance indicates that an impairment, or decline in value, may have occurred. In conducting its impairment testing, the Company compares the fair value of each of its reporting units to the related net book value. If the fair value of a reporting unit exceeds its net book value, goodwill is considered not to be impaired. If the net book value of a reporting unit exceeds its fair value, an impairment loss is measured and recognized. The Company conducts its annual impairment testing on the first day of the fourth quarter each year.
The Company utilizes an income approach to estimate the fair value of each of its reporting units. The income approach is based on projected debt-free cash flow which is discounted to the present value using discount factors that consider the timing and risk of cash flows. The Company believes that this approach is appropriate because it provides a fair value estimate based upon the reporting unit’s expected long-term operating cash flow performance. This approach also mitigates the impact of cyclical trends that occur in the industry. Fair value is estimated using recent automotive industry and specific platform production volume projections, which are based on both third-party and internally-developed forecasts, as well as commercial, wage and benefit, inflation and discount rate assumptions. Other significant assumptions include terminal value growth rates, terminal value margin rates, future capital expenditures and changes in future working capital requirements. While there are inherent uncertainties related to the assumptions used and to management’s application of these assumptions to this analysis, the Company believes that the income approach provides a reasonable estimate of the fair value of its reporting units.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(2) Summary of Significant Accounting Policies – (continued)
The Company’s 2006 annual goodwill impairment analysis, completed as of October 1, resulted in no impairment.
During the third and fourth quarters of 2005, events occurred which indicated a significant decline in the fair value of the Company’s interior segment, as well as an impairment of the related goodwill. These events included unfavorable operating results, primarily as a result of higher raw material costs, lower production volumes on key platforms, industry overcapacity, insufficient customer pricing and changes in certain customers’ sourcing strategies, as well as the Company’s decision to evaluate strategic alternatives with respect to this segment. The Company evaluated the net book value of goodwill within its interior segment by comparing the fair value of the reporting unit to the related net book value. As a result, the Company recorded total goodwill impairment charges of $1.0 billion in 2005 related to the interior segment. The Company also recognized a $2.9 million goodwill impairment charge related to this segment during the second quarter of 2006. The goodwill resulted from a $19.0 million purchase price adjustment for an indemnification claim related to the Company’s acquisition of UT Automotive, Inc. (“UT Automotive”) from United Technologies Corporation (“UTC”) in May 1999. The purchase price adjustment was allocated to the Company’s electronic and electrical and interior segments (Note 12, “Commitments and Contingencies”).
A summary of the changes in the carrying amount of goodwill, by reportable operating segment, for each of the two years in the period ended December 31, 2006, is shown below (in millions):

	Seating	Electronic and Electrical	Interior	Total

Balance as of January 1, 2005	$1,075.7	$945.9	$1,017.8	$3,039.4
Goodwill impairment charges	—	—	(1,012.8)	(1,012.8)
Foreign currency translation and other	(41.5)	(40.3)	(5.0)	(86.8)
Balance as of December 31, 2005	$1,034.2	$905.6	$—	$1,939.8
Purchase price adjustment	—	16.1	2.9	19.0
Goodwill impairment charges	—	—	(2.9)	(2.9)
Foreign currency translation and other	26.5	14.3	—	40.8
Balance as of December 31, 2006	$1,060.7	$936.0	$—	$1,996.7
Intangible Assets
The Company’s intangible assets acquired through business acquisitions are valued based on independent appraisals. A summary of intangible assets as of December 31, 2006 and 2005, is shown below (in millions):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Weighted Average Useful Life (Years)

Technology	$2.8	$(0.8)	$2.4	10.0
Customer contracts	23.0	(8.4)	14.6	7.7
Customer relationships	29.8	(4.5)	25.3	19.0
Balance as of December 31, 2006	$55.6	$(13.7)	$41.9	14.7

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(2) Summary of Significant Accounting Policies – (continued)

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Weighted Average Useful Life (Years)

Technology	$2.8	$(0.4)	$2.4	10.0
Customer contracts	20.8	(4.9)	15.9	7.7
Customer relationships	27.2	(2.4)	24.8	18.8
Balance as of December 31, 2005	$50.8	$(7.7)	$43.1	14.2
Excluding the impact of any future acquisitions, the Company’s estimated annual amortization expense is approximately $5.0 million in each of the three succeeding years, decreasing to approximately $4.5 and $4.0 million in the two years thereafter.
Impairment of Long-Lived Assets
The Company monitors its long-lived assets for impairment indicators on an ongoing basis in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” If impairment indicators exist, the Company performs the required analysis and records impairment charges in accordance with SFAS No. 144. In conducting its analysis, the Company compares the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. If the undiscounted cash flows exceed the net book value, the long-lived assets are considered not to be impaired. If the net book value exceeds the undiscounted cash flows, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived assets. Fair value is estimated based upon either discounted cash flow analyses or estimated salvage values. Cash flows are estimated using internal budgets based on recent sales data, independent automotive production volume estimates and customer commitments, as well as assumptions related to discount rates. Changes in economic or operating conditions impacting these estimates and assumptions could result in the impairment of long-lived assets.
The Company recorded fixed asset impairment charges related to certain operating locations within its interior segment of $10.0 million and $82.3 million in the years ended December 31, 2006 and 2005, respectively. The remaining fixed assets of the Company’s North American interior business were written down to zero in the fourth quarter of 2006 as a result of entering into the agreement relating to the divestiture of the North American interior business (Note 3, “Divestiture of Interior Business”).
In the years ended December 31, 2006 and 2005, the Company also recognized fixed asset impairment charges of $5.8 million and $15.1 million, respectively, in conjunction with its restructuring actions. In the year ended December 31, 2004, the Company recognized fixed asset impairment charges of $3.0 million related to certain facility consolidations. See Note 5, “Restructuring.” The Company has certain other facilities that have generated operating losses in recent years. The results of the related impairment analyses indicated that impairment of the fixed assets was not required. However, the Company will continue to monitor the operating plans of these facilities for potential impairment.
These fixed asset impairment charges are recorded in cost of sales in the consolidated statements of operations for the years ended December 31, 2006, 2005 and 2004.
Revenue Recognition and Sales Commitments
The Company enters into agreements with its customers to produce products at the beginning of a vehicle’s life. Although such agreements do not provide for minimum quantities, once the Company enters into such agreements, the Company is generally required to fulfill its customers’ purchasing requirements for the entire production life of the vehicle. These agreements generally may be terminated by the customer at any time. Historically, terminations of these agreements have been minimal. In certain instances, the Company may be committed under existing agreements to supply products to its customers at selling prices which are not sufficient to cover the direct cost to produce such products. In such situations, the Company recognizes losses as they are incurred.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(2) Summary of Significant Accounting Policies – (continued)
The Company receives blanket purchase orders from its customers on an annual basis. Generally, each purchase order provides the annual terms, including pricing, related to a particular vehicle model. Purchase orders do not specify quantities. The Company recognizes revenue based on the pricing terms included in its annual purchase orders as its products are shipped to its customers. The Company is asked to provide its customers with annual cost reductions as part of certain agreements. The Company accrues for such amounts as a reduction of revenue as its products are shipped to its customers. In addition, the Company has ongoing adjustments to its pricing arrangements with its customers based on the related content, the cost of its products and other commercial factors. Such pricing accruals are adjusted as they are settled with the Company’s customers.
Amounts billed to customers related to shipping and handling costs are included in net sales in the consolidated statements of operations. Shipping and handling costs are included in cost of sales in the consolidated statements of operations.
Cost of Sales and Selling, General and Administrative Expenses
Cost of sales includes material, labor and overhead costs associated with the manufacture and distribution of the Company’s products. Distribution costs include inbound freight costs, purchasing and receiving costs, inspection costs, warehousing costs and other costs of the Company’s distribution network. Selling, general and administrative expenses include selling, research and development and administrative costs not directly associated with the manufacture and distribution of the Company’s products.
Research and Development
Costs incurred in connection with the development of new products and manufacturing methods, to the extent not recoverable from the Company’s customers, are charged to selling, general and administrative expenses as incurred. These costs amounted to $169.8 million, $174.0 million and $197.6 million for the years ended December 31, 2006, 2005 and 2004, respectively.
Other Expense, Net
Other expense includes state and local non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with the Company’s asset-based securitization and factoring facilities, losses on the extinguishment of debt (see Note 8, “Long-Term Debt”), gains and losses on the sales of fixed assets and other miscellaneous income and expense. A summary of other expense is shown below (in millions):

	For the Year Ended December 31,
	2006	2005	2004

Other expense	$101.3	$41.8	$38.6
Other income	(15.6)	(3.8)	—
Other expense, net	$85.7	$38.0	$38.6
Foreign Currency Translation
With the exception of foreign subsidiaries operating in highly inflationary economies, which are measured in U.S. dollars, assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the foreign exchange rates in effect at the end of the period. Revenues and expenses of foreign subsidiaries are translated using an average of the foreign exchange rates in effect during the period. Translation adjustments that arise from translating a foreign subsidiary’s financial statements from the functional currency to U.S. dollars are reflected in accumulated other comprehensive loss in the consolidated balance sheets.
Transaction gains and losses that arise from foreign exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those transactions which operate as a hedge of a foreign currency investment position, are included in the statements of operations as incurred.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(2) Summary of Significant Accounting Policies – (continued)
Stock-Based Compensation
On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” using the modified prospective transition method and recognized income of $2.9 million as a cumulative effect of a change in accounting principle related to a change in accounting for forfeitures. There was no income tax effect resulting from this adoption (Note 9, “Income Taxes”). SFAS No. 123(R) requires the estimation of expected forfeitures at the grant date and the recognition of compensation cost only for those awards expected to vest. Previously, the Company accounted for forfeitures as they occurred. The adoption of SFAS No. 123(R) did not  result in the recognition of additional compensation cost related to outstanding unvested awards, as the Company recognized compensation cost using the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” for all employee awards granted after January 1, 2003. The pro forma effect on net income (loss) and net income (loss) per share, as if the fair value recognition provisions had been applied to all outstanding and unvested awards granted prior to January 1, 2003, is shown below (in millions, except per share data):

	For the Year Ended December 31,
	2005	2004

Net income (loss), as reported	$(1,381.5)	$422.2
Add: Stock-based employee compensation expense included in reported net income (loss)	14.7	10.9
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(18.1)	(21.6)
Net income (loss), pro forma	$(1,384.9)	$411.5
Net income (loss) per share:
Basic – as reported	$(20.57)	$6.18
Basic – pro forma	$(20.62)	$6.03
Diluted – as reported	$(20.57)	$5.77
Diluted – pro forma	$(20.62)	$5.63
For the year ended December 31, 2006, total stock-based employee compensation expense was $32.0 million.
For further information related to the Company’s stock-based compensation programs, see Note 11, “Stock-Based Compensation.”
Net Income (Loss) Per Share
Basic net income (loss) per share is computed using the weighted average common shares outstanding during the period. Diluted net income (loss) per share includes the dilutive effect of common stock equivalents using the average share price during the period. In addition, when the impact is dilutive, diluted net income per share is calculated by increasing net income for the after-tax interest expense on convertible debt and by increasing total shares outstanding by the number of shares that would be issuable upon conversion. Prior to the repurchase of substantially all of the Company’s outstanding zero-coupon convertible notes during 2006, there were 4,813,056 shares issuable upon conversion of the Company’s convertible zero-coupon senior notes. Tables summarizing net income (loss), for diluted net income (loss) per share (in millions) and shares outstanding are shown below:

	For the Year Ended December 31,
	2006	2005	2004

Net income (loss)	$(707.5)	$(1,381.5)	$422.2
Add: After-tax interest expense on convertible debt	—	—	9.3
Net income (loss), for diluted net income (loss) per share	$(707.5)	$(1,381.5)	$431.5

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(2) Summary of Significant Accounting Policies – (continued)

	For the Year Ended December 31,
	2006	2005	2004

Weighted average common shares outstanding	68,607,262	67,166,668	68,278,858
Dilutive effect of common stock equivalents	—	—	1,635,349
Shares issuable upon conversion of convertible debt	—	—	4,813,056
Diluted shares outstanding	68,607,262	67,166,668	74,727,263
For further information related to the zero-coupon convertible senior notes, see Note 8, “Long-Term Debt.”
The shares issuable upon conversion of the Company’s outstanding zero-coupon convertible debt and the effect of common stock equivalents, including options, restricted stock units, performance units and stock appreciation rights were excluded from the computation of diluted shares outstanding for the years ended December 31, 2006 and 2005, as inclusion would have resulted in antidilution. A summary of these options and their exercise prices, as well as these restricted stock units, performance units and stock appreciation rights, is shown below:

	For the Year Ended December 31,
	2006	2005	2004

Options
Antidilutive options	2,790,305	2,983,405	—
Exercise prices	$22.12 – $55.33	$22.12 – $55.33	—
Restricted stock units	1,964,571	2,234,122	—
Performance units	169,909	123,672	—
Stock appreciation rights	1,751,854	1,215,046	—
Use of Estimates
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. During 2006, there were no material changes in the methods or policies used to establish estimates and assumptions. Generally, matters subject to estimation and judgment include amounts related to accounts receivable realization, inventory obsolescence, asset impairments, useful lives of intangible and fixed assets and unsettled pricing discussions with customers and suppliers (Note 2, “Summary of Significant Accounting Policies”); restructuring accruals (Note 5, “Restructuring”); deferred tax asset valuation allowances and income taxes (Note 9, “Income Taxes”); pension and other postretirement benefit plan assumptions (Note 10, “Pension and Other Postretirement Benefit Plans”); accruals related to litigation, warranty and environmental remediation costs (Note 12, “Commitments and Contingencies”); and self-insurance accruals. Actual results may differ from estimates provided.
Reclassifications
Certain amounts in prior years’ financial statements have been reclassified to conform to the presentation used in the year ended December 31, 2006.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(3) Divestiture of Interior Business
European Interior Business
On October 16, 2006, the Company completed the contribution of substantially all of its European interior business to International Automotive Components Group, LLC (“IAC Europe”), the Company’s joint venture with WL Ross & Co. LLC (“WL Ross”) and Franklin Mutual Advisers, LLC (“Franklin”), in exchange for a one-third equity interest. In connection with the transaction, the Company entered into various ancillary agreements providing the Company with customary minority shareholder rights and registration rights with respect to its equity interest in IAC Europe. The Company’s European interior business included substantially all of its interior components business in Europe (other than Italy and one facility in France), consisting of nine manufacturing facilities in five countries supplying door panels, overhead systems, instrument panels, cockpits and interior trim to various original equipment manufacturers. IAC Europe also owns the European interior business formerly held by Collins & Aikman Corporation.
In connection with this transaction, the Company recorded the fair market value of its initial investment in IAC Europe at $105.6 million and recognized a pretax loss of approximately $29.1 million. This loss is recorded as part of the Company’s loss on divestiture of interior business in the statement of operations for the year ended December 31, 2006. The Company did not account for the divestiture of its European interior business as a discontinued operation due to its continuing involvement with IAC Europe. The Company’s investment in IAC Europe is accounted for under the equity method of accounting (Note 6, “Investments in Affiliates and Other Related Party Transactions”).
North American Interior Business
On November 30, 2006, the Company entered into an Asset Purchase Agreement with International Automotive Components Group North America, Inc. and International Automotive Components Group North America, LLC (together, “IAC North America”), WL Ross and Franklin, under which the Company agreed to transfer substantially all of the assets of the Company’s North American interior business, as well as interests in two China joint ventures and $25 million of cash, to IAC North America. Under the terms of the agreement, the Company will receive a 25% equity interest in IAC North America and warrants to purchase an additional 7% equity interest. In addition, under the terms of the agreement, the Company will be obligated to fund up to an additional $40 million to the IAC North America joint venture, in the event that the joint venture does not meet certain financial targets in 2007. The Asset Purchase Agreement also contains a closing date net working capital adjustment provision and requires the Company to have a minimum level of recoverable customer engineering and tooling as of the closing date. The closing of the transaction contemplated by the agreement is subject to various conditions, including the receipt of required third-party consents, as well as other closing conditions customary for transactions of this type. The transaction is expected to close in the first quarter of 2007.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(3) Divestiture of Interior Business – (continued)
The Company accounted for the North American interior business as held for sale as of December 31, 2006, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, the Company recorded an estimated pretax loss of $606.9 million to adjust the net carrying value of the assets and liabilities of the North American interior business to their recovery value under the terms of the agreement. The Company expects to incur additional losses on the divestiture through the transaction closure date. The total pretax loss is expected to be in the range of $650 million to $675 million. The Company will not account for the divestiture as a discontinued operation due to its continuing involvement with IAC North America. The Company will account for its investment in IAC North America under the equity method of accounting effective upon the closing of the transaction. The major classes of the assets and liabilities of the Company’s North American interior business that are classified as held for sale in the Company’s consolidated balance sheets are shown below (in millions):

	December 31,
	2006	2005

Cash and cash equivalents	$19.2	$10.3
Accounts receivable	284.5	337.5
Inventories	69.2	92.7
Recoverable customer engineering and tooling	52.7	157.2
Other current assets	2.2	10.0
Current assets of business held for sale	427.8	607.7
Property, plant and equipment, net	—	404.5
Other long-term assets	—	80.7
Long-term assets of business held for sale	—	485.2
Total assets of business held for sale	$427.8	$1,092.9

	December 31,
	2006	2005

Accounts payable and drafts	323.7	477.6
Accrued liabilities	79.8	71.7
Current portion of long-term debt	2.2	—
Current liabilities of business held for sale	405.7	549.3
Long-term debt	19.6	—
Other long-term liabilities	28.9	27.6
Long-term liabilities of business held for sale	48.5	27.6
Total liabilities of business held for sale	$454.2	$576.9
The total assets of business held for sale include recoverable customer engineering and tooling contracts and other monetary assets amounting to $92.9 million for which valuation allowances have been recorded in consolidation in order to determine the loss on the transaction. The fair value of these monetary assets approximates the carrying value indicated above before any valuation allowances.
For further information on the operating results of the Company’s interior business, see Note 13, “Segment Reporting.”
(4) Sale of Common Stock
On November 8, 2006, the Company completed the sale of 8,695,653 shares of common stock for an aggregate purchase price of $23 per share to affiliates of and funds managed by Carl C. Icahn. The net proceeds from the sale of $199.2 million will be used for general corporate purposes, including strategic investments in the Company’s core businesses.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(5) Restructuring
2006 and 2005
In order to address unfavorable industry conditions, the Company began to implement consolidation and census actions in the second quarter of 2005. These actions are part of a comprehensive restructuring strategy intended to (i) better align the Company’s manufacturing capacity with the changing needs of its customers, (ii) eliminate excess capacity and lower the operating costs of the Company and (iii) streamline the Company’s organizational structure and reposition its business for improved long-term profitability.
In connection with the restructuring actions, the Company currently expects to incur pre-tax costs of approximately $300 million, although all aspects of the restructuring actions have not been finalized. Such costs will include employee termination benefits, asset impairment charges and contract termination costs, as well as other incremental costs resulting from the restructuring actions. These incremental costs will principally include equipment and personnel relocation costs. The Company also expects to incur incremental manufacturing inefficiency costs at the operating locations impacted by the restructuring actions during the related restructuring implementation period. Restructuring costs will be recognized in the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States. Generally, charges will be recorded as elements of the restructuring strategy are finalized. Actual costs recorded in the Company’s consolidated financial statements may vary from current estimates.
In connection with the Company’s restructuring actions, the Company recorded charges of $93.2 million in 2006. This consists of $81.9 million recorded as cost of sales and $17.2 million recorded as selling, general and administrative expenses, offset by net gains on the sales of two facilities and machinery and equipment, which are recorded as other expense, net. The 2006 charges consist of employee termination benefits of $79.3 million, asset impairment charges of $5.8 million and contract termination costs of $6.5 million, as well as other net costs of $1.6 million. Employee termination benefits were recorded based on existing union and employee contracts, statutory requirements and completed negotiations. Asset impairment charges relate to the disposal of buildings, leasehold improvements and machinery and equipment with carrying values of $5.8 million in excess of related estimated fair values. Contract termination costs include lease cancellation costs of $0.8 million, which was paid in 2006, the repayment of various government-sponsored grants of $0.7 million, costs associated with the termination of subcontractor and other relationships of $4.1 million and pension benefit curtailment charges of $0.9 million.
A summary of the 2006 restructuring charges, excluding the $0.9 million pension and other postretirement benefit plan curtailments, is shown below (in millions):

	Accrual as of December 31, 2005	Charges	Utilization		Accrual as of December 31, 2006
			Cash	Non-cash

Employee termination benefits	$15.1	$79.3	$(58.0)	$—	$36.4
Asset impairments	—	5.8	—	(5.8)	—
Contract termination costs	5.0	5.6	(7.2)	—	3.4
Other related costs	—	1.6	(1.6)	—	—
Total	$20.1	$92.3	$(66.8)	$(5.8)	$39.8
In connection with the Company’s restructuring actions, the Company recorded charges of $88.9 million in 2005, including $84.6 million recorded as cost of sales and $6.2 million recorded as selling, general and administrative expenses. The remaining amounts include a gain on the sale of a facility, which is recorded as other expense, net. The 2005 charges consist of employee termination benefits of $56.5 million, asset impairment charges of $15.1 million and contract termination costs of $13.5 million, as well as other net costs of $3.8 million. Employee termination benefits were recorded based on existing union and employee contracts, statutory requirements and completed negotiations. Asset impairment charges relate to the disposal of buildings, leasehold improvements and machinery and equipment with carrying values of $15.1 million in excess of related estimated fair values. Contract

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(5) Restructuring – (continued)
termination costs include lease cancellation costs of $3.4 million, which are expected to be paid through 2006, the repayment of various government-sponsored grants of $4.8 million, the termination of joint venture, subcontractor and other relationships of $3.2 million and pension and other postretirement benefit plan curtailments of $2.1 million.
A summary of the 2005 restructuring charges, excluding the $2.1 million pension and other postretirement benefit plan curtailments, is shown below (in millions):

		Utilization		Accrual as of December 31, 2005
	Charges	Cash	Non-cash

Employee termination benefits	$56.5	$(41.4)	$—	$15.1
Asset impairments	15.1	—	(15.1)	—
Contract termination costs	11.4	(6.4)	—	5.0
Other related costs	3.8	(3.8)	—	—
Total	$86.8	$(51.6)	$(15.1)	$20.1
2004
In 2004, the Company recorded $7.8 million for employee termination benefits and asset impairments at two U.S. seating facilities. In addition, the Company also incurred $39.9 million in estimated costs related to additional facility consolidations and closures and census reductions.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(6) Investments in Affiliates and Other Related Party Transactions
The Company’s beneficial ownership in affiliates accounted for under the equity method is shown below:

	December 31,
	2006	2005	2004

Honduras Electrical Distribution Systems S. de R.L. de C.V. (Honduras)	60%	60%	60%
Lear-Kyungshin Sales and Engineering LLC	60	60	60
Shanghai Lear STEC Automotive Parts Co., Ltd. (China)	55	55	55
Lear Shurlok Electronics (Proprietary) Limited (South Africa)	51	51	—
Industrias Cousin Freres, S.L. (Spain)	50	50	50
Hanil Lear India Private Limited (India)	50	50	50
Nanjing Lear Xindi Automotive Interiors Systems Co., Ltd. (China)	50	50	50
Lear Dongfeng Automotive Seating Co., Ltd. (China)	50	50	50
Dong Kwang Lear Yuhan Hoesa (Korea)	50	50	50
Tacle Seating USA, LLC	49	—	—
Jiangxi Jiangling Lear Interior Systems Co. Ltd. (China)	41	41	41
Beijing Lear Dymos Automotive Seating and Interior Co., Ltd. (China)	40	40	50
Total Interior Systems — America, LLC	39	39	39
UPM S.r.L. (Italy)	39	39	39
Markol Otomotiv Yan Sanayi VE Ticaret A.S. (Turkey)	35	35	35
International Automotive Components Group, LLC	33	—	—
Lear Diamond Electro-Circuit Systems Co., Ltd. (Japan)	—	50	50
RecepTec Holdings, L.L.C.	—	21	21
Shenyang Lear Automotive Seating and Interior Systems Co., Ltd. (China)	—	—	60
Lear Furukawa Corporation	—	—	51
Lear-NHK Seating and Interior Co., Ltd. (Japan)	—	—	50
Bing Assembly Systems, L.L.C.	—	—	49
JL Automotive, LLC	—	—	49
Precision Fabrics Group, Inc.	—	—	43
Klingel Italiana S.R.L. (Italy)	—	—	40
Summarized group financial information for affiliates accounted for under the equity method as of December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004, is shown below (unaudited; in millions):

	December 31,
	2006	2005

Balance sheet data:
Current assets	$580.1	$183.8
Non-current assets	317.2	64.5
Current liabilities	610.0	186.0
Non-current liabilities	12.9	16.5

	For the Year Ended December 31,
	2006	2005	2004

Income statement data:
Net sales	$956.8	$1,248.4	$1,127.1
Gross profit	50.7	56.1	87.7
Income before provision for income taxes	16.3	0.9	16.0
Net income (loss)	11.5	(4.2)	11.3

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(6) Investments in Affiliates and Other Related Party Transactions – (continued)
As of December 31, 2006 and 2005, the Company’s aggregate investment in affiliates was $141.3 million and $28.5 million, respectively. In addition, the Company had notes and advances due from affiliates of $12.8 million and $2.8 million as of December 31, 2006 and 2005, respectively.
A summary of transactions with affiliates and other related parties is shown below (in millions):

	For the Year Ended December 31,
	2006	2005	2004

Sales to affiliates	$35.8	$144.9	$140.3
Purchases from affiliates	51.1	224.9	120.9
Purchases from other related parties(1)	12.5	13.6	12.5
Management and other fees for services provided to affiliates	—	0.6	3.3
Dividends received from affiliates	1.6	5.3	3.2
——————
(1)
Includes $4.0 million, $4.3 million and $3.5 million in 2006, 2005 and 2004, respectively, paid to CB Richard Ellis (formerly Trammell Crow Company in 2005 and 2004) for real estate brokerage, as well as property and project management services; includes $6.6 million, $7.0 million and $7.3 million in 2006, 2005 and 2004, respectively, paid to Analysts International, Sequoia Services Group for the purchase of computer equipment and for computer-related services; includes $0.5 million, $0.4 million and $0.4 million in 2006, 2005 and 2004, respectively, paid to Elite Support Management Group, L.L.C. for the provision of information technology temporary support personnel; includes $1.4 million, $1.9 million and $1.3 million in 2006, 2005 and 2004, respectively, paid to Creative Seating Innovations, Inc. for prototype tooling and parts; and includes $0.7 million and $2.4 million in 2006 and 2005, respectively, paid to the Materials Group for plastic resins. Each entity employed a relative of the Company’s Chairman and Chief Executive Officer in 2006. In addition, Elite Support Management and Creative Seating Innovations were each partially owned by relatives of the Company’s Chairman and Chief Executive Officer in 2006. As a result, such entities may be deemed to be related parties. These purchases were made in the ordinary course of the Company’s business and in accordance with the Company’s normal procedures for engaging service providers or normal sourcing procedures for suppliers, as applicable.
The Company’s investments in Honduras Electrical Distribution Systems S. de R.L. de C.V., Lear-Kyungshin Sales and Engineering LLC and Shanghai Lear STEC Automotive Parts Co., Ltd. are accounted for under the equity method as the result of certain approval rights granted to the minority shareholder.
The Company guarantees 60% of certain of the debt of Honduras Electrical Distribution Systems S. de R.L. de C.V., 40% of certain of the debt of Beijing Lear Dymos Automotive Seating and Interior Co., Ltd. and 39% of certain of the debt of Total Interior Systems — America, LLC. As of December 31, 2006, the amount of debt guaranteed by the Company was $17.9 million.
2006
In October 2006, the Company completed the contribution of substantially all of its European interior business to International Automotive Components Group, LLC, a joint venture the Company formed with WL Ross and Franklin (Note 3, “Divestiture of Interior Business”). In February 2006, the Company formed Tacle Seating USA, LLC, a joint venture with Tachi-S Engineering U.S.A., Inc., to manufacture and supply seat systems.
Also in 2006, the Company divested its ownership interest in RecepTec Holdings, L.L.C, recognizing a gain of $13.4 million, which is reflected in equity in net (income) loss in affiliates in the consolidated statement of operations for the year ended December 31, 2006. In addition, the Company and its joint venture partner dissolved Lear Diamond Electro-Circuit Systems Co., Ltd.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(6) Investments in Affiliates and Other Related Party Transactions – (continued)
2005
In December 2005, the Company engaged in the restructuring of two of its previously unconsolidated affiliates, Bing Assembly Systems, L.L.C. (“BAS”) and JL Automotive, LLC (“JLA”), which involved capital restructurings, changes in the investors and amendments to the related operating agreements. Each venture assembles, sequences and manufactures automotive interior components. These restructurings resulted in the recognition of a $29.8 million loss, which is reflected in equity in net (income) loss of affiliates in the accompanying statement of operations for the year ended December 31, 2005. In addition, as part of the restructurings, a new joint venture partner, Comer Holdings, LLC, acquired a 51% ownership interest in Integrated Manufacturing and Assembly, LLC (formerly BAS) and CL Automotive, LLC (formerly JLA) with Lear retaining a 49% ownership interest in both of these ventures. Upon the completion of these restructurings, which were effective December 31, 2005, it was determined that both of these ventures are variable interest entities and that the Company is the primary beneficiary due to its financing of the ventures through member loans and through various amendments to the respective operating agreements. Accordingly, the assets and liabilities of these ventures are reflected in the Company’s consolidated financial statements. The equity interests of the ventures not owned by the Company are reflected as minority interests in the Company’s consolidated financial statements as of December 31, 2005. The operating results of these ventures are included in the consolidated statements of operations from the date of consolidation, December 31, 2005.
In January 2005, the Company acquired an additional 29% of Lear Furukawa Corporation (“Lear Furukawa”) for $2.3 million, increasing its ownership interest to 80%. The acquisition was accounted for as a purchase, and accordingly, the assets purchased and liabilities assumed are reflected in the Company’s consolidated financial statements. The operating results of Lear Furukawa are included in the consolidated statement of operations from the date of acquisition. The operating results of the Company, after giving pro forma effect to this acquisition, are not materially different from reported results. Previously, Lear Furukawa was accounted for under the equity method as shareholder resolutions required a two-thirds majority vote for approval of corporate actions.
In July 2005, the Company began reflecting the financial position and results of operations of Shenyang Lear Automotive Seating and Interior Systems Co., Ltd. (“Shenyang”) in its consolidated financial statements, due to a change in the approval rights granted to the minority shareholder. Previously, Shenyang was accounted for under the equity method as certain shareholder resolutions required unanimous shareholder approval.
Also in 2005, the Company divested its ownership interest in Precision Fabrics Group, Inc. (“Precision Fabrics”) and recognized a charge of $16.9 million. This charge is reflected in equity in net (income) loss of affiliates in the consolidated statement of operations for the year ended December 31, 2005. In addition, in 2005, the Company sold its ownership interests in Klingel Italiana S.R.L and dissolved Lear-NHK Seating and Interior Co., Ltd.
2004
In December 2004, the Company formed Dong Kwang Lear Yuhan Hoesa, a joint venture with Dong Kwang Tech Co., Ltd., to manufacture and supply seat systems in Korea. In October 2004, the Company formed Beijing Lear Dymos Automotive Seating and Interior Co., Ltd., a joint venture with Dymos Incorporated, to manufacture and supply seat systems in China. In February 2004, the Company formed two joint ventures, Lear-Kyungshin Sales and Engineering LLC and Honduras Electrical Distribution Systems S. de R.L. de C.V. (collectively, the “Kyungshin affiliates”), with Kyungshin Industrial Co., Ltd. to manufacture and supply wire harnesses.
Also in 2004, the Company sold its ownership interests in Corporate Eagle Two, L.L.C., Saturn Electronics Texas, L.L.C. and Nawon Ind. Co., Ltd. (“Nawon”).
In conjunction with the acquisition of GHW Grote & Hartmann GmbH in July 2004, the Company assumed a 40% ownership interest in Klingel Italiana S.R.L.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(7) Short-Term Borrowings
The Company utilizes other uncommitted lines of credit as needed for its short-term working capital fluctuations. As of December 31, 2006, the Company had unused unsecured lines of credit available from banks of $165.0 million, subject to certain restrictions imposed by the New Credit Agreement (Note 8, “Long-Term Debt”). As of December 31, 2006 and 2005, the weighted average interest rate on outstanding borrowings was 4.0% and 5.0%, respectively.
(8) Long-Term Debt
A summary of long-term debt and the related weighted average interest rates, including the effect of hedging activities described in Note 14, “Financial Instruments,” is shown below (in millions):

	December 31,
	2006		2005
Debt Instrument	Long-Term Debt	Weighted Average Interest Rate	Long-Term Debt	Weighted Average Interest Rate

Amended and Restated Primary Credit Facility	$997.0	7.49%	$400.0	5.67%
8.50% Senior Notes, due 2013	300.0	8.50%	—	—
8.75% Senior Notes, due 2016	600.0	8.75%	—	—
5.75% Senior Notes, due 2014	399.3	5.635%	399.3	5.635%
Zero-Coupon Convertible Senior Notes, due 2022	3.6	4.75%	300.1	4.75%
8.125% Senior Notes, due 2008	73.3	8.125%	295.6	8.125%
8.11% Senior Notes, due 2009	41.4	8.11%	800.0	8.35%
Other	45.5	7.06%	57.5	6.34%
	2,460.1		2,252.5
Less — current portion	(25.6)		(9.4)
Long-term debt	$2,434.5		$2,243.1
Primary Credit Facility
On April 25, 2006, the Company entered into a $2.7 billion Amended and Restated Credit and Guarantee Agreement (the “New Credit Agreement”), which provides for maximum revolving borrowing commitments of $1.7 billion and a term loan facility of $1.0 billion. The New Credit Agreement replaced the Company’s prior primary credit facility. The $1.7 billion revolving credit facility matures on March 23, 2010, and the $1.0 billion term loan facility matures on April 25, 2012. The New Credit Agreement provides for multicurrency borrowings in a maximum aggregate amount of $750 million, Canadian borrowings in a maximum aggregate amount of $200 million and swing-line borrowings in a maximum aggregate amount of $300 million, the commitments for which are part of the aggregate revolving credit facility commitment.
Of the $1.0 billion proceeds under the term loan facility, $400.0 million was used to repay the term loan facility under the Company’s prior primary credit facility and $521.1 million was used to repurchase outstanding zero-coupon convertible senior notes with an accreted value of $303.2 million, Euro 13.0 million aggregate principal amount of the Company’s senior notes due 2008 and $206.6 million aggregate principal amount of the Company’s senior notes due 2009. In connection with these transactions, the Company recognized a net gain of $0.6 million on the extinguishment of debt, which is included in other expense, net in the consolidated statement of operations for the year ended December 31, 2006.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(8) Long-Term Debt – (continued)
As of December 31, 2006, the Company had $997.0 million in borrowings outstanding under the New Credit Agreement, all of which were outstanding under the term loan facility. There were no revolving borrowings outstanding. As of December 31, 2006, the commitment fee on the $1.7 billion revolving credit facility was 0.50% per annum. Borrowings and repayments under the Company’s New Credit Agreement (as well as predecessor facilities) are shown below (in millions):

Year	Borrowings	Repayments

2006	$11,978.2	$11,381.2
2005	8,942.4	8,542.4
2004	4,153.1	4,153.1
Zero-Coupon Convertible Senior Notes
In February 2002, the Company issued $640.0 million aggregate principal amount at maturity of zero-coupon convertible senior notes due 2022 (the “Convertible Notes”), yielding gross proceeds of $250.3 million. The Convertible Notes are unsecured and rank equally with the Company’s other unsecured senior indebtedness, including the Company’s other senior notes. Each Convertible Note of $1,000 principal amount at maturity was issued at a price of $391.06, representing a yield to maturity of 4.75%. Holders of the Convertible Notes may convert their notes at any time on or before the maturity date at a conversion rate, subject to adjustment, of 7.5204 shares of the Company’s common stock per note, provided that the average per share price of the Company’s common stock for the 20 trading days immediately prior to the conversion date is at least a specified percentage, beginning at 120% upon issuance and declining 1/2% each year thereafter to 110% at maturity, of the accreted value of the Convertible Note, divided by the conversion rate (the “Contingent Conversion Trigger”). The Convertible Notes are also convertible (1) if the long-term credit rating assigned to the Convertible Notes by either Moody’s Investors Service or Standard & Poor’s Ratings Services is reduced below Ba3 or BB-, respectively (which is currently the case), or either ratings agency withdraws its long-term credit rating assigned to the notes, (2) if the Company calls the Convertible Notes for redemption or (3) upon the occurrence of specified other events.
As discussed above, during the second quarter of 2006, the Company repurchased substantially all of the Convertible Notes with borrowings under its New Credit Agreement. As of December 31, 2006, notes with an accreted value of $3.6 million were outstanding.
Other Senior Notes
In November 2006, the Company issued $300 million aggregate principal amount of unsecured 8.50% senior notes due 2013 (the “2013 Notes”) and $600 million aggregate principal amount of unsecured 8.75% senior notes due 2016 (the “2016 Notes”). The notes are unsecured and rank equally with the Company’s other unsecured senior indebtedness, including the Company’s other senior notes. The proceeds from these notes were used to repurchase the Company’s senior notes due 2008 (the “2008 Notes”) and senior notes due 2009 (the “2009 Notes”). The Company repurchased 2008 Notes and 2009 Notes with an aggregate principal amount of Euro 181.4 million and $552.0 million, respectively, for an aggregate purchase price of $835.8 million, including related fees. In connection with these transactions, the Company recognized a loss of $48.5 million on the extinguishment of debt, which is included in other expense, net in the consolidated statement of operations for the year ended December 31, 2006. In January 2007, the Company completed an exchange offer of the 2013 Notes and the 2016 Notes for substantially identical notes registered under the Securities Act of 1933, as amended. Interest on both the 2013 Notes and 2016 Notes is payable on June 1 and December 1 of each year.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(8) Long-Term Debt – (continued)
The Company may redeem all or part of the 2013 Notes and the 2016 Notes, at its option, at any time subsequent to December 1, 2010, in the case of the 2013 Notes, and December 1, 2011, in the case of the 2016 Notes, at the redemption prices set forth below, together with any interest accrued but not yet paid to the date of redemption. These redemption prices, expressed as a percentage of the principal amount due, are set forth below:

	Twelve-Month Period Commencing December 1,
	2013 Notes	2016 Notes

2010	104.250%	N/A
2011	102.125%	104.375%
2012	100.0%	102.917%
2013	100.0%	101.458%
2014 and thereafter	100.0%	100.0%
The Company may redeem all or part of the 2013 Notes and the 2016 Notes, at its option, at any time prior to December 1, 2010, in the case of the 2013 Notes, and December 1, 2011, in the case of the 2016 Notes, at the greater of (a) 100% of the principal amount of the notes to be redeemed or (b) the sum of the present values of the redemption price set forth above and the remaining scheduled interest payments from the redemption date through December 1, 2010, in the case of the 2013 Notes, or December 1, 2011, in the case of the 2016 Notes, discounted to the redemption date on a semiannual basis at the applicable treasury rate plus 50 basis points, together with any interest accrued but not yet paid to the date of redemption.
In addition to the senior notes discussed above, the Company has outstanding $399.3 million aggregate principal amount of senior notes due 2014 (the “2014 Notes”). Interest on the 2014 Notes is payable on February 1 and August 1 of each year. The Company also has outstanding Euro 55.6 million ($73.3 million based on the exchange rate in effect as of December 31, 2006) aggregate principal amount of 2008 Notes. Interest on the 2008 Notes is payable on April 1 and October 1 of each year. During 2006, the Company repurchased an aggregate principal amount of Euro 194.4 million ($257.0 million based on the exchange rates in effect as of the transaction dates) of the 2008 Notes using proceeds from the issuance of the 2013 Notes and 2016 Notes and borrowings under the New Credit Agreement. In addition, the Company has outstanding $41.4 million aggregate principal amount of 2009 Notes. Interest on the 2009 Notes is payable on May 15 and November 15 of each year. During 2006, the Company repurchased an aggregate principal amount of $758.6 million of the 2009 Notes using proceeds from the issuance of the 2013 Notes and 2016 Notes and borrowings under the New Credit Agreement.
The Company may redeem all or part of the 2014 Notes, the 2008 Notes and the 2009 Notes, at its option, at any time, at the greater of (a) 100% of the principal amount of the notes to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, discounted to the redemption date on a semiannual basis at the applicable treasury rate plus 20 basis points in the case of the 2014 Notes, at the Bund rate plus 50 basis points in the case of the 2008 Notes and at the applicable treasury rate plus 50 basis points in the case of the 2009 Notes, together with any interest accrued but not yet paid to the date of the redemption.
Guarantees
The senior notes of the Company are senior unsecured obligations and rank pari passu in right of payment with all of the Company’s existing and future unsubordinated unsecured indebtedness. The Company’s obligations under the senior notes are guaranteed, on a joint and several basis, by certain of its subsidiaries, which are primarily domestic subsidiaries and all of which are directly or indirectly wholly owned by the Company (Note 18, “Supplemental Guarantor Condensed Consolidating Financial Statements”). The Company’s obligations under the New Credit Agreement are secured by a pledge of all or a portion of the capital stock of certain of its subsidiaries, including substantially all of its first-tier subsidiaries, and are partially secured by a security interest in the Company’s assets and the assets of certain of its domestic subsidiaries. In addition, the Company’s obligations under the New Credit Agreement are guaranteed by the same subsidiaries that guarantee the Company’s obligations under the senior notes.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(8) Long-Term Debt – (continued)
Covenants
The New Credit Agreement contains certain affirmative and negative covenants, including (i) limitations on fundamental changes involving the Company or its subsidiaries, asset sales and restricted payments, (ii) a limitation on indebtedness with a maturity shorter than the term loan facility, (iii) a limitation on aggregate subsidiary indebtedness to an amount which is no more than 4% of consolidated total assets, (iv) a limitation on aggregate secured indebtedness to an amount which is no more than $100 million and (v) requirements that the Company maintain an initial leverage ratio of not more than 4.0 to 1, as of December 31, 2006, with decreases over time and an initial interest coverage ratio of not less than 2.50 to 1 with increases over time.
The leverage and interest coverage ratios, as well as the related components of their computation, are defined in the New Credit Agreement. The leverage ratio is calculated as the ratio of consolidated indebtedness to consolidated operating profit. For the purpose of the covenant calculation, (i) consolidated indebtedness is generally defined as reported debt, net of cash and excludes transactions related to the Company’s asset-backed securitization and factoring facilities and (ii) consolidated operating profit is generally defined as net income excluding income taxes, interest expense, depreciation and amortization expense, other income and expense, minority interests in income of subsidiaries in excess of net equity earnings in affiliates, certain restructuring and other non-recurring charges, extraordinary gains and losses and other specified non-cash items. Consolidated operating profit is a non-GAAP financial measure that is presented not as a measure of operating results, but rather as a measure used to determine covenant compliance under the Company’s primary credit facility. The interest coverage ratio is calculated as the ratio of consolidated operating profit to consolidated interest expense. For the purpose of the covenant calculation, consolidated interest expense is generally defined as interest expense plus any discounts or expenses related to the Company’s asset-backed securitization facility less amortization of deferred finance fees and interest income. As of December 31, 2006, the Company was in compliance with all covenants set forth in the New Credit Agreement. The Company’s leverage and interest coverage ratios were 2.4 to 1 and 4.2 to 1, respectively.
Reconciliations of (i) consolidated indebtedness to reported debt, (ii) consolidated operating profit to income before provision for income taxes and cumulative effect of a change in accounting principle and (iii) consolidated interest expense to reported interest expense are shown below (in millions):

December 31, 2006

Consolidated indebtedness	$1,996.7
Cash and cash equivalents	502.7
Reported debt	$2,499.4

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(8) Long-Term Debt – (continued)

Year Ended December 31, 2006

Consolidated operating profit	$835.9
Depreciation and amortization	(392.2)
Consolidated interest expense	(200.4)
Loss on divestiture of interior business	(636.0)
Other expense, net (excluding certain costs related to asset-backed securitization facility)	(77.7)
Restructuring charges	(105.5)
Impairment charges	(12.9)
Other non-cash items	(64.6)
Loss before provision for income taxes, minority interests in consolidated subsidiaries, equity in net income of affiliates and cumulative effect of a change in accounting principle	$(653.4)
Consolidated interest expense	$200.4
Certain costs related to asset-backed securitization facility	(8.0)
Amortization of deferred financing fees	8.7
Bank facility and other fees	8.7
Reported interest expense	$209.8
The New Credit Agreement also contains customary events of default, including an event of default triggered by a change of control of the Company. The senior notes due 2013 and 2016 (having an aggregate principal amount outstanding of $900 million as of December 31, 2006) provide holders of the notes the right to require the Company to repurchase all or any part of their notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, upon a “change of control” (as defined in the indenture governing the notes). The transaction contemplated by the Agreement and Plan of Merger with affiliates of American Real Estate Partners, L.P. would not constitute a change of control for these purposes (Note 17, “Subsequent Event”). The indentures governing the Company’s other senior notes do not contain a change in control repurchase obligation.
With the exception of the Convertible Notes, the senior notes also contain covenants restricting the ability of the Company and its subsidiaries to incur liens and to enter into sale and leaseback transactions. With respect to the indenture governing the Company’s Convertible Notes, the Company received consents from a majority of the holders of the Convertible Notes allowing the Company to execute a supplemental indenture which eliminated the covenants and related provisions in the indenture that restricted the Company’s ability to incur liens and to enter into sale and leaseback transactions. As of December 31, 2006, the Company was in compliance with all covenants and other requirements set forth in its senior notes.
Other
As of December 31, 2006, other long-term debt was principally made up of amounts outstanding under term loans and capital leases.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(8) Long-Term Debt – (continued)
Scheduled Maturities
As of December 31, 2006, the scheduled maturities of long-term debt for the five succeeding years are shown below (in millions):

Year	Maturities

2007	$25.6
2008	85.9
2009	53.1
2010	10.7
2011	8.6
(9) Income Taxes
A summary of income (loss) before provision for income taxes, minority interests in consolidated subsidiaries and equity in net (income) loss of affiliates and the components of provision for income taxes is shown below (in millions):

	For the Year Ended December 31,
	2006	2005	2004

Income (loss) before provision for income taxes, minority interests in consolidated subsidiaries, equity in net (income) loss of affiliates and cumulative effect of a change in accounting principle
Domestic	$(785.3)	$(1,520.8)	$47.7
Foreign	131.9	392.2	516.6
	$(653.4)	$(1,128.6)	$564.3
Domestic provision for income taxes:
Current provision (benefit)	$30.6	$(12.9)	$7.2
Deferred provision (benefit)	(1.6)	65.3	(4.0)
Total domestic provision	29.0	52.4	3.2
Foreign provision for income taxes:
Current provision	79.3	162.5	112.1
Deferred provision (benefit)	(53.4)	(20.6)	12.7
Total foreign provision	25.9	141.9	124.8
Provision for income taxes	$54.9	$194.3	$128.0
The domestic provision includes withholding taxes related to dividends and royalties paid by the Company’s foreign subsidiaries. The foreign deferred provision (benefit) includes the benefit of prior unrecognized net operating loss carryforwards of $14.1 million, $1.8 million and $5.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(9) Income Taxes – (continued)
A summary of the differences between the provision (benefit) for income taxes calculated at the United States federal statutory income tax rate of 35% and the consolidated provision for income taxes is shown below (in millions):

	For the Year Ended December 31,
	2006	2005	2004

Income (loss) before provision for income taxes, minority interests in consolidated subsidiaries, equity in net (income) loss of affiliates and cumulative effect of a change in accounting principle multiplied by the United States federal statutory rate	$(228.7)	$(395.0)	$197.5
Differences in income taxes on foreign earnings, losses and remittances	10.2	(34.0)	(46.5)
Valuation allowance adjustments	259.4	275.2	13.3
Research and development credits	(11.4)	(22.6)	(16.6)
Goodwill impairment	1.0	354.4	—
Investment credit / grants	(6.7)	(22.8)	(7.4)
Other	31.1	39.1	(12.3)
Provision for income taxes	$54.9	$194.3	$128.0
For the years ended December 31, 2006, 2005 and 2004, income in foreign jurisdictions with tax holidays was $109.2 million, $54.7 million and $143.4 million, respectively. Such tax holidays generally expire from 2007 through 2018.
Deferred income taxes represent temporary differences in the recognition of certain items for income tax and financial reporting purposes. A summary of the components of the net deferred income tax asset (liability) is shown below (in millions):

	December 31,
	2006	2005

Deferred income tax assets:
Tax loss carryforwards	$451.1	$259.0
Tax credit carryforwards	140.1	85.7
Retirement benefit plans	113.5	90.1
Accrued liabilities	66.7	71.7
Reserves related to current assets	41.1	29.7
Self-insurance reserves	19.6	20.6
Defined benefit plan liability adjustments	84.0	39.5
Deferred compensation	15.3	20.2
Recoverable customer engineering and tooling	—	57.5
Long-term asset basis differences	102.2	—
Derivative instruments and hedging	8.2	22.0
Other	0.2	—
	1,042.0	696.0
Valuation allowance	(843.9)	(478.3)
	$198.1	$217.7

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(9) Income Taxes – (continued)

	December 31,
	2006	2005

Deferred income tax liabilities:
Long-term asset basis differences	$—	$(137.4)
Recoverable customer engineering and tooling	(14.7)	—
Undistributed earnings of foreign subsidiaries	(106.4)	(86.8)
Other	—	(4.3)
	$(121.1)	$(228.5)
Net deferred income tax asset (liability)	$77.0	$(10.8)
During 2005, the Company concluded that it was no longer more likely than not that it would realize its U.S. deferred tax assets. As a result, in the fourth quarter of 2005, the Company recorded a tax charge of $300.3 million comprised of (i) a full valuation allowance in the amount of $255.0 million with respect to its net U.S. deferred tax assets and (ii) an increase in related tax reserves of $45.3 million. During 2006, the Company continued to incur losses in the United States for which no tax benefit was recorded and the related U.S. valuation allowance increased to $545.0 million. In addition, deferred tax assets have been fully offset by a valuation allowance in certain foreign jurisdictions due to a history of operating losses. The Company intends to maintain these valuation allowances until it is more likely than not that the deferred taxes within these countries will be realized. The classification of the net deferred income tax liability is shown below (in millions):

	December 31,
	2006	2005

Deferred income tax assets:
Current	$83.3	$138.6
Long-term	110.5	76.0
Deferred income tax liabilities:
Current	(20.8)	(33.3)
Long-term	(96.0)	(192.1)
Net deferred income tax asset (liability)	$77.0	$(10.8)
Deferred income taxes have not been provided on $975.6 million of certain undistributed earnings of the Company’s foreign subsidiaries as such amounts are considered to be permanently reinvested. It is not practicable to determine the unrecognized deferred income tax liability on these earnings because the actual tax liability on these earnings, if any, is dependent on circumstances existing when remittance occurs.
The Company operates in multiple jurisdictions throughout the world, and its tax returns are periodically audited or subject to review by both domestic and foreign tax authorities. The Company reviews its income tax positions on a continuous basis and records a tax reserve when it believes a liability is probable and can be reasonably estimated in accordance with SFAS No. 5, “Accounting for Contingencies.” The tax issues which resulted in reserves will be resolved on an item by item basis upon the occurrence of certain events, which may include the resolution of tax audits and the expiration of the statute of limitations for the relevant taxing authority to examine the Company’s tax position. In addition, the reserves may be affected by changes in tax laws, the issuance of new or proposed regulations or the availability of new information that impacts a tax exposure item. Reserves associated with income tax uncertainties are included in either accrued liabilities or other long-term liabilities and are not included as a component of deferred tax assets or liabilities. Interest and penalties, where applicable, are included in the tax reserves.
As of December 31, 2006, the Company had tax loss carryforwards of $1.5 billion. Of the total loss carryforwards, $872.0 million has no expiration date and $600.9 million expires from 2007 through 2026. In addition, the Company had tax credit carryforwards of $140.1 million comprised principally of U.S. foreign tax credits, research and development credits and investment tax credits that generally expire between 2015 and 2026.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(10) Pension and Other Postretirement Benefit Plans
The Company has noncontributory defined benefit pension plans covering certain domestic employees and certain employees in foreign countries, principally Canada. The Company’s salaried pension plans provide benefits based on final average earnings formulas. The Company’s hourly pension plans provide benefits under flat benefit and cash balance formulas. The Company also has contractual arrangements with certain employees which provide for supplemental retirement benefits. In general, the Company’s policy is to fund its pension benefit obligation based on legal requirements, tax considerations and local practices.
The Company has postretirement benefit plans covering a portion of the Company’s domestic and Canadian employees. The Company’s postretirement benefit plans generally provide for the continuation of medical benefits for all eligible employees who complete ten years of service after age 45 and retire from the Company at age 55 or older. The Company does not fund its postretirement benefit obligation. Rather, payments are made as costs are incurred by covered retirees.
Obligations and Funded Status
A reconciliation of the change in benefit obligation, the change in plan assets and the net amount recognized in the consolidated balance sheets is shown below (based on a September 30 measurement date, in millions):

	December 31,
	Pension		Other Postretirement
	2006	2005	2006	2005

Change in benefit obligation:
Benefit obligation at beginning of year	$788.3	$630.8	$265.5	$222.1
Service cost	50.3	41.0	12.7	11.7
Interest cost	44.2	37.6	15.0	13.5
Amendments	3.5	5.6	—	(1.0)
Actuarial (gain) loss	(30.5)	96.0	(16.3)	22.4
Benefits paid	(24.9)	(21.6)	(9.1)	(7.8)
Curtailment (gain) loss	(4.6)	(1.7)	—	0.1
Special termination benefits	1.7	0.1	0.4	0.3
Settlements	—	(1.5)	—	—
Acquisitions, new plans and other	22.5	0.5	—	—
Translation adjustment	10.4	1.5	(0.3)	4.2
Benefit obligation at end of year	$860.9	$788.3	$267.9	$265.5

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(10) Pension and Other Postretirement Benefit Plans – (continued)

	December 31,
	Pension		Other Postretirement
	2006	2005	2006	2005

Change in plan assets:
Fair value of plan assets at beginning of year	$474.2	$394.5	$—	$—
Actual return on plan assets	42.7	45.6	—	—
Employer contributions	69.5	48.7	9.1	7.8
Benefits paid	(24.9)	(21.6)	(9.1)	(7.8)
Settlements	—	(1.5)	—	—
Acquisitions, new plans and other	11.5	0.2	—	—
Translation adjustment	0.6	8.3	—	—
Fair value of plan assets at end of year	$573.6	$474.2	$—	$—
Funded status	$(287.3)	$(314.1)	$(267.9)	$(265.5)
Contributions between September 30 and December 31	11.9	15.8	2.1	1.8
	(275.4)	(298.3)	(265.8)	(263.7)
Unrecognized net actuarial loss		182.9		111.3
Unrecognized net transition (asset) obligation		(0.2)		8.9
Unrecognized prior service cost (credit)		50.5		(37.1)
Net amount recognized	$(275.4)	$(65.1)	$(265.8)	$(180.6)
Amounts recognized in the consolidated balance sheets:
Accrued liabilities	$(4.9)	$(19.8)	$(10.0)	$(7.6)
Other long-term liabilities	(270.5)	(208.8)	(255.8)	(173.0)
Other long-term assets (intangible asset)		48.5		—
Accumulated other comprehensive loss		115.0		—
Net amount recognized	$(275.4)	$(65.1)	$(265.8)	$(180.6)
As of December 31, 2006 and 2005, the accumulated benefit obligation for all of the Company’s pension plans was $766.2 million and $697.2 million, respectively. As of December 31, 2006, the majority of the Company’s pension plans had accumulated benefit obligations in excess of plan assets. As of December 31, 2005, all of the Company’s pension plans had accumulated benefit obligations in excess of plan assets. The projected benefit obligation, the accumulated benefit obligation and the fair value of plan assets of pension plans with accumulated benefit obligations in excess of plan assets were $860.4 million, $765.9 million and $573.3 million, respectively, as of December 31, 2006, and $788.3 million, $697.2 million and $474.2 million, respectively, as of December 31, 2005.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(10) Pension and Other Postretirement Benefit Plans – (continued)
New Accounting Pronouncement
The Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This statement requires recognition of the funded status of a company’s defined benefit pension and postretirement benefit plans as an asset or liability on the balance sheet. Previously, under the provisions of SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” the asset or liability recorded on the balance sheet reflected the funded status of the plan, net of certain unrecognized items that qualified for delayed income statement recognition. Under SFAS
No. 158, these previously unrecognized items are to be recorded in accumulated other comprehensive loss when the recognition provisions are adopted. The Company adopted the recognition provisions as of December 31, 2006, and the funded status of its defined benefit plans is reflected in its consolidated balance sheet as of December 31, 2006. In accordance with the transition provisions of SFAS No. 158, prior periods have not been restated. The incremental effect of applying the recognition provisions of SFAS No. 158 on the Company’s consolidated balance sheet as of December 31, 2006, is shown below (in millions):

	Before Adoption of SFAS No. 158	Adjustments	After Adoption of SFAS No. 158

Intangible assets (other long-term assets)	$45.7	$(45.7)	$—
Liability for defined benefit plan obligations (current and long-term liabilities)	(420.3)	(120.9)	(541.2)
Accumulated other comprehensive loss — (stockholders’ equity)	97.6	166.6	264.2
See Note 16, “Accounting Pronouncements,” for a discussion of other provisions of SFAS No. 158 that have not yet been adopted by the Company.
Accumulated Other Comprehensive Loss
Amounts recorded in accumulated other comprehensive loss not yet recognized in net periodic benefit cost as of December 31, 2006, are shown below:

	Pension	Other Postretirement

Net actuarial loss	$150.1	$91.8
Net transition (asset) obligation	(0.1)	7.8
Prior service cost (credit)	47.9	(33.3)
	$197.9	$66.3
Amounts recorded in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost in the year ended December 31, 2007, are shown below (in millions):

	Pension	Other Postretirement

Amortization of actuarial loss	$3.1	$4.5
Amortization of net transition (asset) obligation	(0.1)	1.0
Amortization of prior service cost (credit)	4.7	(3.5)
	$7.7	$2.0

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(10) Pension and Other Postretirement Benefit Plans – (continued)
Net Periodic Benefit Cost
The components of the Company’s net periodic benefit cost are shown below (in millions):

	For the Year Ended December 31,
	Pension			Other Postretirement
	2006	2005	2004	2006	2005	2004

Service cost	$50.3	$41.0	$36.7	$12.7	$11.7	$13.1
Interest cost	44.2	37.6	32.2	15.0	13.5	12.3
Expected return on plan assets	(39.4)	(30.2)	(24.3)	—	—	—
Amortization of actuarial loss	7.1	3.0	2.8	5.8	3.6	3.9
Amortization of transition (asset) obligation	(0.1)	(0.2)	(0.3)	1.0	1.1	1.2
Amortization of prior service cost (credit)	5.4	5.4	4.3	(3.7)	(3.1)	(2.8)
Special termination benefits	1.7	—	0.1	0.4	0.3	0.2
Settlement loss	—	1.0	0.5	—	—	—
Curtailment (gain) loss	0.9	0.5	1.9	—	1.4	(7.7)
Net periodic benefit cost	$70.1	$58.1	$53.9	$31.2	$28.5	$20.2
Assumptions
The weighted-average actuarial assumptions used in determining the benefit obligation are shown below:

	December 31,
	Pension		Other Postretirement
	2006	2005	2006	2005

Discount rate:
Domestic plans	6.00%	5.75%	5.90%	5.70%
Foreign plans	5.00%	5.00%	5.30%	5.30%
Rate of compensation increase:
Domestic plans	3.75%	3.75%	N/A	N/A
Foreign plans	4.00%	3.25%	N/A	N/A
The weighted-average actuarial assumptions used in determining net periodic benefit cost are shown below:

	For the Year Ended December 31,
	Pension			Other Postretirement
	2006	2005	2004	2006	2005	2004

Discount rate:
Domestic plans	5.75%	6.00%	6.25%	5.70%	6.00%	6.25%
Foreign plans	5.00%	6.00%	6.25%	5.30%	6.50%	6.50%
Expected return on plan assets:
Domestic plans	8.25%	7.75%	7.75%	N/A	N/A	N/A
Foreign plans	6.90%	7.00%	7.00%	N/A	N/A	N/A
Rate of compensation increase:
Domestic plans	3.75%	3.00%	3.00%	N/A	N/A	N/A
Foreign plans	3.90%	3.25%	3.25%	N/A	N/A	N/A

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(10) Pension and Other Postretirement Benefit Plans – (continued)
The expected return on plan assets is determined based on several factors, including adjusted historical returns, historical risk premiums for various asset classes and target asset allocations within the portfolio. Adjustments made to the historical returns are based on recent return experience in the equity and fixed income markets and the belief that deviations from historical returns are likely over the relevant investment horizon.
For measurement purposes, domestic healthcare costs were assumed to increase 9% in 2007, grading down over time to 5% in seven years. Foreign healthcare costs were assumed to increase 7% in 2007, grading down over time to 4% in eleven years on a weighted average basis.
Assumed healthcare cost trend rates have a significant effect on the amounts reported for the postretirement benefit plans. A 1% increase in the assumed rate of healthcare cost increases each year would increase the postretirement benefit obligation as of December 31, 2006, by $59.1 million and increase the postretirement net periodic benefit cost by $7.0 million for the year then ended. A 1% decrease in the assumed rate of healthcare cost increases each year would decrease the postretirement benefit obligation as of December 31, 2006, by $46.2 million and decrease the postretirement net periodic benefit cost by $5.4 million for the year then ended.
Plan Assets
The Company’s pension plan asset allocations by asset category are shown below (based on a September 30 measurement date). Pension plan asset allocations for the foreign plans relate to the Company’s Canadian pension plans.

	December 31,
	2006	2005

Equity securities:
Domestic plans	69%	71%
Foreign plans	58%	59%
Debt securities:
Domestic plans	28%	27%
Foreign plans	36%	38%
Cash and other:
Domestic plans	3%	2%
Foreign plans	6%	3%
The Company’s investment policies incorporate an asset allocation strategy that emphasizes the long-term growth of capital. The Company believes this strategy is consistent with the long-term nature of plan liabilities and ultimate cash needs of the plans. For the domestic portfolio, the Company targets an equity allocation of 60% – 80% of plan assets, a fixed income allocation of 15% – 40% and cash allocation of 0% – 15%. For the foreign portfolio, the Company targets an equity allocation of 50% – 70% of plan assets, a fixed income allocation of 30% – 50% and a cash allocation of 0% – 10%. Differences in the target allocations of the domestic and foreign portfolios are reflective of differences in the underlying plan liabilities. Diversification within the investment portfolios is pursued by asset class and investment management style. The investment portfolios are reviewed on a quarterly basis to maintain the desired asset allocations, given the market performance of the asset classes and investment management styles.
The Company utilizes investment management firms to manage these assets in accordance with the Company’s investment policies. Retained investment managers are provided investment guidelines that indicate prohibited assets, which include commodities contracts, futures contracts, options, venture capital, real estate and interest-only or principal-only strips. Derivative instruments are also prohibited without the specific approval of the Company. Investment managers are limited in the maximum size of individual security holdings and the maximum exposure to any one industry relative to the total portfolio. Fixed income managers are provided further investment guidelines that indicate minimum credit ratings for debt securities and limitations on weighted average maturity and portfolio duration.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(10) Pension and Other Postretirement Benefit Plans – (continued)
The Company evaluates investment manager performance against market indices which the Company believes are appropriate to the investment management style for which the investment manager has been retained. The Company’s investment policies incorporate an investment goal of aggregate portfolio returns which exceed the returns of the appropriate market indices by a reasonable spread over the relevant investment horizon.
Contributions
The Company expects to contribute approximately $60 million to its domestic and foreign pension plan asset portfolios in 2007. Contributions to the pension plans are consistent with minimum funding requirements of the relevant governmental authorities. The Company may make contributions in excess of these minimums when the Company believes it is financially advantageous to do so and based on its other capital requirements. In addition, the Company’s future funding obligations may be affected by changes in applicable legal requirements.
Benefit Payments
As of December 31, 2006, the Company’s estimate of expected benefit payments in each of the five succeeding years and in the aggregate for the five years thereafter are shown below (in millions):

	Pension	Other Postretirement

2007	$27.1	$10.0
2008	29.0	10.7
2009	31.1	11.5
2010	34.8	12.2
2011	37.6	12.6
Five years thereafter	241.9	73.5
Defined Contribution and Multi-employer Pension Plans
The Company also sponsors defined contribution plans and participates in government-sponsored programs in certain foreign countries. Contributions are determined as a percentage of each covered employee’s salary. The Company also participates in multi-employer pension plans for certain of its hourly employees. Contributions are based on collective bargaining agreements. For the years ended December 31, 2006, 2005 and 2004, the aggregate cost of the defined contribution and multi-employer pension plans was $22.7 million, $25.8 million and $25.1 million, respectively.
Subsequent Events
In 2006, the Company elected to freeze its U.S. salaried defined benefit pension plan effective December 31, 2006. In conjunction with this, the Company established a new defined contribution retirement plan for its salaried employees effective January 1, 2007. Contributions to this plan will be determined as a percentage of each covered employee’s salary and are expected to be in the range of $18 million to $25 million in 2007. Subsequent to the measurement date of September 30, 2006, the Company incurred curtailment gains of approximately $36.5 million and $14.7 million with respect to pension and other postretirement benefit plans, respectively. The pension plan curtailment gain resulted from the suspension of the accrual of defined benefits related to the Company’s U.S. salaried defined benefit pension plan. The other postretirement benefit plan curtailment gain resulted from employee terminations associated with a facility closure in the fourth quarter of 2006. The Company uses a September 30 measurement date for its U.S. pension and other postretirement benefit plans, and as these curtailments occurred after the measurement date, the related curtailment gains will be recognized by the Company in the first quarter of 2007.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(11) Stock-Based Compensation
The Company has three plans under which it has issued stock options: the 1994 Stock Option Plan, the 1996 Stock Option Plan and the Long-Term Stock Incentive Plan. Options issued to date under these plans generally vest three years following the grant date and expire ten years from the issuance date.
A summary of option transactions during each of the three years in the period ended December 31, 2006, is shown below:

	Stock Options	Price Range

Outstanding as of January 1, 2004	4,002,625	$15.50 – $55.33
Expired or cancelled	(14,450)	$15.50 – $54.22
Exercised	(693,495)	$15.50 – $54.22
Outstanding as of December 31, 2004	3,294,680	$22.12 – $55.33
Expired or cancelled	(176,800)	$22.12 – $54.22
Exercised	(134,475)	$22.12 – $54.22
Outstanding as of December 31, 2005	2,983,405	$22.12 – $55.33
Expired or cancelled	(186,100)	$22.12 – $54.22
Exercised	(7,000)	$22.12
Outstanding as of December 31, 2006	2,790,305	$22.12 – $55.33
A summary of options outstanding as of December 31, 2006, is shown below:

Range of exercise prices	$22.12 – 27.25	$33.00 – 39.83	$41.83 – 42.32	$54.22 – 55.33
Options outstanding and exercisable:
Number outstanding and exercisable	215,475	795,080	1,389,300	390,450
Weighted average remaining contractual life (years)	3.16	3.56	5.42	1.56
Weighted average exercise price	$22.58	$36.98	$41.83	$54.27
As of December 31, 2005, 2,967,405 options were exercisable. During 2006, an additional 16,000 options became exercisable. As of December 31, 2006, all outstanding options were exercisable.
The Long-Term Stock Incentive Plan also permits the grants of stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units (collectively, “Incentive Units”) to officers and other key employees of the Company. As of December 31, 2006, the Company had outstanding stock-settled stock appreciation rights covering 1,751,854 shares with a weighted average exercise price of $28.99 per right and outstanding restricted stock and performance shares convertible into a maximum of 2,134,480 shares of common stock of the Company. Restricted stock and performance shares include 1,285,387 restricted stock units at no cost to the employee, 679,184 restricted stock units at a weighted average cost to the employee of $40.86 per unit and 169,909 performance shares at no cost to the employee. As of December 31, 2006, the Company also had outstanding 463,748 cash-settled stock appreciation rights with a weighted average exercise price of $28.74 per right.
Stock appreciation rights granted prior to 2006 vest on a graded basis over one to three years following the grant date and expire seven years from the grant date. Stock appreciation rights granted in 2006 vest three years following the grant date and expire seven years from the grant date. Restricted stock units granted prior to 2006 vest on a graded basis over two to five years following the grant date. Restricted stock units granted in 2006 vest on a graded basis over two to four years following the grant date. Performance shares vest three years following the grant date.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(11) Stock-Based Compensation – (continued)
A summary of Incentive Unit transactions during each of the three years in the period ended December 31, 2006, is shown below:

	Stock Appreciation Rights(1)	Restricted Stock Units	Performance Shares(2)

Outstanding as of January 1, 2004	—	1,394,716	256,158
Granted	—	954,637	53,193
Expired or cancelled	—	(39,332)	(6,664)
Distributed	—	(476,337)	(93,660)
Outstanding as of December 31, 2004	—	1,833,684	209,027
Granted	1,215,046	605,811	56,733
Expired or cancelled	—	(74,528)	(67,452)
Distributed	—	(130,845)	(74,636)
Outstanding as of December 31, 2005	1,215,046	2,234,122	123,672
Granted	642,285	406,086	130,655
Expired or cancelled	(91,002)	(146,045)	(84,418)
Distributed or exercised	(14,475)	(529,592)	—
Outstanding as of December 31, 2006	1,751,854	1,964,571	169,909
——————
(1)
Does not include cash-settled stock appreciation rights.
(2)
Performance shares reflected as “granted” are notional shares granted at the beginning of a three-year performance period whose eventual payout is subject to satisfaction of performance criteria. Performance shares reflected as “distributed” are those that are paid out in shares of common stock upon satisfaction of the performance criteria at the end of the three-year performance period.
As of December 31, 2005, all outstanding stock appreciation rights were nonvested. During 2006, 375,331 stock appreciation rights vested and 360,856 of these remain outstanding as of December 31, 2006. All outstanding restricted stock units and performance shares are nonvested. Restricted stock units and performance shares are distributed when vested. As of December 31, 2006, unrecognized compensation cost related to nonvested Incentive Units was $41.9 million. This amount is expected to be recognized over the next 1.6 years on a weighted average basis.
The fair values of the stock-settled stock appreciation right grants, which have a seven-year term, were estimated as of the grant dates using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yields of 0.00% in 2006 and 1.91% in 2005; expected life of 5 years in 2006 and 41/2 years in 2005; risk-free interest rate of 4.58% in 2006 and 4.40% in 2005; and expected volatility of 40.00% in 2006 and 2005. The weighted average fair value of the stock-settled stock appreciation right grants were $13.21 per right in 2006 and $9.30 per right in 2005.
(12) Commitments and Contingencies
Legal and Other Contingencies
As of December 31, 2006 and December 31, 2005, the Company had recorded reserves for pending legal disputes, including commercial disputes and other matters, of $18.0 million and $49.2 million, respectively. Such reserves reflect amounts recognized in accordance with accounting principles generally accepted in the United States and typically exclude the cost of legal representation. Product warranty liabilities are recorded separately from legal liabilities, as described below.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(12) Commitments and Contingencies – (continued)
Commercial Disputes
The Company is involved from time to time in legal proceedings and claims, including, without limitation, commercial or contractual disputes with its suppliers, competitors and customers. These disputes vary in nature and are usually resolved by negotiations between the parties.
On January 29, 2002, Seton Company (“Seton”), one of the Company’s leather suppliers, filed a suit alleging that the Company had breached a purported agreement to purchase leather from Seton for seats for the life of the General Motors GMT 800 program. Seton filed the lawsuit in the U.S. District Court for the Eastern District of Michigan seeking compensatory and exemplary damages totaling approximately $96.5 million, plus interest, on breach of contract and promissory estoppel claims. In May 2005, this case proceeded to trial, and the jury returned a $30.0 million verdict against the Company. On September 27, 2005, the Court denied the Company’s post-trial motions challenging the judgment and granted Seton’s motion to award prejudgment interest in the amount of approximately $4.7 million. On October 4, 2006, the Sixth Circuit Court of Appeals affirmed the judgment of the trial court. On October 18, 2006, the Company filed a Petition for Rehearing with the court which was denied on November 16, 2006. On December 7, 2006, the Court of Appeals issued a mandate indicating that the order affirming the judgment was final. In December 2006, the Company paid the principal and all remaining interest on the judgment.
On January 26, 2004, the Company filed a patent infringement lawsuit against Johnson Controls Inc. and Johnson Controls Interiors LLC (together, “JCI”) in the U.S. District Court for the Eastern District of Michigan alleging that JCI’s garage door opener products infringed certain of the Company’s radio frequency transmitter patents. JCI counterclaimed seeking a declaratory judgment that the subject patents are invalid and unenforceable, and that JCI is not infringing these patents. JCI also has filed motions for summary judgment asserting that its garage door opener products do not infringe the Company’s patents and that one of the Company’s patents is invalid and unenforceable. The Company is vigorously pursuing its claims against JCI. A trial date has not been scheduled.
After the Company filed its patent infringement action against JCI, affiliates of JCI sued one of the Company’s vendors and certain of the vendor’s employees in Ottawa County, Michigan Circuit Court on July 8, 2004, alleging misappropriation of trade secrets and disclosure of confidential information. The suit alleges that the defendants misappropriated and shared with the Company trade secrets involving JCI’s universal garage door opener product. JCI seeks to enjoin the defendants from selling or attempting to sell a competing product, as well as compensatory damages and attorney fees. The Company is not a defendant in this lawsuit; however, the agreements between the Company and the defendants contain customary indemnification provisions. The Company does not believe that its garage door opener product benefited from any allegedly misappropriated trade secrets or technology. However, JCI has sought discovery of certain information which the Company believes is confidential and proprietary, and the Company has intervened in the case as a non-party for the limited purpose of protecting its rights with respect to JCI’s discovery efforts. The trial has been rescheduled to October 2007.
On June 13, 2005, The Chamberlain Group (“Chamberlain”) filed a lawsuit against the Company and Ford Motor Company (“Ford”) in the Northern District of Illinois alleging patent infringement. Two counts were asserted against the Company and Ford based upon two Chamberlain rolling-code garage door opener system patents. Two additional counts were asserted against Ford only (not the Company) based upon different Chamberlain patents. The Chamberlain lawsuit was filed in connection with the marketing of the Company’s universal garage door opener system, which competes with a product offered by JCI. JCI obtained technology from Chamberlain to operate its product. In October 2005, JCI joined the lawsuit as a plaintiff along with Chamberlain. In October 2006, Ford was dismissed from the suit. JCI and Chamberlain have filed a motion for a preliminary injunction, and the Company is vigorously defending the claims asserted in this lawsuit. A trial date has not yet been scheduled.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(12) Commitments and Contingencies – (continued)
Product Liability Matters
In the event that use of the Company’s products results in, or is alleged to result in, bodily injury and/or property damage or other losses, the Company may be subject to product liability lawsuits and other claims. In addition, the Company is a party to warranty-sharing and other agreements with its customers relating to its products. These customers may pursue claims against the Company for contribution of all or a portion of the amounts sought in connection with product liability and warranty claims. The Company can provide no assurances that it will not experience material claims in the future or that it will not incur significant costs to defend such claims. In addition, if any of the Company’s products are, or are alleged to be, defective, the Company may be required or requested by its customers to participate in a recall or other corrective action involving such products. Certain of the Company’s customers have asserted claims against the Company for costs related to recalls or other corrective actions involving its products. In certain instances, the allegedly defective products were supplied by tier II suppliers against whom the Company has sought or will seek contribution. In this regard, in the first quarter of 2007, the Company received notice of a potential warranty claim concerning a component produced by a tier II supplier and incorporated into a product supplied by the Company. The alleged non-conformity is not safety-related. The Company is continuing to work with the customer and the tier II supplier to evaluate the matter and determine the appropriate corrective action, if any. The Company has also placed its tier II supplier on notice of the potential claim and of the Company’s intention to seek full contribution and reimbursement for any loss. The Company carries insurance for certain legal matters, including product liability claims, but such coverage may be limited. The Company does not maintain insurance for product warranty or recall matters.
The Company records product warranty liabilities based on its individual customer agreements. Product warranty liabilities are recorded for known warranty issues when amounts related to such issues are probable and reasonably estimable. In certain product liability and warranty matters, the Company may seek recovery from its suppliers that supply materials or services included within the Company’s products that are associated with the related claims.
A summary of the changes in product warranty liabilities for each of the two years in the period ended December 31, 2006, is shown below (in millions):

Balance as of January 1, 2005	$43.4
Expense, net	16.7
Settlements	(26.0)
Foreign currency translation and other	(1.7)
Balance as of December 31, 2005	32.4
Expense, net	17.5
Settlements	(12.4)
Foreign currency translation and other	3.4
Balance as of December 31, 2006	$40.9
Environmental Matters
The Company is subject to local, state, federal and foreign laws, regulations and ordinances which govern activities or operations that may have adverse environmental effects and which impose liability for clean-up costs resulting from past spills, disposals or other releases of hazardous wastes and environmental compliance. The Company’s policy is to comply with all applicable environmental laws and to maintain an environmental management program based on ISO 14001 to ensure compliance. However, the Company currently is, has been and in the future may become the subject of formal or informal enforcement actions or procedures.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(12) Commitments and Contingencies – (continued)
The Company has been named as a potentially responsible party at several third-party landfill sites and is engaged in the cleanup of hazardous waste at certain sites owned, leased or operated by the Company, including several properties acquired in its 1999 acquisition of UT Automotive. Certain present and former properties of
UT Automotive are subject to environmental liabilities which may be significant. The Company obtained agreements and indemnities with respect to certain environmental liabilities from UTC in connection with its acquisition of UT Automotive. UTC manages and directly funds these environmental liabilities pursuant to its agreements and indemnities with the Company.
As of December 31, 2006 and December 31, 2005, the Company had recorded reserves for environmental matters of $3.6 million and $3.2 million, respectively. While the Company does not believe that the environmental liabilities associated with its current and former properties will have a material adverse effect on its business, consolidated financial position, results of operations or cash flows no assurances can be given in this regard.
One of the Company’s subsidiaries and certain predecessor companies were named as defendants in an action filed by three plaintiffs in August 2001 in the Circuit Court of Lowndes County, Mississippi, asserting claims stemming from alleged environmental contamination caused by an automobile parts manufacturing plant located in Columbus, Mississippi. The plant was acquired by the Company as part of its acquisition of UT Automotive in May 1999 and sold almost immediately thereafter, in June 1999, to Johnson Electric Holdings Limited (“Johnson Electric”). In December 2002, 61 additional cases were filed by approximately 1,000 plaintiffs in the same court against the Company and other defendants relating to similar claims. In September 2003, the Company was dismissed as a party to these cases. In the first half of 2004, the Company was named again as a defendant in these same 61 additional cases and was also named in five new actions filed by approximately 150 individual plaintiffs related to alleged environmental contamination from the same facility. The plaintiffs in these actions are persons who allegedly were either residents and/or owned property near the facility or worked at the facility. In November 2004, two additional lawsuits were filed by 28 plaintiffs (individuals and organizations), alleging property damage as a result of the alleged contamination. Each of these complaints seeks compensatory and punitive damages.
All of the plaintiffs subsequently dismissed their claims for health effects and personal injury damages and the cases proceeded with approximately 280 plaintiffs alleging property damage claims only. In March 2005, the venue for these lawsuits was transferred from Lowndes County, Mississippi, to Lafayette County, Mississippi. In April 2005, certain plaintiffs filed an amended complaint alleging negligence, nuisance, intentional tort and conspiracy claims and seeking compensatory and punitive damages.
In the first quarter of 2006, co-defendant UTC entered into a settlement agreement with the plaintiffs. During the third quarter of 2006, the Company and co-defendant Johnson Electric entered into a settlement memorandum with the plaintiffs’ counsel outlining the terms of a global settlement, including establishing the requisite percentage of executed settlement agreements and releases that were required to be obtained from the individual plaintiffs for a final settlement to proceed. Since November 2006, the Company has reached a final settlement with respect to approximately 85% of the plaintiffs involving an aggregate payment of $875,000 and is in the process of attempting to resolve the remaining claims.
UTC, the former owner of UT Automotive, and Johnson Electric have each sought indemnification for losses associated with the Mississippi claims from the Company under the respective acquisition agreements, and the Company has claimed indemnification from them under the same agreements. In the first quarter of 2006, UTC filed a lawsuit against the Company in the State of Connecticut Superior Court, District of Hartford, seeking declaratory relief and indemnification from the Company for the settlement amount, attorney fees, costs and expenses UTC paid in settling and defending the Columbus, Mississippi lawsuits. In the second quarter of 2006, the Company filed a motion to dismiss this matter and filed a separate action against UTC and Johnson Electric in the State of Michigan, Circuit Court for the County of Oakland, seeking declaratory relief and indemnification from UTC or Johnson Electric for the settlement amount, attorney fees, costs and expenses the Company has paid, or will pay, in settling and defending the Columbus, Mississippi lawsuits. During the fourth quarter of 2006, UTC agreed to dismiss the

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(12) Commitments and Contingencies – (continued)
lawsuit filed in the State of Connecticut Superior Court, District of Hartford and agreed to proceed with the lawsuit filed in the State of Michigan, Circuit Court for the County of Oakland. During the first quarter of 2007, Johnson Electric and UTC each filed counter-claims against the Company seeking declaratory relief and indemnification from the Company for the settlement amount, attorney fees, costs and expenses each has paid or will pay in settling and defending the Columbus, Mississippi lawsuits. To date, no company admits to, or has been found to have, an obligation to fully defend and indemnify any other. The Company intends to vigorously pursue its claims against UTC and Johnson Electric and believes that it is entitled to indemnification from either UTC or Johnson Electric for its losses. However, the ultimate outcome of these matters is unknown.
Other Matters
In January 2004, the Securities and Exchange Commission (the “SEC”) commenced an informal inquiry into the Company’s September 2002 amendment of its 2001 Form 10-K. The amendment was filed to report the Company’s employment of relatives of certain of its directors and officers and certain related party transactions. The SEC’s inquiry does not relate to the Company’s consolidated financial statements. In February 2005, the staff of the SEC informed the Company that it proposed to recommend to the SEC that it issue an administrative “cease and desist” order as a result of the Company’s failure to disclose the related party transactions in question prior to the amendment of its 2001 Form 10-K. The Company expects to consent to the entry of the order as part of a settlement of this matter.
In April 2006, a former employee of the Company filed a purported class action lawsuit in the U.S. District Court for the Eastern District of Michigan against the Company, members of its Board of Directors, members of its Employee Benefits Committee (the “EBC”) and certain members of its human resources personnel alleging violations of the Employment Retirement Income Security Act (“ERISA”) with respect to the Company’s retirement savings plans for salaried and hourly employees. In the second quarter of 2006, the Company was served with three additional purported class action ERISA lawsuits, each of which contained similar allegations against the Company, members of its Board of Directors, members of its EBC and certain members of its senior management and its human resources personnel. At the end of the second quarter of 2006, the court entered an order consolidating these four lawsuits. During the third quarter of 2006, plaintiffs filed their consolidated complaint, which alleges breaches of fiduciary duties substantially similar to those alleged in the four individually filed lawsuits. The consolidated complaint continues to name certain current and former members of the Board of Directors and the EBC and certain members of senior management and adds certain other current and former members of the EBC. The consolidated complaint generally alleges that the defendants breached their fiduciary duties to plan participants in connection with the administration of the Company’s retirement savings plans for salaried and hourly employees. The fiduciary duty claims are largely based on allegations of breaches of the fiduciary duties of prudence and loyalty and of over-concentration of plan assets in the Company’s common stock. The plaintiffs purport to bring these claims on behalf of the plans and all persons who were participants in or beneficiaries of the plans from October 21, 2004, to the present and seek to recover losses allegedly suffered by the plans. The complaints do not specify the amount of damages sought. During the fourth quarter of 2006, the defendants filed a motion to dismiss all defendants and all counts in the consolidated complaint. No determination has been made that a class action can be maintained, and there have been no decisions on the merits of the cases. The Company intends to vigorously defend the consolidated lawsuit.
Between February 9, 2007 and February 21, 2007, certain stockholders filed six purported class action lawsuits against the Company, certain members of the Company’s Board of Directors and American Real Estate Partners, L.P. and certain of its affiliates (collectively, “AREP”). Three of the lawsuits were filed in the Delaware Court of Chancery and have since been consolidated into a single action. Three of the lawsuits were filed in Michigan Circuit Court. The class action complaints, which are substantially similar, generally allege that the Agreement and Plan of Merger (“Merger Agreement”) unfairly limits the process of selling the Company and that certain members of the Company’s Board of Directors have breached their fiduciary duties in connection with the Merger Agreement and have acted with conflicts of interest in approving the Merger Agreement. The lawsuits seek to enjoin the merger, to invalidate the Merger Agreement and to enjoin the operation of certain provisions of the

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(12) Commitments and Contingencies – (continued)
Merger Agreement, a declaration that certain members of the Company’s Board of Directors breached their fiduciary duties in approving the Merger Agreement and an award of unspecified damages or rescission in the event that the proposed merger with AREP is completed. On February 23, 2007, the plaintiffs in the consolidated Delaware action filed a consolidated amended complaint, a motion for expedited proceedings and a motion to preliminarily enjoin the merger contemplated by the Merger Agreement. The Company believes that the lawsuits are without merit and intends to defend against them vigorously.
Prior to the acquisition of UT Automotive from UTC in May 1999, one of the Company’s subsidiaries purchased the stock of a UT Automotive subsidiary. In connection with the acquisition, the Company agreed to indemnify UTC for certain matters, including tax consequences if the Internal Revenue Service (the “IRS”) overturned UTC’s tax treatment of the transaction. On June 28, 2006, this matter was settled with the Appeals Office of the IRS. As a result of the IRS settlement in the second quarter of 2006, the Company was required to make an indemnity payment to UTC of $20.5 million. The payment has been recorded as an adjustment to the original purchase price and allocated to goodwill in a manner consistent with the original purchase price allocation. The amount allocated to the Interiors — Americas unit of $2.9 million was immediately written off as this unit’s goodwill is fully impaired. On September 1, 2006, the Company entered into a Payment Agreement and Limited Release with UTC in order to settle its indemnity obligation related to this issue. In connection with this agreement, the Company made a payment to UTC in the amount of $20.6 million, including interest up to the date of the agreement.
Although the Company records reserves for legal, product warranty and environmental matters in accordance with SFAS No. 5, “Accounting for Contingencies,” the outcomes of these matters are inherently uncertain. Actual results may differ significantly from current estimates.
The Company is involved in certain other legal actions and claims arising in the ordinary course of business, including, without limitation, commercial disputes, intellectual property matters, personal injury claims, tax claims and employment matters. Although the outcome of any legal matter cannot be predicted with certainty, the Company does not believe that any of these other legal proceedings or matters in which the Company is currently involved, either individually or in the aggregate, will have a material adverse effect on its business, consolidated financial position, results of operations or cash flows.
Employees
Approximately 78% of the Company’s employees are members of industrial trade unions and are employed under the terms of collective bargaining agreements. Collective bargaining agreements covering approximately 58% of the Company’s unionized workforce of approximately 81,500 employees, including 20% of the Company’s unionized workforce in the United States and Canada, are scheduled to expire in 2007. Management does not anticipate any significant difficulties with respect to the agreements as they are renewed.
Lease Commitments
A summary of lease commitments as of December 31, 2006, under non-cancelable operating leases with terms exceeding one year is shown below (in millions):

2007	$93.7
2008	75.6
2009	65.3
2010	52.9
2011	43.5
2012 and thereafter	71.3
Total	$402.3

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(12) Commitments and Contingencies – (continued)
The Company previously guaranteed the residual value of certain of its leased assets. In October 2006, the residual value guarantees were released in conjunction with the expiration of the related leases. The Company was not required to make any payments related to these residual value guarantees.
The Company’s operating leases cover principally buildings and transportation equipment. Rent expense was $133.8 million, $136.1 million and $125.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.
(13) Segment Reporting
Historically, the Company has had three reportable operating segments: seating, electronic and electrical and interior. The seating segment includes seat systems and components thereof. The electronic and electrical segment includes electronic products and electrical distribution systems, primarily wire harnesses and junction boxes; interior control and entertainment systems; and wireless systems. The interior segment includes instrument panels and cockpit systems, headliners and overhead systems, door panels, flooring and acoustic systems and other interior products. See Note 3, “Divestiture of Interior Business.”
Each of the Company’s operating segments reports its results from operations and makes its requests for capital expenditures directly to the chief operating decision-making group. The economic performance of each operating segment is driven primarily by automobile production volumes in the geographic regions in which it operates, as well as by the success of the vehicle platforms for which it supplies products. Also, each operating segment operates in the competitive tier I automotive supplier environment and is continually working with its customers to manage costs and improve quality. The Company’s manufacturing facilities generally use just-in-time manufacturing techniques to produce and distribute their automotive interior products. The Company’s production processes generally make use of unskilled labor, dedicated facilities, sequential manufacturing processes and commodity raw materials. The Other category includes the corporate headquarters, geographic headquarters and the elimination of intercompany activities, none of which meets the requirements of being classified as an operating segment.
The accounting policies of the Company’s operating segments are the same as those described in Note 2, “Summary of Significant Accounting Policies.” The Company evaluates the performance of its operating segments based primarily on (i) revenues from external customers, (ii) income (loss) before goodwill impairment charges, loss on divestiture of interior business, interest, other expense, provision for income taxes, minority interests in consolidated subsidiaries, equity in net (income) loss of affiliates and cumulative effect of a change in accounting principle (“segment earnings”) and (iii) cash flows, being defined as segment earnings less capital expenditures plus depreciation and amortization.
A summary of revenues from external customers and other financial information by reportable operating segment is shown below (in millions):

	2006
	Seating	Electronic and Electrical	Interior	Other	Consolidated

Revenues from external customers	$11,624.8	$2,996.9	$3,217.2	$—	$17,838.9
Segment earnings(1)	604.0	102.5	(183.8)	(241.7)	281.0
Depreciation and amortization	167.3	110.1	93.8	21.0	392.2
Capital expenditures	161.1	77.0	98.7	10.8	347.6
Total assets	4,386.4	2,374.5	528.3	561.3	7,850.5

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(13) Segment Reporting – (continued)

	2005
	Seating	Electronic and Electrical	Interior	Other	Consolidated

Revenues from external customers	$11,035.0	$2,956.6	$3,097.6	$—	$17,089.2
Segment earnings(1)	323.3	180.0	(191.1)	(206.8)	105.4
Depreciation and amortization	150.7	106.0	116.6	20.1	393.4
Capital expenditures	229.2	102.9	190.9	45.4	568.4
Total assets	3,985.2	2,122.4	1,506.8	674.0	8,288.4

	2005
	Seating	Electronic and Electrical	Interior	Other	Consolidated

Revenues from external customers	$11,314.6	$2,680.4	$2,965.0	$—	$16,960.0
Segment earnings(1)	682.1	210.9	85.1	(209.7)	768.4
Depreciation and amortization	133.4	89.9	108.9	22.9	355.1
Capital expenditures	208.6	116.4	86.9	17.1	429.0
Total assets	4,172.7	2,122.4	2,403.6	1,070.8	9,944.4
——————
(1)
See definition above.
In 2005, the Company changed its allocation of cash and cash equivalents. Cash and cash equivalents, previously reflected in the reportable operating segments, has been reflected in total in “Other.” Total assets by reportable operating segment as of December 31, 2004, reflect this change. In addition, prior years’ reportable operating segment information has been reclassified to reflect the current organizational structure of the Company.
For the year ended December 31, 2006, segment earnings include restructuring charges of $39.9 million, $42.6 million, $10.1 million and $6.5 million in the seating, electronic and electrical and interior segments and in the other category, respectively (Note 5, “Restructuring”). In addition, 2006 segment earnings include additional fixed asset impairment charges of $10.0 million in the interior segment (Note 2, “Summary of Significant Accounting Policies”).
For the year ended December 31, 2005, segment earnings includes restructuring charges of $30.9 million, $30.0 million, $27.9 million and $2.0 million in the seating, electronic and electrical and interior segments and in the other category, respectively. In addition, 2005 segment earnings include additional fixed asset impairment charges of $82.3 million in the interior segment.
For the year ended December 31, 2004, segment earnings include restructuring charges of $7.8 million in the seating segment.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(13) Segment Reporting – (continued)
A reconciliation of consolidated income before goodwill impairment charges, loss on divestiture of interior business, interest, other expense, provision for income taxes, minority interests in consolidated subsidiaries, equity in net (income) loss of affiliates and cumulative effect of a change in accounting principal to income (loss) before provision for income taxes, minority interests in consolidated subsidiaries, equity in net (income) loss of affiliates and effect of a change in accounting principle is shown below (in millions):

	For the Year Ended December 31,
	2006	2005	2004

Segment earnings	$522.7	$312.2	$978.1
Corporate and geographic headquarters and elimination of intercompany activity (“Other”)	(241.7)	(206.8)	(209.7)
Income before goodwill impairment charges, loss on divestiture of Interior business, interest, other expense, provision for income taxes, minority interests in consolidated subsidiaries, equity in net (income) loss of affiliates and cumulative effect of a change in accounting principle	281.0	105.4	768.4
Goodwill impairment charges	2.9	1,012.8	—
Loss on divestiture of Interior business	636.0	—	—
Interest expense	209.8	183.2	165.5
Other expense, net	85.7	38.0	38.6
Income (loss) before provision for income taxes, minority interests in consolidated subsidiaries and equity in net (income) loss of affiliates and cumulative effect of a change in accounting principle	$(653.4)	$(1,128.6)	$564.3
Revenues from external customers and tangible long-lived assets for each of the geographic areas in which the Company operates is shown below (in millions):

	For the Year Ended December 31,
	2006	2005	2004

Revenues from external customers:
United States	$6,624.3	$6,252.2	$6,200.7
Canada	1,375.3	1,374.1	1,317.8
Germany	2,034.3	2,123.4	2,026.0
Mexico	1,789.5	1,595.6	1,475.7
Other countries	6,015.5	5,743.9	5,939.8
Total	$17,838.9	$17,089.2	$16,960.0

	December 31,
	2006	2005

Tangible long-lived assets:
United States	$472.6	$563.3
Canada	51.5	50.6
Germany	161.3	185.1
Mexico	168.2	153.9
Other countries	618.1	661.8
Total	$1,471.7	$1,614.7

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(13) Segment Reporting – (continued)
A substantial majority of the Company’s consolidated and reportable operating segment revenues are from four automotive manufacturing companies, with General Motors and Ford and their respective affiliates accounting for 55%, 53% and 56% of the Company’s net sales in 2006, 2005 and 2004, respectively. Excluding net sales to Saab, Volvo, Jaguar and Land Rover, which are affiliates of General Motors or Ford, General Motors and Ford accounted for approximately 47%, 44% and 46% of the Company’s net sales in 2006, 2005 and 2004, respectively. The following is a summary of the percentage of revenues from major customers:

	For the Year Ended December 31,
	2006	2005	2004

General Motors Corporation	31.9%	28.3%	31.4%
Ford Motor Company	22.6	24.7	24.1
DaimlerChrysler	10.3	11.4	11.8
BMW	7.4	7.6	7.5
In addition, a portion of the Company’s remaining revenues are from the above automotive manufacturing companies through various other automotive suppliers.
(14) Financial Instruments
The carrying values of the Company’s senior notes vary from their fair values. The fair values were determined by reference to quoted market prices of these securities. As of December 31, 2006 and 2005, the aggregate carrying value of the Company’s senior notes was $1.4 billion and $1.8 billion, respectively, as compared to an estimated fair value of $1.3 billion and $1.6 billion, respectively. As of December 31, 2006 and 2005, the carrying values of the Company’s other senior indebtedness and other financial instruments approximated their fair values, which were determined based on related instruments currently available to the Company for similar borrowings with like maturities.
Certain of the Company’s European and Asian subsidiaries periodically factor their accounts receivable with financial institutions. Such receivables are factored without recourse to the Company and are excluded from accounts receivable in the consolidated balance sheets. As of December 31, 2006 and December 31, 2005, the amount of factored receivables was $256.3 million and $256.2 million, respectively. The Company cannot provide any assurances that these factoring facilities will be available or utilized in the future.
Asset-Backed Securitization Facility
The Company and several of its U.S. subsidiaries sell certain accounts receivable to a wholly owned, consolidated, bankruptcy-remote special purpose corporation (Lear ASC Corporation) under an asset-backed securitization facility (the “ABS facility”). In turn, Lear ASC Corporation transfers undivided interests in up to $150 million of the receivables to bank-sponsored commercial paper conduits. The level of funding utilized under this facility is based on the credit ratings of the Company’s major customers, the level of aggregate accounts receivable in a specific month and the Company’s funding requirements. Should the Company’s major customers experience further reductions in their credit ratings, the Company may be unable or choose not to utilize the ABS facility in the future. Should this occur, the Company would utilize its New Credit Agreement to replace the funding currently provided by the ABS facility. In addition, the ABS facility providers can elect to discontinue the program in the event the Company’s senior secured debt credit rating declines to below B- or B3 by Standard & Poor’s Ratings Services or Moody’s Investors Service, respectively. In October 2006, the ABS facility was amended to extend the termination date from October 2006 to October 2007. No assurances can be given that the ABS facility will be extended upon its maturity.
The Company retains a subordinated ownership interest in the pool of receivables sold to Lear ASC Corporation. This retained interest is recorded at fair value, which is generally based on a discounted cash flow analysis. As of December 31, 2006, accounts receivable totaling $568.6 million had been transferred to Lear ASC

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(14) Financial Instruments – (continued)
Corporation, but no undivided interests in the receivables were transferred to the conduits. As such, this retained interest is included in accounts receivable in the consolidated balance sheet as of December 31, 2006. As of December 31, 2005, accounts receivable totaling $673.4 million had been transferred to Lear ASC Corporation, including $523.4 million of retained interests, which serves as credit enhancement for the facility and is included in accounts receivable in the consolidated balance sheet as of December 31, 2005, and $150.0 million of undivided interests, which was transferred to the conduits and is excluded from accounts receivable in the consolidated balance sheet as of December 31, 2005.
During the years ended December 31, 2006, 2005 and 2004, the Company and its subsidiaries sold to Lear ASC Corporation adjusted accounts receivable totaling $4.4 billion, $4.2 billion and $4.7 billion, respectively, under the ABS facility and recognized discounts of $8.0 million, $4.7 million and $1.4 million, respectively. These discounts are included in other expense, net, in the consolidated statements of operations for the years ended December 31, 2006, 2005 and 2004. The Company continues to service the transferred receivables and receives an annual servicing fee of 1.0% of the sold accounts receivable. The conduit investors and Lear ASC Corporation have no recourse to the other assets of the Company or its subsidiaries for the failure of the accounts receivable obligors to pay timely on the accounts receivable.
Certain cash flows received from and paid to Lear ASC Corporation are shown below (in millions):

	For the Year Ended December 31,
	2006	2005	2004

Proceeds from (repayments of) securitizations	$(150.0)	$150.0	$—
Proceeds from collections reinvested in securitizations	4,476.2	4,288.1	4,664.4
Servicing fees received	6.1	5.3	5.5
Under the provisions of FASB Interpretation (“FIN”) No. 46R, “Consolidation of Variable Interest Entities,” Lear ASC Corporation is a variable interest entity. The accounts of this entity have historically been included in the consolidated financial statements of the Company, as this entity is a wholly owned subsidiary of Lear. In addition, the bank conduits, which purchase undivided interests in the Company’s sold accounts receivable, are variable interest entities. Under the current ABS facility, the provisions of FIN No. 46R do not require the Company to consolidate any of the bank conduits’ assets or liabilities.
Derivative Instruments and Hedging Activities
The Company uses derivative financial instruments, including forward foreign exchange, futures, option and swap contracts, to manage its exposures to fluctuations in foreign exchange rates and interest rates. The use of these financial instruments mitigates the Company’s exposure to these risks with the intent of reducing the variability of the Company’s operating results. The Company is not a party to leveraged derivatives. On the date a derivative contract is entered into, the Company designates the derivative as either (1) a hedge of a recognized asset or liability or of an unrecognized firm commitment (a fair value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (a cash flow hedge) or (3) a hedge of a net investment in a foreign operation (a net investment hedge).
For a fair value hedge, both the effective and ineffective portions of the change in the fair value of the derivative are recorded in earnings and reflected in the consolidated statement of operations on the same line as the gain or loss on the hedged item attributable to the hedged risk. For a cash flow hedge, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive income (loss) in the consolidated balance sheet. When the underlying hedged transaction is realized, the gain or loss included in accumulated other comprehensive income (loss) is recorded in earnings and reflected in the consolidated statement of operations on the same line as the gain or loss on the hedged item attributable to the hedged risk. For a net investment hedge of a foreign operation, the effective portion of the change in the fair value of the derivative is recorded in cumulative translation adjustment, which is a component of accumulated other comprehensive income

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(14) Financial Instruments – (continued)
 (loss) in the consolidated balance sheet. In addition, for both cash flow and net investment hedges, changes in the fair value excluded from the Company’s effectiveness assessments and the ineffective portion of changes in the fair value are recorded in earnings and reflected in the consolidated statement of operations as other expense, net.
The Company formally documents its hedge relationships, including the identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. Derivatives are recorded at fair value in other current and long-term assets and other current and long-term liabilities in the consolidated balance sheet. This process includes linking derivatives that are designated as hedges of specific assets, liabilities, firm commitments or forecasted transactions. The Company also formally assesses, both at inception and at least quarterly thereafter, whether a derivative used in a hedging transaction is highly effective in offsetting changes in either the fair value or cash flows of the hedged item. When it is determined that a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting.
Forward foreign exchange, futures and option contracts — The Company uses forward foreign exchange, futures and option contracts to reduce the effect of fluctuations in foreign exchange rates on short-term, foreign currency denominated intercompany transactions and other known foreign currency exposures. Gains and losses on the derivative instruments are intended to offset gains and losses on the hedged transaction in an effort to reduce the earnings volatility resulting from fluctuations in foreign exchange rates. The principal currencies hedged by the Company include the Mexican peso and the Canadian dollar, as well as the Euro and other European currencies. Forward foreign exchange, futures and option contracts are accounted for as cash flow hedges when the hedged item is a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability. As of December 31, 2006, contracts designated as cash flow hedges with $464.9 million of notional amount were outstanding with maturities of less than twelve months. As of December 31, 2006, the fair market value of these contracts was approximately $15.0 million. As of December 31, 2006, other foreign currency derivative contracts that did not qualify for hedge accounting had a total notional amount outstanding of $346.7 million. These foreign currency derivative contracts consist principally of cash transactions between three and thirty days, hedges of intercompany loans and hedges of certain other balance sheet exposures. As of December 31, 2006, the fair market value of these contracts was approximately $1.6 million.
Interest rate swap contracts — The Company uses interest rate swap contracts to manage its exposure to fluctuations in interest rates. Interest rate swap contracts which fix the interest payments of certain variable rate debt instruments or fix the market rate component of anticipated fixed rate debt instruments are accounted for as cash flow hedges. Interest rate swap contracts which hedge the change in fair market value of certain fixed rate debt instruments are accounted for as fair value hedges. As of December 31, 2006, contracts representing $800.0 million of notional amount were outstanding with maturity dates of August 2007 through September 2011. All of these contracts modify the variable rate characteristics of the Company’s variable rate debt instruments, which are generally set at three-month LIBOR rates. These contracts convert variable rate obligations into fixed rate obligations with a weighted average interest rate of 4.902%. The fair market value of all outstanding interest rate swap contracts is subject to changes in value due to changes in interest rates. As of December 31, 2006, the fair market value of these contracts was approximately negative $2.7 million.
As of December 31, 2006 and 2005, net gains of approximately $14.7 million and $9.0 million, respectively, related to derivative instruments and hedging activities were recorded in accumulated other comprehensive loss. During the years ended December 31, 2006, 2005 and 2004, net gains (losses) of approximately $(2.2) million, $33.5 million and $(7.4) million, respectively, related to the Company’s hedging activities were reclassified from accumulated other comprehensive loss into earnings. During the year ending December 31, 2007, the Company expects to reclassify into earnings net gains of approximately $16.0 million recorded in accumulated other comprehensive loss. Such gains will be reclassified at the time the underlying hedged transactions are realized. During the years ended December 31, 2006, 2005 and 2004, amounts recognized in the consolidated statements of operations related to changes in the fair value of cash flow and fair value hedges excluded from the effectiveness assessments and the ineffective portion of changes in the fair value of cash flow and fair value hedges were not material.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(14) Financial Instruments – (continued)
Non-U.S. dollar financing transactions — The Company has designated its Euro-denominated senior notes (Note 8, “Long-Term Debt”) as a net investment hedge of long-term investments in its Euro-functional subsidiaries. As of December 31, 2006, the amount recorded in accumulated other comprehensive loss related to the effective portion of the net investment hedge of foreign operations was approximately negative $147.2 million. Such amount will be included in accumulated other comprehensive loss until the Company liquidates its related net investment in its designated foreign operations.
(15) Quarterly Financial Data (unaudited)

	Thirteen Weeks Ended
	April 1, 2006	July 1, 2006	September 30, 2006	December 31, 2006

Net sales	$4,678.5	$4,810.2	$4,069.7	$4,280.5
Gross profit	219.2	284.1	186.8	237.6
Goodwill impairment charges	—	2.9	—	—
Loss on divestiture of Interior business	—	—	28.7	607.3
Income (loss) before cumulative effect of a change in accounting principle	15.0	(6.4)	(74.0)	(645.0)
Net income (loss)	17.9	(6.4)	(74.0)	(645.0)
Basic net income (loss) per share before cumulative effect of a change in accounting accounting principle	0.22	(0.10)	(1.10)	(8.90)
Basic net income (loss) per share	0.27	(0.10)	(1.10)	(8.90)
Diluted net income (loss) per share before cumulative effect of a change in accounting accounting principle	0.22	(0.10)	(1.10)	(8.90)
Diluted net income (loss) per share	0.26	(0.10)	(1.10)	(8.90)

	Thirteen Weeks Ended
	April 2, 2005	July 2, 2005	October 1, 2005	December 31, 2005

Net sales	$4,286.0	$4,419.3	$3,986.6	$4,397.3
Gross profit	199.9	220.8	86.4	228.9
Goodwill impairment charges	—	—	670.0	342.8
Net income (loss)	15.6	(44.4)	(750.1)	(602.6)
Basic net income (loss) per share	0.23	(0.66)	(11.17)	(8.97)
Diluted net income (loss) per share	0.23	(0.66)	(11.17)	(8.97)
(16) Accounting Pronouncements
Inventory Costs — The FASB issued SFAS No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4.” This statement clarifies the requirement that abnormal inventory-related costs be recognized as current-period charges and requires that the allocation of fixed production overheads to inventory conversion costs be based on the normal capacity of the production facilities. The provisions of this statement are to be applied prospectively to inventory costs incurred during fiscal years beginning after June 15, 2005. The effects of adoption were not significant.
Nonmonetary Assets — The FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29.” APB Opinion No. 29, in general, requires the use of fair value as the measurement basis for exchanges of nonmonetary assets. This statement eliminates the exception to the fair value measurement principle for nonmonetary exchanges of similar productive assets and replaces it with a general exception for nonmonetary asset exchanges that lack commercial substance. The provisions of this statement are to be applied prospectively to nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The effects of adoption were not significant.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(16) Accounting Pronouncements – (continued)
Financial Instruments — The FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140.” This statement resolves issues related to the application of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to beneficial interests in securitized assets. The provisions of this statement are to be applied prospectively to all financial instruments acquired or issued during fiscal years beginning after September 15, 2006. The Company is currently evaluating the provisions of this statement but does not expect the effects of adoption to be significant.
The FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140.” This statement requires that all servicing assets and liabilities be initially measured at fair value. The provisions of this statement are to be applied prospectively to all servicing transactions beginning after September 15, 2006. The effects of adoption were not significant.
Fair Value Measurements — The FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The provisions of this statement are to generally be applied prospectively in fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this statement on its financial statements.
Pension and Other Postretirement Benefits — The FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R).” The Company adopted the funded status recognition provisions of SFAS No. 158 as of December 31, 2006. For a discussion of the effects of adopting the recognition provisions of SFAS No. 158, see Note 10, “Pension and Other Postretirement Benefit Plans.”
This statement also requires the measurement of defined benefit plan asset and liabilities as of the annual balance sheet date. Currently, the Company measures its plan assets and liabilities using an early measurement date of September 30, as allowed by the original provisions of SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” The measurement date provisions of SFAS No. 158 are effective for fiscal years ending after December 15, 2008. The Company is currently evaluating the measurement date provisions of this statement.
Income Taxes — The FASB issued Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes by establishing minimum standards for the recognition and measurement of tax positions taken or expected to be taken in a tax return. Under the requirements of FIN 48, the Company must review all of its uncertain tax positions and make a determination as to whether its position is more-likely-than-not to be sustained upon examination by regulatory authorities. If a position meets the more-likely-than-not criterion, then the related tax benefit is measured based on the cumulative probability analysis of the amount that is more-likely-than-not to be realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The cumulative impact of the initial adoption of FIN 48 will be reported as an adjustment to the Company’s beginning retained deficit balance in 2007. The Company is currently evaluating the impact of this interpretation on its financial statements.
Financial Statement Reporting — The SEC issued Staff Accounting Bulletin (“SAB”) No. 108. SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The interpretive guidance is effective for financial statements covering fiscal years ending after November 15, 2006. The effect of adoption was not significant.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(17) Subsequent Event
On February 9, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AREP Car Holdings Corp., a Delaware corporation (“Parent”), and AREP Car Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub would be merged with and into the Company, and as a result, the Company would continue as the surviving corporation and a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of Carl C. Icahn.
Pursuant to the Merger Agreement, as of the effective time of the merger, each issued and outstanding share of common stock of the Company, other than shares (i) owned by Parent, Merger Sub or any subsidiary of Parent and (ii) owned by any shareholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be canceled and automatically converted into the right to receive $36.00 in cash, without interest.
The Merger Agreement contains provisions pursuant to which the Company may solicit alternative acquisition proposals for forty-five days after the date of the Merger Agreement (the “Solicitation Period”) and receive unsolicited proposals thereafter. The Company may terminate the Merger Agreement under certain circumstances, including if its board of directors determines in good faith that it has received a Superior Proposal (as defined in the Merger Agreement) and otherwise complies with certain terms of the Merger Agreement. In connection with such termination, and in certain other limited circumstances, the Company would be required to pay a fee of $85.2 million to Parent plus up to $15.0 million of Parent’s out-of-pocket expenses (including fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants) relating to the Merger Agreement. If such termination is to accept a Superior Proposal prior to the end of the Solicitation Period, the Company would be required to pay a fee of $73.5 million to Parent plus up to $6.0 million of Parent’s out-of-pocket expenses.
Parent has obtained debt financing commitments for the transaction contemplated by the Merger Agreement. Consummation of the merger is not subject to a financing condition, but is subject to other conditions, including receipt of the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock, antitrust approvals and other customary closing conditions.
In connection with the execution of the Merger Agreement, the Company entered into a voting agreement with Icahn Partners LP, Icahn Partners Master Fund LP, Koala Holding LLC and High River Limited Partnership. In the aggregate, such holders beneficially own approximately 15% of the Company’s outstanding common stock. Pursuant to the voting agreement, such holders agreed to vote in favor of the merger and, subject to certain exceptions, not to dispose of any shares of common stock prior to consummation of the merger. Such holders have also agreed to vote in favor of a Superior Proposal under certain circumstances. In addition, American Real Estate Partners, L.P. has provided a limited guaranty in favor of the Company with respect to the performance by Parent and Merger Sub of certain payment obligations under the Merger Agreement.
For further information regarding the Merger Agreement, please refer to the Merger Agreement and certain related documents which are incorporated by reference as exhibits to this Report.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(18) Supplemental Guarantor Condensed Consolidating Financial Statements

	December 31, 2006
	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$195.8	$4.0	$302.9	$—	$502.7
Accounts receivable	12.7	243.5	1,750.7	—	2,006.9
Inventories	15.2	136.9	429.4	—	581.5
Current assets of business held for sale	77.1	217.1	133.6	—	427.8
Other	45.9	29.9	295.6	—	371.4
Total current assets	346.7	631.4	2,912.2	—	3,890.3
Long-Term Assets:
Property, plant and equipment, net	230.9	284.1	956.7	—	1,471.7
Goodwill, net	454.5	551.1	991.1	—	1,996.7
Investments in subsidiaries	3,691.2	3,257.4	—	(6,948.6)	—
Other	233.7	24.1	234.0	—	491.8
Total long-term assets	4,610.3	4,116.7	2,181.8	(6,948.6)	3,960.2
	$4,957.0	$4,748.1	$5,094.0	$(6,948.6)	$7,850.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$—	$—	$39.3	$—	$39.3
Accounts payable and drafts	157.0	395.7	1,764.7	—	2,317.4
Other accrued liabilities	322.3	145.8	631.2	—	1,099.3
Current liabilities of business held for sale	60.4	226.1	119.2	—	405.7
Current portion of long-term debt	6.0	—	19.6	—	25.6
Total current liabilities	545.7	767.6	2,574.0	—	3,887.3
Long-Term Liabilities:
Long-term debt	2,413.2	—	21.3	—	2,434.5
Long-term liabilities of business held for sale	—	0.1	48.4	—	48.5
Intercompany accounts, net	1,193.7	503.1	(1,696.8)	—	—
Other	202.4	176.5	499.3	—	878.2
Total long-term liabilities	3,809.3	679.7	(1,127.8)	—	3,361.2
Stockholders’ Equity	602.0	3,300.8	3,647.8	(6,948.6)	602.0
	$4,957.0	$4,748.1	$5,094.0	$(6,948.6)	$7,850.5

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(18) Supplemental Guarantor Condensed Consolidating Financial Statements – (continued)

	December 31, 2005
	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$38.6	$4.8	$153.9	$—	$197.3
Accounts receivable	46.1	208.7	1,745.3	—	2,000.1
Inventories	24.6	176.9	394.1	—	595.6
Current assets of business held for sale	228.7	264.3	114.7	—	607.7
Other	151.4	68.5	225.8	—	445.7
Total current assets	489.4	723.2	2,633.8	—	3,846.4
Long-Term Assets:
Property, plant and equipment, net	216.7	479.8	918.2	—	1,614.7
Goodwill, net	454.5	536.5	948.8	—	1,939.8
Long-term assets of business held for sale	108.5	267.3	109.4	—	485.2
Investments in subsidiaries	3,274.0	2,895.0	—	(6,169.0)	—
Other	104.9	26.9	270.5	—	402.3
Total long-term assets	4,158.6	4,205.5	2,246.9	(6,169.0)	4,442.0
	$4,648.0	$4,928.7	$4,880.7	$(6,169.0)	$8,288.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$—	$—	$23.4	$—	$23.4
Accounts payable and drafts	223.0	560.2	1,732.8	—	2,516.0
Other accrued liabilities	238.8	161.2	608.6	—	1,008.6
Current liabilities of business held for sale	169.6	275.7	104.0	—	549.3
Current portion of long-term debt	2.1	2.1	5.2	—	9.4
Total current liabilities	633.5	999.2	2,474.0	—	4,106.7
Long-Term Liabilities:
Long-term debt	2,194.7	8.4	40.0	—	2,243.1
Long-term liabilities of business held for sale	—	0.3	27.3	—	27.6
Intercompany accounts, net	410.0	1,012.5	(1,422.5)	—	—
Other	298.8	157.7	343.5	—	800.0
Total long-term liabilities	2,903.5	1,178.9	(1,011.7)	—	3,070.7
Stockholders’ Equity	1,111.0	2,750.6	3,418.4	(6,169.0)	1,111.0
	$4,648.0	$4,928.7	$4,880.7	$(6,169.0)	$8,288.4

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(18) Supplemental Guarantor Condensed Consolidating Financial Statements – (continued)

	For the Year Ended December 31, 2006
	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(in millions)
Net sales	$1,580.3	$6,889.8	$12,729.4	$(3,360.6)	$17,838.9
Cost of sales	1,691.5	6,755.6	11,824.7	(3,360.6)	16,911.2
Selling, general and administrative expenses	240.5	75.0	331.2	—	646.7
Goodwill impairment charges	—	2.9	—	—	2.9
Loss on divestiture of Interior business	240.4	259.6	136.0	—	636.0
Interest (income) expense	(114.4)	126.1	198.1	—	209.8
Intercompany (income) expense, net	(281.2)	77.4	203.8	—	—
Other expense, net	27.6	48.8	9.3	—	85.7
Income (loss) before provision (benefit) for income taxes, minority interests in consolidated subsidiaries and equity in net (income) loss of affiliates and subsidiaries	(224.1)	(455.6)	26.3	—	(653.4)
Provision (benefit) for income taxes	5.4	(67.4)	116.9	—	54.9
Minority interests in consolidated subsidiaries	—	—	18.3	—	18.3
Equity in net (income) loss of affiliates	(12.7)	(5.2)	1.7	—	(16.2)
Equity in net (income) loss of subsidiaries	493.6	(80.1)	—	(413.5)	—
Loss before cumulative effect of a change in accounting principle	(710.4)	(302.9)	(110.6)	413.5	(710.4)
Cumulative effect of a change in accounting principle	2.9	—	—	—	2.9
Net loss	$(707.5)	$(302.9)	$(110.6)	$413.5	$(707.5)

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(18) Supplemental Guarantor Condensed Consolidating Financial Statements – (continued)

	For the Year Ended December 31, 2005
	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(in millions)
Net sales	$1,657.2	$6,599.0	$11,350.1	$(2,517.1)	$17,089.2
Cost of sales	1,727.4	6,568.4	10,574.5	(2,517.1)	16,353.2
Selling, general and administrative expenses	309.6	2.8	318.2	—	630.6
Goodwill impairment charges	—	1,012.8	—	—	1.012.8
Interest expense	45.9	94.2	43.1	—	183.2
Intercompany (income) expense, net	(373.7)	308.2	65.5	—	—
Other expense, net	6.4	19.4	12.2	—	38.0
Income (loss) before provision (benefit) for income taxes, minority interests in consolidated subsidiaries and equity in net (income) loss of affiliates and subsidiaries	(58.4)	(1,406.8)	336.6	—	(1,128.6)
Provision (benefit) for income taxes	270.2	(140.6)	64.7	—	194.3
Minority interests in consolidated subsidiaries	—	—	7.2	—	7.2
Equity in net (income) loss of affiliates	40.6	(3.5)	14.3	—	51.4
Equity in net (income) loss of subsidiaries	1,012.3	(193.9)	—	(818.4)	—
Net income (loss)	$(1,381.5)	$(1,068.8)	$250.4	$818.4	$(1,381.5)

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(18) Supplemental Guarantor Condensed Consolidating Financial Statements – (continued)

	For the Year Ended December 31, 2004
	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(in millions)
Net sales	$1,652.1	$6,937.7	$10,990.3	$(2,620.1)	$16,960.0
Cost of sales	1,739.9	6,270.1	10,168.0	(2,620.1)	15,557.9
Selling, general and administrative expenses	205.3	129.5	298.9	—	633.7
Interest expense	30.2	100.5	34.8	—	165.5
Intercompany (income) expense, net	(317.2)	339.4	(22.2)	—	—
Other (income) expense, net	(17.8)	29.5	26.9	—	38.6
Income before provision (benefit) for income taxes, minority interests in consolidated subsidiaries and equity in net (income) loss of affiliates and subsidiaries	11.7	68.7	483.9	—	564.3
Provision (benefit) for income taxes	(17.9)	25.1	120.8	—	128.0
Minority interests in consolidated subsidiaries	—	—	16.7	—	16.7
Equity in net (income) loss of affiliates	0.3	(3.3)	0.4	—	(2.6)
Equity in net income of subsidiaries	(392.9)	(305.8)	—	698.7	—
Net income	$422.2	$352.7	$346.0	$(698.7)	$422.2

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(18) Supplemental Guarantor Condensed Consolidating Financial Statements – (continued)

	For the Year Ended December 31, 2006
	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(in millions)
Net Cash Provided by Operating Activities	$28.9	$(102.0)	$358.4	$—	$285.3
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(47.8)	(94.8)	(205.0)	—	(347.6)
Cost of acquisitions, net of cash acquired	—	(24.9)	(5.6)	—	(30.5)
Net proceeds from disposition of businesses and other assets	(1.4)	22.5	44.8	—	65.9
Net cash used in investing activities	(49.2)	(97.2)	(165.8)	—	(312.2)
Cash Flows from Financing Activities:
Issuance of senior notes	900.0	—	—	—	900.0
Repayment of senior notes	(1,356.9)	—	—	—	(1,356.9)
Primary credit facility borrowings, net	597.0	—	—	—	597.0
Other long-term debt repayments, net	(44.8)	(10.5)	18.8	—	(36.5)
Short-term debt repayments, net	—	—	(11.8)	—	(11.8)
Change in intercompany accounts	(102.0)	192.6	(90.6)	—	—
Net proceeds from the sale of common stock	199.2	—	—	—	199.2
Dividends paid	(16.8)	—	—	—	(16.8)
Proceeds from exercise of stock options	0.2	—	—	—	0.2
Increase in drafts	1.6	(2.3)	3.7	—	3.0
Net cash provided by financing activities	177.5	179.8	(79.9)	—	277.4
Effect of foreign currency translation	—	18.6	36.3	—	54.9
Net Change in Cash and Cash Equivalents	157.2	(0.8)	149.0	—	305.4
Cash and Cash Equivalents at Beginning of Year	38.6	4.8	153.9	—	197.3
Cash and Cash Equivalents at End of Year	$195.8	$4.0	$302.9	$—	$502.7

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(18) Supplemental Guarantor Condensed Consolidating Financial Statements – (continued)

	For the Year Ended December 31, 2005
	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(in millions)
Net Cash Provided by Operating Activities	$(260.7)	$(15.8)	$837.3	$—	$560.8
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(123.0)	(235.9)	(209.5)	—	(568.4)
Cost of acquisitions, net of cash acquired	—	—	(11.8)	—	(11.8)
Net proceeds from disposition of businesses and other assets	7.8	16.1	9.4	—	33.3
Other, net	1.9	0.6	2.8	—	5.3
Net cash used in investing activities	(113.3)	(219.2)	(209.1)	—	(541.6)
Cash Flows from Financing Activities:
Repayment of senior notes	(600.0)	—	—	—	(600.0)
Primary credit facility borrowings, net	400.0	—	—	—	400.0
Other long-term debt repayments, net	(17.7)	(2.2)	(12.8)	—	(32.7)
Short-term debt repayments, net	—	—	(23.8)	—	(23.8)
Change in intercompany accounts	601.1	234.5	(835.6)	—	—
Dividends paid	(67.2)	—	—	—	(67.2)
Proceeds from exercise of stock options	4.7	—	—	—	4.7
Repurchase of common stock	(25.4)	—	—	—	(25.4)
Decrease in drafts	(7.1)	1.5	2.3	—	(3.3)
Other, net	0.7	—	—	—	0.7
Net cash used in financing activities	289.1	233.8	(869.9)	—	(347.0)
Effect of foreign currency translation	—	2.2	(62.0)	—	(59.8)
Net Change in Cash and Cash Equivalents	(84.9)	1.0	(303.7)	—	(387.6)
Cash and Cash Equivalents at Beginning of Year	123.5	3.8	457.6	—	584.9
Cash and Cash Equivalents at End of Year	$38.6	$4.8	$153.9	$—	$197.3

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(18) Supplemental Guarantor Condensed Consolidating Financial Statements – (continued)

	For the Year Ended December 31, 2004
	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(in millions)
Net Cash Provided by Operating Activities	$100.6	$64.6	$510.7	$—	$675.9
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(71.6)	(146.2)	(211.2)	—	(429.0)
Cost of acquisitions, net of cash acquired	(14.1)	(3.3)	(85.6)	—	(103.0)
Net proceeds from disposition of businesses and other assets	15.3	13.2	27.8	—	56.3
Other, net	0.8	0.1	2.3	—	3.2
Net cash used in investing activities	(69.6)	(136.2)	(266.7)	—	(472.5)
Cash Flows from Financing Activities:
Issuance of senior notes	399.2	—	—	—	399.2
Other long-term debt repayments, net	(11.4)	1.0	(39.0)	—	(49.4)
Short-term debt repayments, net	(0.3)	(0.1)	(29.4)	—	(29.8)
Change in intercompany accounts	(189.1)	66.2	122.9	—	—
Dividends paid	(68.0)	—	—	—	(68.0)
Proceeds from exercise of stock options	24.4	—	—	—	24.4
Repurchase of common stock	(97.7)	—	—	—	(97.7)
Decrease in drafts	(6.1)	(5.3)	(1.2)	—	(12.6)
Net cash provided by financing activities	51.0	61.8	53.3	—	166.1
Effect of foreign currency translation	—	4.5	41.6	—	46.1
Net Change in Cash and Cash Equivalents	82.0	(5.3)	338.9	—	415.6
Cash and Cash Equivalents at Beginning of Year	41.5	9.1	118.7	—	169.3
Cash and Cash Equivalents at End of Year	$123.5	$3.8	$457.6	$—	$584.9
Basis of Presentation — Certain of the Company’s wholly owned subsidiaries (the “Guarantors”) have unconditionally fully guaranteed, on a joint and several basis, the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the Company’s obligations under the New Credit Agreement and the indentures governing the Company’s senior notes, including the Company’s obligations to pay principal, premium, if any, and interest with respect to the senior notes. The senior notes consist of $300 million aggregate principal amount of 8.50% senior notes due 2013, $600 million aggregate principal amount of 8.75% senior notes due 2016, $399 million aggregate principal amount of 5.75% senior notes due 2014, $4 million aggregate principal amount of zero-coupon convertible senior notes due 2022, Euro 56 million aggregate principal amount of 8.125% senior notes due 2008 and $41 million aggregate principal amount of 8.11% senior notes due 2009. The Guarantors under the indentures are currently Lear Automotive Dearborn, Inc., Lear Automotive (EEDS) Spain S.L., Lear Corporation EEDS and Interiors, Lear Corporation (Germany) Ltd., Lear Corporation Mexico, S. de R.L. de C.V., Lear Operations Corporation and Lear Seating Holdings Corp. #50. Lear Automotive Dearborn, Inc. became a Guarantor under the indentures effective April 25, 2006. In lieu of providing separate audited financial statements for the Guarantors, the Company has included the audited supplemental guarantor condensed consolidating financial statements above. These financial statements reflect the guarantors listed above for all periods presented. Management does not believe that separate financial statements of the Guarantors are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantors are not presented.
As of and for the years ended December 31, 2005 and 2004, the supplemental guarantor condensed consolidating financial statements have been restated to reflect certain changes to the equity investments of the guarantor subsidiaries.
Distributions — There are no significant restrictions on the ability of the Guarantors to make distributions to the Company.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(18) Supplemental Guarantor Condensed Consolidating Financial Statements – (continued)
Selling, General and Administrative Expenses — During 2006, 2005 and 2004, the Parent allocated $50.0 million, $62.3 million and $63.3 million, respectively, of corporate selling, general and administrative expenses to its operating subsidiaries. The allocations were based on various factors, which estimate usage of particular corporate functions, and in certain instances, other relevant factors, such as the revenues or the number of employees of the Company’s subsidiaries.
Long-Term Debt of the Parent and the Guarantors — A summary of long-term debt of the Parent and the Guarantors on a combined basis is shown below (in millions):

	December 31,
	2006	2005

Amended and restated primary credit facility	$997.0	$400.0
Senior notes	1,417.6	1,795.0
Other long-term debt	4.6	12.3
	2,419.2	2,207.3
Less — current portion	(6.0)	(4.2)
	$2,413.2	$2,203.1
The obligations of foreign subsidiary borrowers under the New Credit Agreement are guaranteed by the Parent.
For a more detailed description of the above indebtedness, see Note 8, “Long-Term Debt.”
The aggregate minimum principal payment requirements on long-term debt of the Parent and the Guarantors, including capital lease obligations, in each of the five years subsequent to December 31, 2006, are shown below (in millions):

Year	Maturities

2007	$6.0
2008	79.3
2009	47.2
2010	6.0
2011	6.0

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LEAR CORPORATION AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Balance as of Beginning of Year	Additions	Retirements	Other Changes	Balance as of End of Year
	(in millions)
FOR THE YEAR ENDED DECEMBER 31, 2006:
Valuation of accounts deducted from related assets:
Allowance for doubtful accounts	$20.4	$7.7	$(12.2)	$(1.0)	$14.9
Reserve for unmerchantable inventories	85.7	28.4	(23.3)	(3.7)	87.1
Restructuring reserves	25.5	92.3	(75.9)	—	41.9
Allowance for deferred tax assets	478.3	364.6	(28.4)	29.4	843.9
	$609.9	$493.0	$(139.8)	$24.7	$987.8

FOR THE YEAR ENDED DECEMBER 31, 2005:
Valuation of accounts deducted from related assets:
Allowance for doubtful accounts	$26.7	$12.5	$(15.8)	$(3.0)	$20.4
Reserve for unmerchantable inventories	86.4	33.8	(23.3)	(11.2)	85.7
Restructuring reserves	20.9	86.8	(80.3)	(1.9)	25.5
Allowance for deferred tax assets	277.7	276.3	(44.5)	(31.2)	478.3
	$411.7	$409.4	$(163.9)	$(47.3)	$609.9

FOR THE YEAR ENDED DECEMBER 31, 2004:
Valuation of accounts deducted from related assets:
Allowance for doubtful accounts	$30.6	$11.7	$(16.0)	$0.4	$26.7
Reserve for unmerchantable inventories	55.8	45.5	(16.0)	1.1	86.4
Restructuring reserves	8.1	18.8	(6.0)	—	20.9
Allowance for deferred tax assets	220.8	84.4	(27.5)	—	277.7
	$315.3	$160.4	$(65.5)	$1.5	$411.7

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LEAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(unaudited)
	(in millions, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$330.4	$502.7
Accounts receivable	2,412.7	2,006.9
Inventories	599.0	581.5
Current assets of business held for sale	38.3	427.8
Other	317.6	371.4
Total current assets	3,698.0	3,890.3
Long-Term Assets:
Property, plant and equipment, net	1,425.9	1,471.7
Goodwill, net	2,006.6	1,996.7
Other	530.5	491.8
Total long-term assets	3,963.0	3,960.2
	$7,661.0	$7,850.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$11.5	$39.3
Accounts payable and drafts	2,480.3	2,317.4
Accrued liabilities	1,152.8	1,099.3
Current liabilities of business held for sale	16.7	405.7
Current portion of long-term debt	26.4	25.6
Total current liabilities	3,687.7	3,887.3
Long-Term Liabilities:
Long-term debt	2,431.8	2,434.5
Long-term liabilities of business held for sale	21.6	48.5
Other	827.4	878.2
Total long-term liabilities	3,280.8	3,361.2
Stockholders’ Equity:
Common stock, $0.01 par value, 150,000,000 shares authorized; 82,166,506 shares and 81,984,306 shares issued as of March 31, 2007 and December 31, 2006, respectively	0.7	0.7
Additional paid-in capital	1,357.3	1,338.1
Common stock held in treasury, 5,508,097 shares as of March 31, 2007, and 5,732,316 shares as of December 31, 2006, at cost	(201.9)	(210.2)
Retained deficit	(308.0)	(362.5)
Accumulated other comprehensive loss	(155.6)	(164.1)
Total stockholders’ equity	692.5	602.0
	$7,661.0	$7,850.5

The accompanying notes are an integral part of these condensed consolidated balance sheets.

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LEAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31, 2007	April 1, 2006
	(unaudited; in millions, except per share data)
Net sales	$4,406.1	$4,678.5
Cost of sales	4,095.2	4,459.3
Selling, general and administrative expenses	126.5	165.0
Loss on divestiture of Interior business	25.6	—
Interest expense	51.5	47.7
Other (income) expense, net	25.0	(8.3)
Income before provision (benefit) for income taxes and cumulative effect of a change in accounting principle	82.3	14.8
Provision (benefit) for income taxes	32.4	(0.2)
Income before cumulative effect of a change in accounting principle	49.9	15.0
Cumulative effect of a change in accounting principle	—	2.9
Net income	$49.9	$17.9
Basic net income per share:
Income before cumulative effect of a change in accounting principle	$0.65	$0.22
Cumulative effect of a change in accounting principle	—	0.05
Basic net income per share	$0.65	$0.27
Diluted net income per share:
Income before cumulative effect of a change in accounting principle	$0.64	$0.22
Cumulative effect of a change in accounting principle	—	0.04
Diluted net income per share	$0.64	$0.26

The accompanying notes are an integral part of these condensed consolidated statements.

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LEAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2007	April 1, 2006
	(unaudited; in millions)
Cash Flows from Operating Activities:
Net income	$49.9	$17.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Cumulative effect of a change in accounting principle	—	(2.9)
Loss on divestiture of Interior business	25.6	—
Depreciation and amortization	74.5	97.8
Net change in recoverable customer engineering and tooling	23.8	128.6
Net change in working capital items	(150.4)	(235.8)
Net change in sold accounts receivable	(38.9)	38.1
Other, net	(26.3)	(4.3)
Net cash provided by (used in) operating activities	(41.8)	39.4
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(29.2)	(92.6)
Divestiture of Interior business	(57.3)	—
Other, net	(28.6)	27.9
Net cash used in investing activities	(115.1)	(64.7)
Cash Flows from Financing Activities:
Long-term debt repayments, net	(3.6)	(6.1)
Short-term debt repayments, net	(11.0)	—
Dividends paid	—	(16.8)
Proceeds from exercise of stock options	5.7	—
Increase (decrease) in drafts	(13.5)	1.1
Net cash used in financing activities	(22.4)	(21.8)
Effect of foreign currency translation	7.0	10.7
Net Change in Cash and Cash Equivalents	(172.3)	(36.4)
Cash and Cash Equivalents as of Beginning of Period	502.7	207.6
Cash and Cash Equivalents as of End of Period	$330.4	$171.2
Changes in Working Capital Items:
Accounts receivable	$(434.2)	$(428.2)
Inventories	(20.6)	14.0
Accounts payable	224.5	103.9
Accrued liabilities and other	79.9	74.5
Net change in working capital items	$(150.4)	$(235.8)
Supplementary Disclosure:
Cash paid for interest	$36.9	$26.6
Cash paid for income taxes	$45.7	$42.9

The accompanying notes are an integral part of these condensed consolidated statements.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) Basis of Presentation
The condensed consolidated financial statements include the accounts of Lear Corporation (“Lear” or the “Parent”), a Delaware corporation and the wholly owned and less than wholly owned subsidiaries controlled by Lear (collectively, the “Company”). In addition, Lear consolidates variable interest entities in which it bears a majority of the risk of the entities’ potential losses or stands to gain from a majority of the entities’ expected returns. Investments in affiliates in which Lear does not have control, but does have the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method.
The Company and its affiliates design and manufacture complete automotive seat systems, electrical distribution systems and select electronic products. Through the first quarter of 2007, the Company also supplied automotive interior systems and components, including instrument panels and cockpit systems, headliners and overhead systems, door panels and flooring and acoustic systems (Note 3, “Divestiture of Interior Business”). The Company’s main customers are automotive original equipment manufacturers. The Company operates facilities worldwide.
Certain amounts in the prior period’s financial statements have been reclassified to conform to the presentation used in the quarter ended March 31, 2007.
(2) Merger Agreement
On February 9, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AREP Car Holdings Corp., a Delaware corporation (“Parent”), and AREP Car Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub would be merged with and into the Company, and as a result, the Company would continue as the surviving corporation and a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of Carl C. Icahn.
Pursuant to the Merger Agreement, as of the effective time of the merger, each issued and outstanding share of common stock of the Company, other than shares (i) owned by Parent, Merger Sub or any subsidiary of Parent and (ii) owned by any shareholders who are entitled to and who have properly exercised appraisal rights under Delaware law, will be canceled and automatically converted into the right to receive $36.00 in cash, without interest.
The Merger Agreement contains provisions pursuant to which the Company was permitted to solicit alternative acquisition proposals for forty-five days after the date of the Merger Agreement (the “Solicitation Period”) and continue ongoing discussions or negotiations thereafter. The Solicitation Period ended on March 26, 2007, and no alternative acquisition proposals have been received as of the date of this Report. The Company may terminate the Merger Agreement under certain circumstances, including if its board of directors determines in good faith that it has received a Superior Proposal (as defined in the Merger Agreement) and otherwise complies with certain terms of the Merger Agreement. In connection with such termination, and in certain other limited circumstances, the Company would be required to pay a fee of $85.2 million to Parent plus up to $15.0 million of Parent’s out-of-pocket expenses (including fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants) relating to the Merger Agreement.
Parent has obtained debt financing commitments for the transaction contemplated by the Merger Agreement. Consummation of the merger is not subject to a financing condition, but is subject to other conditions, including receipt of the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock, antitrust approvals and other customary closing conditions.
In connection with the execution of the Merger Agreement, the Company entered into a voting agreement with Icahn Partners LP, Icahn Partners Master Fund LP, Koala Holding Limited Partnership and High River Limited Partnership. In the aggregate, such holders beneficially own approximately 16% of the Company’s outstanding common stock. Pursuant to the voting agreement, such holders agreed to vote in favor of the merger and, subject to certain exceptions, not to dispose of any shares of common stock prior to consummation of the merger. Such holders have also agreed to vote in favor of a Superior Proposal under certain circumstances. In addition, American Real

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(2) Merger Agreement – (continued)
Estate Partners, L.P. has provided a limited guaranty in favor of the Company with respect to the performance by Parent and Merger Sub of certain payment obligations under the Merger Agreement.
If presented, the transaction contemplated by the Merger Agreement will be voted on by shareholders of record as of May 14, 2007, at the Company’s annual stockholders’ meeting, which has been scheduled for June 27, 2007.
For further information regarding the Merger Agreement, please refer to the Merger Agreement and certain related documents, which are incorporated by reference as exhibits to this Report.
(3) Divestiture of Interior Business
On March 31, 2007, the Company completed the transfer of substantially all of the assets of the Company’s North American interior business (as well as its interests in two China joint ventures and $27.4 million of cash) to International Automotive Components Group North America, Inc. and International Automotive Components Group North America, LLC (together, “IAC North America”), in exchange for a 25% equity interest in IAC North America and warrants for an additional 7% of the current outstanding equity of IAC North America. In addition, under the terms of the divestiture agreement, the Company has agreed to fund up to an additional $40 million to IAC North America, in the event that IAC North America does not meet certain financial targets in 2007. The legal transfer of certain assets included in this transaction is subject to the satisfaction of certain post-closing conditions. In connection with this transaction, IAC North America assumed the ordinary course liabilities of the Company’s North American interior business, and the Company retained certain pre-closing liabilities, including pension and postretirement healthcare liabilities incurred through the closing date of the transaction.
The Company recorded a loss on divestiture of interior business of $606.9 million in the fourth quarter of 2006 and an additional charge of $29.4 million in the first quarter of 2007, including $6.2 million recorded as cost of sales, $2.0 million recorded as selling, general and administrative expenses and $21.2 million recorded as loss on divestiture of interior business. Approximately $22.5 million of the first quarter 2007 charge represented cash costs. As of March 31, 2007, the beneficial ownership interests of certain less than wholly owned subsidiaries were transferred to IAC North America, however, as described above, the transfer of legal ownership is subject to the satisfaction of certain post-closing conditions. Accordingly, these assets and liabilities remain classified as held for sale on the Company’s condensed consolidated balance sheet as of March 31, 2007. A summary of the major classes of the assets and liabilities of the Company’s North American interior business that are classified as held for sale in the Company’s condensed consolidated balance sheets are shown below (in millions):

	March 31, 2007	December 31, 2006

Cash and cash equivalents	$12.8	$19.2
Accounts receivable	17.3	284.5
Inventories	3.9	69.2
Other current assets	4.3	54.9
Current assets of business held for sale	$38.3	$427.8
Accounts payable and drafts	$8.4	$323.7
Accrued liabilities	5.4	79.8
Current portion of long-term debt	2.9	2.2
Current liabilities of business held for sale	16.7	405.7
Long-term debt	18.2	19.6
Other long-term liabilities	3.4	28.9
Long-term liabilities of business held for sale	21.6	48.5
Total liabilities of business held for sale	$38.3	$454.2

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(3) Divestiture of Interior Business – (continued)
The Company did not account for the divestiture of its North American interior business as a discontinued operation due to its continuing involvement with IAC North America. The Company’s investment in IAC North America is accounted for under the equity method of accounting.
The divestiture of the Company’s North American interior business substantially completes the disposition of the Company’s interior business. On October 16, 2006, the Company completed the contribution of substantially all of its European interior business to International Automotive Components Group, LLC (“IAC Europe”), in exchange for a one-third equity interest in IAC Europe. In connection with this transaction, the Company recorded a loss on divestiture of interior business of $33.5 million, of which $4.4 million was recorded in the first quarter of 2007 and $29.1 million was recorded in 2006.
(4) Stock-Based Compensation
On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” using the modified prospective transition method and recognized income of $2.9 million as a cumulative effect of a change in accounting principle related to a change in accounting for forfeitures. There was no income tax effect resulting from this adoption. SFAS No. 123(R) requires the estimation of expected forfeitures at the grant date and the recognition of compensation cost only for those awards expected to vest. Previously, the Company accounted for forfeitures as they occurred. In the first quarters of 2007 and 2006, there were no outstanding unvested awards for which no compensation cost was recognized as the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” for all employee awards granted after January 1, 2003.
(5) Restructuring
In order to address unfavorable industry conditions, the Company began to implement consolidation and census actions in the second quarter of 2005. These actions are part of a comprehensive restructuring strategy intended to (i) better align the Company’s manufacturing capacity with the changing needs of its customers, (ii) eliminate excess capacity and lower the operating costs of the Company and (iii) streamline the Company’s organizational structure and reposition its business for improved long-term profitability.
The Company currently expects to incur pretax costs of approximately $300 million, in connection with the restructuring actions, although all aspects of the restructuring actions have not been finalized. Such costs include employee termination benefits, asset impairment charges and contract termination costs, as well as other incremental costs resulting from the restructuring actions. These incremental costs principally include equipment and personnel relocation costs. The Company also expects to incur incremental manufacturing inefficiency costs at the operating locations impacted by the restructuring actions during the related restructuring implementation period. Restructuring costs are recognized in the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States. Generally, charges are recorded as elements of the restructuring strategy are finalized. Actual costs recorded in the Company’s consolidated financial statements may vary from current estimates.
In connection with the Company’s restructuring actions, the Company recorded net charges of $13.6 million in the first quarter of 2007, including $11.1 million recorded as cost of sales and $2.5 million recorded as selling, general and administrative expenses. The first quarter 2007 charges consist of employee termination benefits of $24.1 million, fixed asset impairment charges of $0.4 million, net contract termination costs of $(12.7) million and other costs of $1.8 million. Employee termination benefits were recorded based on existing union and employee contracts, statutory requirements and completed negotiations. Asset impairment charges relate to the disposal of machinery and equipment with carrying values of $0.4 million in excess of related estimated fair values. Contract termination costs include lease cancellation costs, the repayment of various government-sponsored grants and a net pension and other postretirement benefit plan curtailment gain of $13.9 million.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(5) Restructuring – (continued)
A summary of the first quarter 2007 restructuring charges, excluding the net pension and other postretirement benefit plan curtailment gain of $13.9 million is shown below (in millions):

	Accrual as of December 31, 2006	2007 Charges	2007 Utilization		Accrual as of March 31, 2007
			Cash	Non-cash

Employee termination benefits	$36.4	$24.1	$(36.9)	$—	$23.6
Asset impairments	—	0.4	—	(0.4)	—
Contract termination costs	3.4	1.2	(1.4)	—	3.2
Other related costs	—	1.8	(1.8)	—	—
Total	$39.8	$27.5	$(40.1)	$(0.4)	$26.8
(6) Inventories
Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. A summary of inventories is shown below (in millions):

	March 31, 2007	December 31, 2006

Raw materials	$439.9	$439.9
Work-in-process	36.2	35.6
Finished goods	122.9	106.0
Inventories	$599.0	$581.5
(7) Property, Plant and Equipment
Property, plant and equipment is stated at cost. Depreciable property is depreciated over the estimated useful lives of the assets, principally using the straight-line method. A summary of property, plant and equipment is shown below (in millions):

	March 31, 2007	December 31, 2006

Land	$132.6	$133.5
Buildings and improvements	607.5	559.1
Machinery and equipment	2,024.1	2,081.3
Construction in progress	22.0	12.0
Total property, plant and equipment	2,786.2	2,785.9
Less – accumulated depreciation	(1,360.3)	(1,314.2)
Net property, plant and equipment	$1,425.9	$1,471.7
Depreciation expense was $73.2 million and $96.6 million in the three months ended March 31, 2007 and April 1, 2006, respectively.
Costs associated with the repair and maintenance of the Company’s property, plant and equipment are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency or safety of the Company’s property, plant and equipment are capitalized and depreciated over the remaining life of the related asset.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(8) Goodwill
A summary of the changes in the carrying amount of goodwill, by reportable operating segment, for the three months ended March 31, 2007, is shown below (in millions):

	Seating	Electronic and Electrical	Total

Balance as of January 1, 2007	$1,060.7	$936.0	$1,996.7
Foreign currency translation and other	7.6	2.3	9.9
Balance as of March 31, 2007	$1,068.3	$938.3	$2,006.6
(9) Long-Term Debt
A summary of long-term debt and the related weighted average interest rates, including the effect of hedging activities described in Note 19, “Financial Instruments,” is shown below (in millions):

	March 31, 2007		December 31, 2006
	Long-Term Debt	Weighted Average Interest Rate	Long-Term Debt	Weighted Average Interest Rate

Primary Credit Facility	$997.0	7.49%	$997.0	7.49%
8.50% Senior Notes, due 2013	300.0	8.50%	300.0	8.50%
8.75% Senior Notes, due 2016	600.0	8.75%	600.0	8.75%
5.75% Senior Notes, due 2014	399.4	5.635%	399.3	5.635%
8.125% Euro-denominated Senior Notes, due 2008	74.2	8.125%	73.3	8.125%
8.11% Senior Notes, due 2009	41.4	8.11%	41.4	8.11%
Zero-coupon Convertible Senior Notes, due 2022	0.7	4.75%	3.6	4.75%
Other	45.5	7.03%	45.5	7.06%
	2,458.2		2,460.1
Current portion	(26.4)		(25.6)
Long-term debt	$2,431.8		$2,434.5
Primary Credit Facility
The Company’s Primary Credit Facility consists of an Amended and Restated Credit and Guarantee Agreement, which provides for maximum revolving borrowing commitments of $1.7 billion and a term loan facility of $1.0 billion. As of March 31, 2007 and December 31, 2006, the Company had $997.0 million in borrowings outstanding under the Primary Credit Facility, all of which were outstanding under the term loan facility. There were no revolving borrowings outstanding.
The Company’s obligations under the Primary Credit Facility are secured by a pledge of all or a portion of the capital stock of certain of its subsidiaries, including substantially all of its first-tier subsidiaries, and are partially secured by a security interest in the Company’s assets and the assets of certain of its domestic subsidiaries. In addition, the Company’s obligations under the Primary Credit Facility are guaranteed, on a joint and several basis, by certain of its subsidiaries, which are primarily domestic subsidiaries and all of which are directly or indirectly 100% owned by the Company.
The Primary Credit Facility contains certain affirmative and negative covenants, including (i) limitations on fundamental changes involving the Company or its subsidiaries, asset sales and restricted payments, (ii) a limitation on indebtedness with a maturity shorter than the term loan facility, (iii) a limitation on aggregate subsidiary indebtedness to an amount which is no more than 4% of consolidated total assets, (iv) a limitation on aggregate secured indebtedness to an amount which is no more than $100 million and (v) requirements that the Company

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(9) Long-Term Debt – (continued)
maintain a leverage ratio of not more than 4.0 to 1, as of March 31, 2007, with decreases over time and an interest coverage ratio of not less than 2.50 to 1 with increases over time.
The leverage and interest coverage ratios, as well as the related components of their computation, are defined in the Primary Credit Facility. The leverage ratio is calculated as the ratio of consolidated indebtedness to consolidated operating profit. For the purpose of the covenant calculation, (i) consolidated indebtedness is generally defined as reported debt, net of cash and excludes transactions related to the Company’s asset-backed securitization and factoring facilities and (ii) consolidated operating profit is generally defined as net income excluding income taxes, interest expense, depreciation and amortization expense, other income and expense, minority interests in income of subsidiaries in excess of net equity earnings in affiliates, certain restructuring and other non-recurring charges, extraordinary gains and losses and other specified non-cash items. Consolidated operating profit is a non-GAAP financial measure that is presented not as a measure of operating results, but rather as a measure used to determine covenant compliance under the Company’s Primary Credit Facility. The interest coverage ratio is calculated as the ratio of consolidated operating profit to consolidated interest expense. For the purpose of the covenant calculation, consolidated interest expense is generally defined as interest expense plus any discounts or expenses related to the Company’s asset-backed securitization facility less amortization of deferred finance fees and interest income. As of March 31, 2007, the Company was in compliance with all covenants set forth in the Primary Credit Facility. The Company’s leverage and interest coverage ratios were 2.3 to 1 and 4.6 to 1, respectively.
Reconciliations of (i) consolidated indebtedness to reported debt, (ii) consolidated operating profit to income before provision for income taxes and (iii) consolidated interest expense to reported interest expense are shown below (in millions):

March 31, 2007

Consolidated indebtedness	$2,139.3
Cash and cash equivalents	330.4
Reported debt	$2,469.7

Three Months Ended March 31, 2007

Consolidated operating profit	$266.6
Depreciation and amortization	(74.5)
Consolidated interest expense	(45.3)
Costs related to divestiture of interior business	(33.8)
Other expense, net (excluding certain amounts related to asset-backed securitization facility)	(26.3)
Restructuring charges	(15.8)
Other excluded items	27.0
Other non-cash items	(15.6)
Income before provision for income taxes	$82.3
Consolidated interest expense	$45.3
Certain amounts related to asset-backed securitization facility	1.3
Amortization of deferred financing fees	2.3
Bank facility and other fees	2.6
Reported interest expense	$51.5

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(9) Long-Term Debt – (continued)
The Primary Credit Facility also contains customary events of default, including an event of default triggered by a change of control of the Company. The senior notes due 2013 and 2016 (having an aggregate principal amount outstanding of $900 million as of March 31, 2007) provide holders of the notes the right to require the Company to repurchase all or any part of their notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, upon a “change of control” (as defined in the indenture governing the notes). The transaction contemplated by the Merger Agreement with affiliates of American Real Estate Partners, L.P. would not constitute a change of control for these purposes (Note 2, “Merger Agreement”). The indentures governing the Company’s other senior notes do not contain a change of control repurchase obligation.
The Company’s senior notes also contain covenants restricting the ability of the Company and its subsidiaries to incur liens and to enter into sale and leaseback transactions. As of March 31, 2007, the Company was in compliance with all covenants and other requirements set forth in its senior notes.
All of the Company’s senior notes are guaranteed by the same subsidiaries that guarantee the Primary Credit Facility. In the event that any such subsidiary ceases to be a guarantor under the Primary Credit Facility, such subsidiary will be released as a guarantor of the senior notes. The Company’s obligations under the senior notes are not secured by the pledge of the assets or capital stock of any of its subsidiaries.
(10) Pension and Other Postretirement Benefit Plans
Net Periodic Benefit Cost
The components of the Company’s net periodic benefit cost are shown below (in millions):

	Pension		Other Postretirement
	Three Months Ended		Three Months Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006

Service cost	$8.0	$12.6	$2.9	$3.2
Interest cost	10.4	10.8	3.7	3.7
Expected return on plan assets	(10.2)	(9.7)	—	—
Amortization of actuarial loss	0.8	1.8	1.1	1.4
Amortization of transition obligation	—	—	0.2	0.2
Amortization of prior service cost	1.1	1.3	(0.9)	(0.9)
Curtailment gain, net	(36.9)	—	(13.4)	—
Special termination benefits	5.7	0.1	0.8	0.1
Net periodic benefit cost (gain)	$(21.1)	$16.9	$(5.6)	$7.7
In the first quarter of 2007, the Company recorded a pension plan curtailment gain of $36.4 million and an other postretirement benefit plan curtailment gain of $14.7 million. The pension plan curtailment gain resulted from the suspension of the accrual of defined benefits related to the Company’s U.S. salaried defined benefit pension plan as the Company elected to freeze its U.S. salaried defined benefit plan effective December 31, 2006. The other postretirement benefit plan curtailment gain resulted from employee terminations associated with a facility closure in 2006. As both curtailment gains were incurred subsequent to the Company’s defined benefit plan measurement date of September 30, 2006, they were recorded in the first quarter of 2007. The Company recognized additional net pension and other postretirement benefit costs of $5.2 million and $1.3 million, respectively, related to other restructuring actions and the divestiture of the Company’s North American interior business.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(10) Pension and Other Postretirement Benefit Plans – (continued)
Contributions
Employer contributions to the Company’s domestic and foreign pension plans for the three months ended March 31, 2007, were approximately $9.5 million, in aggregate. The Company expects to contribute an additional $45 million to $50 million, in aggregate, to its domestic and foreign pension portfolios in 2007.
(11) Cost of Sales and Selling, General and Administrative Expenses
Cost of sales includes material, labor and overhead costs associated with the manufacture and distribution of the Company’s products. Distribution costs include inbound freight costs, purchasing and receiving costs, inspection costs, warehousing costs and other costs of the Company’s distribution network. Selling, general and administrative expenses include selling, research and development and administrative costs not directly associated with the manufacture and distribution of the Company’s products.
(12) Other (Income) Expense, Net
Other (income) expense includes state and local non-income taxes, foreign exchange gains and losses, fees associated with the Company’s asset-backed securitization and factoring facilities, minority interests in consolidated subsidiaries, equity in net income of affiliates, gains and losses on the sales of assets and other miscellaneous income and expense. A summary of other (income) expense, net is shown below (in millions):

	March 31, 2007	April 1, 2006

Other expense	$28.6	$18.4
Other income	(3.6)	(26.7)
Other (income) expense, net	$25.0	$(8.3)
For the first quarter of 2007, other expense includes a loss of $3.9 million related to the acquisition of the minority interest in an affiliate. For the first quarter of 2006, other income includes gains of $25.9 million related to the sales of the Company’s interests in two affiliates.
(13) Income Taxes
The provision for income taxes was $32.4 million in the first quarter of 2007, representing an effective tax rate of 39.4%, as compared to a benefit for income taxes of $0.2 million, representing an effective tax rate of negative 1.4%, in the first quarter of 2006. The provision for income taxes in the first quarter of 2007 was impacted by costs of $33.8 million related to the divestiture of the Company’s interior business, for a significant portion of which no tax benefit was provided as it was incurred in the United States. This was offset by the impact of the U.S. salaried pension plan curtailment gain of $36.4 million, for which no tax expense was provided. The provision for income taxes in the first quarter of 2007 was also impacted by a portion of the Company’s restructuring charges and costs related to the Merger Agreement, for which no tax benefit was provided as the charges were incurred in certain countries for which no tax benefit is likely to be realized due to a history of operating losses in those countries. Excluding these items, the effective tax rate in the first quarter of 2007 approximated the U.S. federal statutory income tax rate of 35% adjusted for income taxes on foreign earnings, losses and remittances, foreign valuation allowances, the U.S. valuation allowance, tax credits, income tax incentives and other permanent items. Further, the Company’s current and future provision for income taxes is significantly impacted by the recognition of valuation allowances in certain countries, particularly the United States. The Company intends to maintain these allowances until it is more likely than not that the deferred tax assets will be realized. The Company’s future income tax expense will include no tax benefit with respect to U.S. losses and no tax expense with respect to U.S. income until the allowance is eliminated. Accordingly, income taxes are impacted by the U.S. valuation allowance and the mix of earnings among jurisdictions. The benefit for income taxes in the first quarter of 2006 includes a one-time tax

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(13) Income Taxes – (continued)
benefit of $8.6 million resulting from a tax audit resolution and court rulings in certain jurisdictions. The benefit for income taxes in the first quarter of 2006 was also impacted by gains on the sales of the Company’s interests in two U.S. affiliates, for which no tax expense was recognized, and a portion of the Company’s restructuring charges, for which no tax benefit was provided as the charges were incurred in certain countries for which no tax benefit is likely to be realized due to a history of operating losses in those countries.
On January 1, 2007 the Company adopted the provisions of Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes by establishing minimum standards for the recognition and measurement of tax positions taken or expected to be taken in a tax return. Under the requirements of FIN 48, the Company must review all of its tax positions and make a determination as to whether its position is more-likely-than-not to be sustained upon examination by regulatory authorities. If a tax position meets the more-likely-than-not standard, then the related tax benefit is measured based on the cumulative probability analysis of the amount that is more-likely-than-not to be realized upon ultimate settlement or disposition of the underlying issue.
The Company recognized the cumulative impact of adopting FIN 48 as a $4.5 million decrease to its liability for unrecognized tax benefits with a corresponding decrease to the Company’s retained deficit balance as of January 1, 2007. As of January 1, 2007, the Company’s gross unrecognized tax benefits were $148.6 million (including interest and penalties), of which $114.9 million, if recognized, would affect the Company’s effective tax rate. The gross unrecognized tax benefits differ from the amount that would affect the effective tax rate due primarily to the impact of the valuation allowance.
The Company continues to recognize both interest and penalties accrued with respect to unrecognized tax benefits as income tax expense. As of January 1, 2007 the Company had recorded reserves for the payment of interest and penalties in the amount of $28.6 million. During the three months ended March 31, 2007, the Company recognized an increase in liability for gross interest and penalties of approximately $4.4 million.
The Company operates in multiple jurisdictions throughout the world, and its tax returns are periodically audited or subject to review by both domestic and foreign tax authorities. The Company considers its significant tax jurisdictions to include Canada, Germany, Hungary, Mexico, Poland, Spain and the United States. The Company or its subsidiaries remain subject to income tax examination in certain U.S. state and local jurisdictions for years after 1998, in Germany, Mexico and Poland for years after 2000, in Spain for years after 2001 and in the U.S. federal jurisdiction, Canada and Hungary for years after 2002.
(14) Net Income Per Share
Basic net income per share is computed using the weighted average common shares outstanding during the period. Diluted net income per share includes the dilutive effect of common stock equivalents using the average share price during the period, as well as shares issuable upon conversion of the Company’s outstanding zero-coupon convertible senior notes. A summary of shares outstanding is shown below:

	Three Months Ended
	March 31, 2007	April 1, 2006

Weighted average common shares outstanding	76,410,482	67,216,992
Dilutive effect of common stock equivalents	1,579,369	724,075
Diluted shares outstanding	77,989,851	67,941,067
Diluted net income per share	$0.64	$0.26
Shares issuable upon conversion of the Company’s outstanding zero-coupon convertible debt and the effect of certain common stock equivalents, including options, restricted stock units, performance units and stock appreciation rights, were excluded from the computation of diluted shares outstanding for the three months ended

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(14) Net Income Per Share – (continued)
March 31, 2007 and April 1, 2006, as inclusion would have resulted in antidilution. A summary of these options and their exercise prices, as well as these restricted stock units and stock appreciation rights, is shown below:

	Three Months Ended
	March 31, 2007	April 1, 2006

Options
Antidilutive options	2,236,780	2,907,005
Exercise price	$35.93 – $55.33	$22.12 – $55.33
Restricted stock units	—	821,237
Performance units	—	48,563
Stock appreciation rights	642,285	1,138,114
(15) Comprehensive Income
Comprehensive income is defined as all changes in a Company’s net assets except changes resulting from transactions with stockholders. It differs from net income in that certain items currently recorded in equity are included in comprehensive income. A summary of comprehensive income is shown below (in millions):

	Three Months Ended
	March 31, 2007	April 1, 2006

Net income	$49.9	$17.9
Other comprehensive income (loss):
Derivative instruments and hedging activities	(5.0)	(5.8)
Foreign currency translation adjustment	13.5	15.6
Other comprehensive income	8.5	9.8
Comprehensive income	$58.4	$27.7
(16) Pre-Production Costs Related to Long-Term Supply Agreements
The Company incurs pre-production engineering, research and development (“ER&D”) and tooling costs related to the products produced for its customers under long-term supply agreements. The Company expenses all pre-production ER&D costs for which reimbursement is not contractually guaranteed by the customer. In addition, the Company expenses all pre-production tooling costs related to customer-owned tools for which reimbursement is not contractually guaranteed by the customer or for which the customer has not provided a non-cancelable right to use the tooling. During the first quarters of 2007 and 2006, the Company capitalized $22.4 million and $38.8 million, respectively, of pre-production ER&D costs for which reimbursement is contractually guaranteed by the customer. In addition, during the first quarters of 2007 and 2006, the Company capitalized $42.5 million and $173.9 million, respectively, of pre-production tooling costs related to customer-owned tools for which reimbursement is contractually guaranteed by the customer or for which the customer has provided a non-cancelable right to use the tooling. These amounts are included in other current and long-term assets in the condensed consolidated balance sheets. During the first quarters of 2007 and 2006, the Company collected $91.6 million and $298.5 million, respectively, of cash related to ER&D and tooling costs.
During the first quarter of 2007, the Company did not capitalize any Company-owned tooling. During the first quarter of 2006, the Company capitalized $1.4 million of Company-owned tooling. Amounts capitalized as Company-owned tooling are included in property, plant and equipment, net in the condensed consolidated balance sheets.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(16) Pre-Production Costs Related to Long-Term Supply Agreements – (continued)
The classification of recoverable customer engineering and tooling is shown below (in millions):

	March 31, 2007	December 31, 2006

Current	$61.4	$87.7
Long-term	112.8	116.2
Recoverable customer engineering and tooling	$174.2	$203.9
Gains and losses related to ER&D and tooling projects are reviewed on an aggregated program basis. Net gains on projects are deferred and recognized over the life of the long-term supply agreement. Net losses on projects are recognized as costs are incurred.
(17) Legal and Other Contingencies
As of March 31, 2007 and December 31, 2006, the Company had recorded reserves for pending legal disputes, including commercial disputes and other matters, of $21.3 million and $18.0 million, respectively. Such reserves reflect amounts recognized in accordance with accounting principles generally accepted in the United States and typically exclude the cost of legal representation. Product warranty liabilities are recorded separately from legal liabilities, as described below.
Commercial Disputes
The Company is involved from time to time in legal proceedings and claims, including, without limitation, commercial or contractual disputes with its suppliers, competitors and customers. These disputes vary in nature and are usually resolved by negotiations between the parties.
On January 29, 2002, Seton Company (“Seton”), one of the Company’s leather suppliers, filed a suit alleging that the Company had breached a purported agreement to purchase leather from Seton for seats for the life of the General Motors GMT 800 program. Seton filed the lawsuit in the U.S. District Court for the Eastern District of Michigan seeking compensatory and exemplary damages totaling approximately $96.5 million, plus interest, on breach of contract and promissory estoppel claims. In May 2005, this case proceeded to trial, and the jury returned a $30.0 million verdict against the Company. On September 27, 2005, the Court denied the Company’s post-trial motions challenging the judgment and granted Seton’s motion to award prejudgment interest in the amount of approximately $4.7 million. On October 4, 2006, the Sixth Circuit Court of Appeals affirmed the judgment of the trial court. On October 18, 2006, the Company filed a Petition for Rehearing with the court which was denied on November 16, 2006. On December 7, 2006, the Court of Appeals issued a mandate indicating that the order affirming the judgment was final. In December 2006, the Company paid the principal and all remaining interest on the judgment.
On January 26, 2004, the Company filed a patent infringement lawsuit against Johnson Controls Inc. and Johnson Controls Interiors LLC (together, “JCI”) in the U.S. District Court for the Eastern District of Michigan alleging that JCI’s garage door opener products infringed certain of the Company’s radio frequency transmitter patents. JCI counterclaimed seeking a declaratory judgment that the subject patents are invalid and unenforceable, and that JCI is not infringing these patents. JCI also has filed motions for summary judgment asserting that its garage door opener products do not infringe the Company’s patents and that one of the Company’s patents is invalid and unenforceable. The Company is vigorously pursuing its claims against JCI. A trial date has not been scheduled.
After the Company filed its patent infringement action against JCI, affiliates of JCI sued one of the Company’s vendors and certain of the vendor’s employees in Ottawa County, Michigan Circuit Court on July 8, 2004, alleging misappropriation of trade secrets and disclosure of confidential information. The suit alleges that the defendants misappropriated and shared with the Company trade secrets involving JCI’s universal garage door opener product. JCI seeks to enjoin the defendants from selling or attempting to sell a competing product, as well as compensatory

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(17) Legal and Other Contingencies – (continued)
damages and attorney fees. The Company is not a defendant in this lawsuit; however, the agreements between the Company and the defendants contain customary indemnification provisions. The Company does not believe that its garage door opener product benefited from any allegedly misappropriated trade secrets or technology. However, JCI has sought discovery of certain information which the Company believes is confidential and proprietary, and the Company has intervened in the case as a non-party for the limited purpose of protecting its rights with respect to JCI’s discovery efforts. The trial has been rescheduled to October 2007.
On June 13, 2005, The Chamberlain Group (“Chamberlain”) filed a lawsuit against the Company and Ford Motor Company (“Ford”) in the Northern District of Illinois alleging patent infringement. Two counts were asserted against the Company and Ford based upon two Chamberlain rolling-code garage door opener system patents. Two additional counts were asserted against Ford only (not the Company) based upon different Chamberlain patents. The Chamberlain lawsuit was filed in connection with the marketing of the Company’s universal garage door opener system, which competes with a product offered by JCI. JCI obtained technology from Chamberlain to operate its product. In October 2005, JCI joined the lawsuit as a plaintiff along with Chamberlain. In October 2006, Ford was dismissed from the suit. JCI and Chamberlain have filed a motion for a preliminary injunction, and on March 30, 2007, the Court issued a decision granting plaintiffs’ motion for a preliminary injunction but did not enter an injunction at that time. In response, the Company filed a motion seeking to stay the effectiveness of any injunction that may be entered and General Motors Corporation (“GM”) moved to intervene. On April 25, 2007, the court granted GM’s motion to intervene, entered a preliminary injunction order that exempts the Company’s existing GM programs and denied the Company’s motion to stay the effectiveness of the preliminary injunction order pending appeal. On April 27, 2007, the Company filed its notice of appeal from the granting of the preliminary injunction and the denial of its motion to stay its effectiveness. No trial date has been set by the district court.
Product Liability Matters
In the event that use of the Company’s products results in, or is alleged to result in, bodily injury and/or property damage or other losses, the Company may be subject to product liability lawsuits and other claims. In addition, the Company is a party to warranty-sharing and other agreements with its customers relating to its products. These customers may pursue claims against the Company for contribution of all or a portion of the amounts sought in connection with product liability and warranty claims. The Company can provide no assurances that it will not experience material claims in the future or that it will not incur significant costs to defend such claims. In addition, if any of the Company’s products are, or are alleged to be, defective, the Company may be required or requested by its customers to participate in a recall or other corrective action involving such products. Certain of the Company’s customers have asserted claims against the Company for costs related to recalls or other corrective actions involving its products. In certain instances, the allegedly defective products were supplied by tier II suppliers against whom the Company has sought or will seek contribution. The Company carries insurance for certain legal matters, including product liability claims, but such coverage may be limited. The Company does not maintain insurance for product warranty or recall matters.
The Company records product warranty liabilities based on its individual customer agreements. Product warranty liabilities are recorded for known warranty issues when amounts related to such issues are probable and reasonably estimable. In certain product liability and warranty matters, the Company may seek recovery from its suppliers that supply materials or services included within the Company’s products that are associated with the related claims.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(17) Legal and Other Contingencies – (continued)
A summary of the changes in product warranty liabilities for the three months ended March 31, 2007, is shown below (in millions):

Balance as of January 1, 2007	$40.9
Expense	1.4
Income related to favorable settlements	(2.7)
Settlements	(5.8)
Foreign currency translation and other	(1.2)
Balance as of March 31, 2007	$32.6
Environmental Matters
The Company is subject to local, state, federal and foreign laws, regulations and ordinances which govern activities or operations that may have adverse environmental effects and which impose liability for clean-up costs resulting from past spills, disposals or other releases of hazardous wastes and environmental compliance. The Company’s policy is to comply with all applicable environmental laws and to maintain an environmental management program based on ISO 14001 to ensure compliance. However, the Company currently is, has been and in the future may become the subject of formal or informal enforcement actions or procedures.
The Company has been named as a potentially responsible party at several third-party landfill sites and is engaged in the cleanup of hazardous waste at certain sites owned, leased or operated by the Company, including several properties acquired in its 1999 acquisition of UT Automotive, Inc. (“UT Automotive”). Certain present and former properties of UT Automotive are subject to environmental liabilities which may be significant. The Company obtained agreements and indemnities with respect to certain environmental liabilities from United Technologies Corporation (“UTC”) in connection with its acquisition of UT Automotive. UTC manages and directly funds these environmental liabilities pursuant to its agreements and indemnities with the Company.
As of March 31, 2007 and December 31, 2006, the Company had recorded reserves for environmental matters of $2.8 million and $3.2 million, respectively. While the Company does not believe that the environmental liabilities associated with its current and former properties will have a material adverse effect on its business, consolidated financial position, results of operations or cash flows, no assurances can be given in this regard.
One of the Company’s subsidiaries and certain predecessor companies were named as defendants in an action filed by three plaintiffs in August 2001 in the Circuit Court of Lowndes County, Mississippi, asserting claims stemming from alleged environmental contamination caused by an automobile parts manufacturing plant located in Columbus, Mississippi. The plant was acquired by the Company as part of its acquisition of UT Automotive in May 1999 and sold almost immediately thereafter, in June 1999, to Johnson Electric Holdings Limited (“Johnson Electric”). In December 2002, 61 additional cases were filed by approximately 1,000 plaintiffs in the same court against the Company and other defendants relating to similar claims. In September 2003, the Company was dismissed as a party to these cases. In the first half of 2004, the Company was named again as a defendant in these same 61 additional cases and was also named in five new actions filed by approximately 150 individual plaintiffs related to alleged environmental contamination from the same facility. The plaintiffs in these actions are persons who allegedly were either residents and/or owned property near the facility or worked at the facility. In November 2004, two additional lawsuits were filed by 28 plaintiffs (individuals and organizations), alleging property damage as a result of the alleged contamination. Each of these complaints seeks compensatory and punitive damages.
All of the plaintiffs subsequently dismissed their claims for health effects and personal injury damages and the cases proceeded with approximately 280 plaintiffs alleging property damage claims only. In March 2005, the venue for these lawsuits was transferred from Lowndes County, Mississippi, to Lafayette County, Mississippi. In April 2005, certain plaintiffs filed an amended complaint alleging negligence, nuisance, intentional tort and conspiracy claims and seeking compensatory and punitive damages.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(17) Legal and Other Contingencies – (continued)
In the first quarter of 2006, co-defendant UTC entered into a settlement agreement with the plaintiffs. During the third quarter of 2006, the Company and co-defendant Johnson Electric entered into a settlement memorandum with the plaintiffs’ counsel outlining the terms of a global settlement, including establishing the requisite percentage of executed settlement agreements and releases that were required to be obtained from the individual plaintiffs for a final settlement to proceed. Since November 2006, the Company has reached a final settlement with respect to approximately 85% of the plaintiffs involving aggregate payments of $875,000 and is in the process of attempting to resolve the remaining claims.
UTC, the former owner of UT Automotive, and Johnson Electric have each sought indemnification for losses associated with the Mississippi claims from the Company under the respective acquisition agreements, and the Company has claimed indemnification from them under the same agreements. In the first quarter of 2006, UTC filed a lawsuit against the Company in the State of Connecticut Superior Court, District of Hartford, seeking declaratory relief and indemnification from the Company for the settlement amount, attorney fees, costs and expenses UTC paid in settling and defending the Columbus, Mississippi lawsuits. In the second quarter of 2006, the Company filed a motion to dismiss this matter and filed a separate action against UTC and Johnson Electric in the State of Michigan, Circuit Court for the County of Oakland, seeking declaratory relief and indemnification from UTC or Johnson Electric for the settlement amount, attorney fees, costs and expenses the Company has paid, or will pay, in settling and defending the Columbus, Mississippi lawsuits. During the fourth quarter of 2006, UTC agreed to dismiss the lawsuit filed in the State of Connecticut Superior Court, District of Hartford and agreed to proceed with the lawsuit filed in the State of Michigan, Circuit Court for the County of Oakland. During the first quarter of 2007, Johnson Electric and UTC each filed counter-claims against the Company seeking declaratory relief and indemnification from the Company for the settlement amount, attorney fees, costs and expenses each has paid or will pay in settling and defending the Columbus, Mississippi lawsuits. To date, no company admits to, or has been found to have, an obligation to fully defend and indemnify any other. The Company intends to vigorously pursue its claims against UTC and Johnson Electric and believes that it is entitled to indemnification from either UTC or Johnson Electric for its losses. However, the ultimate outcome of these matters is unknown.
Other Matters
In January 2004, the Securities and Exchange Commission (the “SEC”) commenced an informal inquiry into the Company’s September 2002 amendment of its 2001 Form 10-K. The amendment was filed to report the Company’s employment of relatives of certain of its directors and officers and certain related party transactions. The SEC’s inquiry does not relate to the Company’s consolidated financial statements. In February 2005, the staff of the SEC informed the Company that it proposed to recommend to the SEC that it issue an administrative “cease and desist” order as a result of the Company’s failure to disclose the related party transactions in question prior to the amendment of its 2001 Form 10-K. The Company expects to consent to the entry of the order as part of a settlement of this matter.
In April 2006, a former employee of the Company filed a purported class action lawsuit in the U.S. District Court for the Eastern District of Michigan against the Company, members of its Board of Directors, members of its Employee Benefits Committee (the “EBC”) and certain members of its human resources personnel alleging violations of the Employment Retirement Income Security Act (“ERISA”) with respect to the Company’s retirement savings plans for salaried and hourly employees. In the second quarter of 2006, the Company was served with three additional purported class action ERISA lawsuits, each of which contained similar allegations against the Company, members of its Board of Directors, members of its EBC and certain members of its senior management and its human resources personnel. At the end of the second quarter of 2006, the court entered an order consolidating these four lawsuits as In re: Lear Corp. ERISA Litigation. During the third quarter of 2006, plaintiffs filed their consolidated complaint, which alleges breaches of fiduciary duties substantially similar to those alleged in the four individually filed lawsuits. The consolidated complaint continues to name certain current and former members of the Board of Directors and the EBC and certain members of senior management and adds certain other current and former members of the EBC. The consolidated complaint generally alleges that the defendants breached their

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(17) Legal and Other Contingencies – (continued)
fiduciary duties to plan participants in connection with the administration of the Company’s retirement savings plans for salaried and hourly employees. The fiduciary duty claims are largely based on allegations of breaches of the fiduciary duties of prudence and loyalty and of over-concentration of plan assets in the Company’s common stock. The plaintiffs purport to bring these claims on behalf of the plans and all persons who were participants in or beneficiaries of the plans from October 21, 2004, to the present and seek to recover losses allegedly suffered by the plans. The complaints do not specify the amount of damages sought. During the fourth quarter of 2006, the defendants filed a motion to dismiss all defendants and all counts in the consolidated complaint. The filings related to the motion to dismiss have been made, but the Court has not yet ruled on the motion. No determination has been made that a class action can be maintained, and there have been no decisions on the merits of the cases. The Company intends to vigorously defend the consolidated lawsuit.
On March 1, 2007, a purported class action ERISA lawsuit was filed on behalf of participants in the Company’s 401(k) plans. The lawsuit was filed in the United States District Court for the Eastern District of Michigan and alleges that the Company, members of its Board of Directors, and members of the Employee Benefits Committee (collectively, the “Lear Defendants”) breached their fiduciary duties to the participants in the 401(k) plans by approving the Agreement and Plan of Merger (the “Merger Agreement”) with AREP Car Holdings Corp. and AREP Car Acquisition Corp. (collectively the “AREP Entities”). On March 8, 2007, the plaintiff filed a motion for expedited discovery to support a potential motion for preliminary injunction to enjoin the Merger Agreement. The Lear Defendants filed an opposition to the motion for expedited discovery on March 22, 2007. Plaintiff filed a reply on April 11, 2007. On April 18, 2007, the Judge denied plaintiff’s motion for expedited discovery. On March 15, 2007, the plaintiff requested that the case be reassigned to the Judge overseeing In re: Lear Corp. ERISA Litigation (described above). The Lear Defendants have opposed the reassignment. On March 22, 2007, the Lear Defendants filed a motion to dismiss all counts of the complaint against the Lear Defendants. Plaintiff also filed a motion for preliminary injunction and expedited briefing schedule on April 10, 2007. The Lear Defendants’ opposition brief is due May 10, 2007. The Court has not set a hearing date on either of these motions.
Between February 9, 2007 and February 21, 2007, certain stockholders filed six purported class action lawsuits against the Company, certain members of the Company’s Board of Directors and American Real Estate Partners, L.P. and certain of its affiliates (collectively, “AREP”). Three of the lawsuits were filed in the Delaware Court of Chancery and have since been consolidated into a single action. Three of the lawsuits were filed in Michigan Circuit Court; those too have since been consolidated into a single action. The class action complaints, which are substantially similar, generally allege that the Merger Agreement unfairly limits the process of selling the Company and that certain members of the Company’s Board of Directors have breached their fiduciary duties in connection with the Merger Agreement and have acted with conflicts of interest in approving the Merger Agreement. The lawsuits seek to enjoin the merger, to invalidate the Merger Agreement and to enjoin the operation of certain provisions of the Merger Agreement, a declaration that certain members of the Company’s Board of Directors breached their fiduciary duties in approving the Merger Agreement and an award of unspecified damages or rescission in the event that the proposed merger with AREP is completed. On February 23, 2007, the plaintiffs in the consolidated Delaware action filed a consolidated amended complaint, a motion for expedited proceedings and a motion to preliminarily enjoin the transactions contemplated by the Merger Agreement. On March 27, 2007, the plaintiffs in the consolidated Delaware action filed a consolidated second amended complaint. On May 9, 2007, the court overseeing the consolidated Michigan action will hear the Company’s motion to dismiss that action. A hearing on the plaintiffs’ motion for preliminary injunction in the consolidated Delaware action is scheduled for June 6, 2007, and a trial is scheduled for the fourth quarter of 2007. The Company believes that the lawsuits are without merit and intends to defend against them vigorously.
Although the Company records reserves for legal, product warranty and environmental matters in accordance with SFAS No. 5, “Accounting for Contingencies,” the outcomes of these matters are inherently uncertain. Actual results may differ significantly from current estimates.
The Company is involved in certain other legal actions and claims arising in the ordinary course of business, including, without limitation, commercial disputes, intellectual property matters, personal injury claims, tax claims

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(17) Legal and Other Contingencies – (continued)
and employment matters. Although the outcome of any legal matter cannot be predicted with certainty, the Company does not believe that any of these other legal proceedings or matters in which the Company is currently involved, either individually or in the aggregate, will have a material adverse effect on its business, consolidated financial position, results of operations or cash flows.
(18) Segment Reporting
Historically, the Company has had three reportable operating segments: seating, electronic and electrical and interior. The seating segment includes seat systems and components thereof. The electronic and electrical segment includes electronic products and electrical distribution systems, primarily wire harnesses and junction boxes, interior control and entertainment systems and wireless systems. The interior segment includes instrument panels and cockpit systems, headliners and overhead systems, door panels, flooring and acoustic systems and other interior products (Note 3, “Divestiture of Interior Business”). The Other category includes unallocated costs related to corporate headquarters, geographic headquarters and the elimination of intercompany activities, none of which meets the requirements of being classified as an operating segment.
The Company evaluates the performance of its operating segments based primarily on (i) revenues from external customers, (ii) income (loss) before loss on divestiture of interior business, interest expense, other (income) expense, provision (benefit) for income taxes and cumulative effect of a change in accounting principle (“segment earnings”) and (iii) cash flows, being defined as segment earnings less capital expenditures plus depreciation and amortization. A summary of revenues from external customers and other financial information by reportable operating segment is shown below (in millions):

	Three Months Ended March 31, 2007
	Seating	Electronic and Electrical	Interior	Other	Consolidated

Revenues from external customers	$2,994.2	$788.7	$623.2	$—	$4,406.1
Segment earnings	197.1	17.5	8.8	(39.0)	184.4
Depreciation and amortization	40.8	28.3	1.3	4.1	74.5
Capital expenditures	20.2	8.6	0.1	0.3	29.2
Total assets	4,371.0	2,277.7	134.7	877.6	7,661.0

	Three Months Ended April 1, 2006
	Seating	Electronic and Electrical	Interior	Other	Consolidated

Revenues from external customers	$2,992.5	$787.3	$898.7	$—	$4,678.5
Segment earnings	125.9	53.1	(59.5)	(65.3)	54.2
Depreciation and amortization	40.4	26.8	24.8	5.8	97.8
Capital expenditures	36.8	15.7	33.1	7.0	92.6
Total assets	4,170.6	2,178.1	1,511.1	621.5	8,481.3
For the three months ended March 31, 2007, segment earnings include restructuring charges of ($4.7) million, $17.9 million and $0.4 million in the seating and electronic and electrical segments and in the other category, respectively. For the three months ended April 1, 2006, segment earnings include restructuring charges of $15.1 million, $2.0 million and $5.8 million in the seating, electronic and electrical and interior segments, respectively (Note 5, “Restructuring”).

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(18) Segment Reporting – (continued)
A reconciliation of consolidated segment earnings to consolidated income before provision (benefit) for income taxes and cumulative effect of a change in accounting principle is shown below (in millions):

	Three Months Ended
	March 31, 2007	April 1, 2006

Segment earnings	$184.4	$54.2
Loss on divestiture of Interior business	25.6	—
Interest expense	51.5	47.7
Other (income) expense, net	25.0	(8.3)
Income before provision (benefit) for income taxes and cumulative effect of a change in accounting principle	$82.3	$14.8
(19) Financial Instruments
Certain of the Company’s European and Asian subsidiaries periodically factor their accounts receivable with financial institutions. Such receivables are factored without recourse to the Company and are excluded from accounts receivable in the condensed consolidated balance sheets. As of March 31, 2007 and December 31, 2006, the amount of factored receivables was $219.9 million and $256.3 million, respectively. The Company cannot provide any assurances that these factoring facilities will be available or utilized in the future.
Asset-Backed Securitization Facility
The Company and several of its U.S. subsidiaries sell certain accounts receivable to a wholly-owned, consolidated, bankruptcy-remote special purpose corporation (Lear ASC Corporation) under an asset-backed securitization facility (the “ABS facility”). In turn, Lear ASC Corporation transfers undivided interests in up to $150 million of the receivables to bank-sponsored commercial-paper conduits. As of March 31, 2007 and December 31, 2006, accounts receivable totaling $445.4 million and $568.6 million, respectively, had been transferred to Lear ASC Corporation, but no undivided interests in the receivables were transferred to the conduits. As such, these retained interests are included in accounts receivable in the condensed consolidated balance sheets as of March 31, 2007 and December 31, 2006. In the first quarter of 2006, a discount on the sale of receivables of $1.6 million was recognized and is reflected in other (income) expense, net in the condensed consolidated statement of income.
The Company retains a subordinated ownership interest in the pool of receivables sold to Lear ASC Corporation. This retained interest is recorded at fair value, which is generally based on a discounted cash flow analysis. The Company continues to service the transferred receivables for an annual servicing fee. The conduit investors and Lear ASC Corporation have no recourse to the Company or its subsidiaries for the failure of the accounts receivable obligors to pay timely on the accounts receivable.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(19) Financial Instruments – (continued)
The following table summarizes certain cash flows received from and paid to Lear ASC Corporation (in millions):

	Three Months Ended
	March 31, 2007	April 1, 2006

Proceeds from collections reinvested in securitizations	$932.7	$1,071.6
Servicing fees received	1.2	1.5
Derivative Instruments and Hedging Activities
Forward foreign exchange, futures and option contracts — The Company uses forward foreign exchange, futures and option contracts to reduce the effect of fluctuations in foreign exchange rates on short-term, foreign currency denominated intercompany transactions and other known foreign currency exposures. Gains and losses on the derivative instruments are intended to offset gains and losses on the hedged transaction in an effort to reduce the earnings volatility resulting from fluctuations in foreign exchange rates. The principal currencies hedged by the Company include the Mexican peso and the Hungarian forint, as well as the Euro and other European currencies. Forward foreign exchange, futures and option contracts are accounted for as cash flow hedges when the hedged item is a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability. As of March 31, 2007, contracts designated as cash flow hedges with $380.4 million of notional amount were outstanding with maturities of less than nine months. As of March 31, 2007, the fair market value of these contracts was approximately $9.4 million. As of March 31, 2007, other foreign currency derivative contracts that did not qualify for hedge accounting with $439.8 million of notional amount were outstanding. These foreign currency derivative contracts consist principally of cash transactions between three and thirty days, hedges of intercompany loans and hedges of certain other balance sheet exposures. As of March 31, 2007, the fair market value of these contracts was approximately $1.6 million.
Interest rate swap contracts — The Company uses interest rate swap contracts to manage its exposure to fluctuations in interest rates. Interest rate swap contracts which fix the interest payments of certain variable rate debt instruments or fix the market rate component of anticipated fixed rate debt instruments are accounted for as cash flow hedges. Interest rate swap contracts which hedge the change in fair market value of certain fixed rate debt instruments are accounted for as fair value hedges. As of March 31, 2007, contracts representing $800.0 million of notional amount were outstanding with maturity dates of August 2007 through September 2011. All of these contracts modify the variable rate characteristics of the Company’s variable rate debt instruments, which are generally set at three-month LIBOR rates. These contracts convert variable rate obligations into fixed rate obligations with a weighted average interest rate of 4.902%. The fair market value of all outstanding interest rate swap contracts is subject to changes in value due to changes in interest rates. As of March 31, 2007, the fair market value of these contracts was approximately negative $5.0 million.
Commodity swap contracts — The Company uses derivative instruments including financially settled forward, swap and option contracts to manage its exposure to fluctuations in certain commodity prices. All derivative instruments are currently designated as cash flow hedges, as the hedged item is a forecasted transaction. Gains and losses on the derivative instruments are intended to offset gains and losses on the hedged transaction in an effort to reduce the earnings volatility resulting from fluctuations in commodity prices. As of March 31, 2007, the fair market value of these commodity instruments was $1.1 million with maturity dates through December 2008.
As of March 31, 2007 and December 31, 2006, net gains of approximately $9.8 million and $14.7 million, respectively, related to derivative instruments and hedging activities were recorded in accumulated other comprehensive loss. In the three months ended March 31, 2007 and April 1, 2006, net gains of $3.6 million and $1.6 million, respectively, related to the Company’s hedging activities were reclassified from accumulated other comprehensive loss into earnings. During the twelve month period ending March 29, 2008, the Company expects to reclassify into earnings net gains of approximately $11.5 million recorded in accumulated other comprehensive loss.

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(19) Financial Instruments – (continued)
Such gains will be reclassified at the time the underlying hedged transactions are realized. During the three months ended March 31, 2007 and April 1, 2006, amounts recognized in the condensed consolidated statements of income related to changes in the fair value of cash flow and fair value hedges excluded from the effectiveness assessments and the ineffective portion of changes in the fair value of cash flow and fair value hedges were not material.
Non-U.S. dollar financing transactions — The Company designated its previously outstanding Euro-denominated senior notes (Note 9, “Long-Term Debt”) as a net investment hedge of long-term investments in its Euro-functional subsidiaries. As of March 31, 2007, the amount recorded in accumulated other comprehensive loss related to the effective portion of the net investment hedge of foreign operations was approximately negative $148.0 million. Such amount will be included in accumulated other comprehensive loss until the Company liquidates its related net investment in its designated foreign operations.
(20) Accounting Pronouncements
Financial Instruments
The FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140.” This statement resolves issues related to the application of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to beneficial interests in securitized assets. The provisions of this statement are to be applied prospectively to all financial instruments acquired or issued during fiscal years beginning after September 15, 2006. The effects of adoption were not significant.
The FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140.” This statement requires that all servicing assets and liabilities be initially measured at fair value. The provisions of this statement are to be applied prospectively to all servicing transactions beginning after September 15, 2006. The effects of adoption were not significant.
Fair Value Measurements
The FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The provisions of this statement are to generally be applied prospectively in fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this statement on its financial statements.
Pension and Other Postretirement Benefits
The FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R).” The Company adopted the funded status recognition provisions of SFAS No. 158 as of December 31, 2006.
This statement also requires the measurement of defined benefit plan asset and liabilities as of the annual balance sheet date. Currently, the Company measures its plan assets and liabilities using an early measurement date of September 30, as allowed by the original provisions of SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” The measurement date provisions of SFAS No. 158 are effective for fiscal years ending after December 15, 2008. The Company is currently evaluating the measurement date provisions of this statement.
Fair Value Option
The FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115.” This statement allows entities to measure eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(20) Accounting Pronouncements – (continued)
provisions of this statement are effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company is currently evaluating the impact of this statement on its financial statements.
(21) Supplemental Guarantor Condensed Consolidating Financial Statements

	March 31, 2007
	Parent	Guarantors	Non- guarantors	Eliminations	Consolidated
	(unaudited; in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$100.0	$6.2	$224.2	$—	$330.4
Accounts receivable	26.5	333.9	2,052.3	—	2,412.7
Inventories	14.5	128.7	455.8	—	599.0
Current assets of business held for sale	—	—	38.3	—	38.3
Other	33.8	19.8	264.0	—	317.6
Total current assets	174.8	488.6	3,034.6	—	3,698.0
Long-Term Assets:
Property, plant and equipment, net	199.4	284.9	941.6	—	1,425.9
Goodwill, net	454.5	551.1	1,001.0	—	2,006.6
Investments in subsidiaries	3,890.6	2,343.1	—	(6,233.7)	—
Other	237.8	24.4	268.3	—	530.5
Total long-term assets	4,782.3	3,203.5	2,210.9	(6,233.7)	3,963.0
	$4,957.1	$3,692.1	$5,245.5	$(6,233.7)	$7,661.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$—	$—	$11.5	$—	$11.5
Accounts payable and drafts	148.0	399.5	1,932.8	—	2,480.3
Accrued liabilities	310.7	193.9	648.2	—	1,152.8
Current liabilities of business held for sale	—	—	16.7	—	16.7
Current portion of long-term debt	6.0	—	20.4	—	26.4
Total current liabilities	464.7	593.4	2,629.6	—	3,687.7
Long-Term Liabilities:
Long-term debt	2,411.2	—	20.6	—	2,431.8
Long-term liabilities of business held for sale	—	—	21.6	—	21.6
Intercompany accounts, net	1,219.6	604.0	(1,823.6)	—	—
Other	169.1	170.6	487.7	—	827.4
Total long-term liabilities	3,799.9	774.6	(1,293.7)	—	3,280.8
Stockholders’ Equity	692.5	2,324.1	3,909.6	(6,233.7)	692.5
	$4,957.1	$3,692.1	$5,245.5	$(6,233.7)	$7,661.0

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(21) Supplemental Guarantor Condensed Consolidating Financial Statements – (continued)

	December 31, 2006
	Parent	Guarantors	Non-guarantors	Eliminations	Consolidated
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$195.8	$4.0	$302.9	$—	$502.7
Accounts receivable	12.7	243.5	1,750.7	—	2,006.9
Inventories	15.2	136.9	429.4	—	581.5
Current assets of business held for sale	77.1	217.1	133.6	—	427.8
Other	45.9	29.9	295.6	—	371.4
Total current assets	346.7	631.4	2,912.2	—	3,890.3
Long-Term Assets:
Property, plant and equipment, net	230.9	284.1	956.7	—	1,471.7
Goodwill, net	454.5	551.1	991.1	—	1,996.7
Investments in subsidiaries	3,691.2	3,257.4	—	(6,948.6)	—
Other	233.7	24.1	234.0	—	491.8
Total long-term assets	4,610.3	4,116.7	2,181.8	(6,948.6)	3,960.2
	$4,957.0	$4,748.1	$5,094.0	$(6,948.6)	$7,850.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$—	$—	$39.3	$—	$39.3
Accounts payable and drafts	157.0	395.7	1,764.7	—	2,317.4
Accrued liabilities	322.3	145.8	631.2	—	1,099.3
Current liabilities of business held for sale	60.4	226.1	119.2	—	405.7
Current portion of long-term debt	6.0	—	19.6	—	25.6
Total current liabilities	545.7	767.6	2,574.0	—	3,887.3
Long-Term Liabilities:
Long-term debt	2,413.2	—	21.3	—	2,434.5
Long-term liabilities of business held for sale	—	0.1	48.4	—	48.5
Intercompany accounts, net	1,193.7	503.1	(1,696.8)	—	—
Other	202.4	176.5	499.3	—	878.2
Total long-term liabilities	3,809.3	679.7	(1,127.8)	—	3,361.2
Stockholders’ Equity	602.0	3,300.8	3,647.8	(6,948.6)	602.0
	$4,957.0	$4,748.1	$5,094.0	$(6,948.6)	$7,850.5

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(21) Supplemental Guarantor Condensed Consolidating Financial Statements – (continued)

	For the Three Months Ended March 31, 2007
	Parent	Guarantors	Non- guarantors	Eliminations	Consolidated
	(unaudited; in millions)
Net sales	$288.3	$1,525.5	$3,614.7	$(1,022.4)	$4,406.1
Cost of sales	298.9	1,499.1	3,319.6	(1,022.4)	4,095.2
Selling, general and administrative expenses	34.1	14.0	78.4	—	126.5
Loss on divestiture of Interior business	(17.2)	28.2	14.6	—	25.6
Interest expense	21.8	28.3	1.4	—	51.5
Intercompany (income) expense, net	(79.6)	16.8	62.8	—	—
Other expense, net	2.0	10.0	13.0	—	25.0
Income (loss) before income taxes and equity in net income of subsidiaries	28.3	(70.9)	124.9	—	82.3
Provision (benefit) for income taxes	—	(9.8)	42.2	—	32.4
Equity in net income of subsidiaries	(21.6)	(5.9)	—	27.5	—
Net income (loss)	$49.9	$(55.2)	$82.7	$(27.5)	$49.9

	For the Three Months Ended April 1, 2006
	Parent	Guarantors	Non- guarantors	Eliminations	Consolidated
	(unaudited; in millions)
Net sales	$475.6	$1,889.0	$3,152.5	$(838.6)	$4,678.5
Cost of sales	500.6	1,850.8	2,946.5	(838.6)	4,459.3
Selling, general and administrative expenses	59.4	27.3	78.3	—	165.0
Interest expense	15.1	23.5	9.1	—	47.7
Intercompany (income) expense, net	(131.8)	87.5	44.3	—	—
Other (income) expense, net	(31.3)	12.0	11.0	—	(8.3)
Income (loss) before income taxes, equity in net (income) loss of subsidiaries and cumulative effect of a change in accounting principle	63.6	(112.1)	63.3	—	14.8
Provision (benefit) for income taxes	(2.9)	1.7	1.0	—	(0.2)
Equity in net (income) loss of subsidiaries	51.5	(41.2)	—	(10.3)	—
Income (loss) before cumulative effect of a change in accounting principle	15.0	(72.6)	62.3	10.3	15.0
Cumulative effect of a change in accounting principle	2.9	—	—	—	2.9
Net income	$17.9	$(72.6)	$62.3	$10.3	$17.9

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(21) Supplemental Guarantor Condensed Consolidating Financial Statements – (continued)

	For the Three Months Ended March 31, 2007
	Parent	Guarantors	Non- guarantors	Eliminations	Consolidated
	(unaudited; in millions)
Net cash used in operating activities	$15.2	$(54.2)	$(2.8)	$—	$(41.8)
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(2.8)	(17.7)	(8.7)	—	(29.2)
Divestiture of Interior business	(6.5)	(12.9)	(37.9)	—	(57.3)
Other, net	0.6	0.3	(29.5)	—	(28.6)
Net cash used in investing activities	(8.7)	(30.3)	(76.1)	—	(115.1)
Cash Flows from Financing Activities:
Long-term debt repayments, net	(2.9)	—	(0.7)	—	(3.6)
Short-term debt repayments, net	—	—	(11.0)	—	(11.0)
Proceeds from exercise of stock options	5.7	—	—	—	5.7
Decrease in drafts	(1.0)	(2.5)	(10.0)	—	(13.5)
Change in intercompany accounts	(104.1)	86.5	17.6	—	—
Net cash used in financing activities	(102.3)	84.0	(4.1)	—	(22.4)
Effect of foreign currency translation	—	2.7	4.3	—	7.0
Net Change in Cash and Cash Equivalents	(95.8)	2.2	(78.7)		(172.3)
Cash and Cash Equivalents as of Beginning of Period	195.8	4.0	302.9	—	502.7
Cash and Cash Equivalents as of End of Period	$100.0	$6.2	$224.2	$—	$330.4

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LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(21) Supplemental Guarantor Condensed Consolidating Financial Statements – (continued)

	For the Three Months Ended April 1, 2006
	Parent	Guarantors	Non- guarantors	Eliminations	Consolidated
	(unaudited; in millions)
Net cash provided by operating activities	$154.7	$(41.3)	$(74.0)	$—	$39.4
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(14.4)	(30.6)	(47.6)		(92.6)
Other, net	31.2	(3.0)	(0.3)	—	27.9
Net cash used in investing activities	16.8	(33.6)	(47.9)	—	(64.7)
Cash Flows from Financing Activities:
Long-term debt repayments, net	(2.1)	(0.1)	(3.9)	—	(6.1)
Dividends paid	(16.8)	—	—	—	(16.8)
Increase in drafts	7.6	(0.6)	(5.9)	—	1.1
Change in intercompany accounts	(152.5)	78.3	74.2	—	—
Net cash used in financing activities	(163.8)	77.6	64.4	—	(21.8)
Effect of foreign currency translation	—	3.7	7.0	—	10.7
Net Change in Cash and Cash Equivalents	7.7	6.4	(50.5)		(36.4)
Cash and Cash Equivalents as of Beginning of Period	38.6	4.8	164.2	—	207.6
Cash and Cash Equivalents as of End of Period	$46.3	$11.2	$113.7	$—	$171.2
Basis of Presentation — Certain of the Company’s wholly-owned subsidiaries (the “Guarantors”) have unconditionally fully guaranteed, on a joint and several basis, the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the Company’s obligations under the Primary Credit Facility and the indentures governing the Company’s senior notes, including the Company’s obligations to pay principal, premium, if any, and interest with respect to the senior notes. The senior notes consist of $300 million aggregate principal amount of 8.50% senior notes due 2013, $600 million aggregate principal amount of 8.75% senior notes due 2016, $399 million aggregate principal amount of 5.75% senior notes due 2014, Euro 56 million aggregate principal amount of 8.125% senior notes due 2008, $41 million aggregate principal amount of 8.11% senior notes due 2009 and $1 million aggregate principal amount of zero-coupon convertible senior notes due 2022. The Guarantors under the indentures are currently Lear Automotive Dearborn, Inc., Lear Automotive (EEDS) Spain S.L., Lear Corporation EEDS and Interiors, Lear Corporation (Germany) Ltd., Lear Corporation Mexico, S. de R.L. de C.V., Lear Operations Corporation and Lear Seating Holdings Corp. #50. Lear Automotive Dearborn, Inc. became a Guarantor under the indentures effective April 25, 2006. In lieu of providing separate audited financial statements for the Guarantors, the Company has included the audited supplemental guarantor condensed consolidating financial statements above. These financial statements reflect the guarantors listed above for all periods presented. Management does not believe that separate financial statements of the Guarantors are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantors are not presented.
As of December 31, 2006 and for the three months ended April 1, 2006, the supplemental guarantor condensed consolidating financial statements have been restated to reflect certain changes to the equity investments of guarantor subsidiaries.
Distributions — There are no significant restrictions on the ability of the Guarantors to make distributions to the Company.
Selling, General and Administrative Expenses — During the three months ended March 31, 2007 and April 1, 2006, the Parent allocated $2.5 million and $12.9 million, respectively, of corporate selling, general and administrative expenses to its operating subsidiaries. The allocations were based on various factors, which estimate

Back to Index

LEAR CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(21) Supplemental Guarantor Condensed Consolidating Financial Statements – (continued)
usage of particular corporate functions, and in certain instances, other relevant factors, such as the revenues or the number of employees of the Company’s subsidiaries.
Long-term debt of the Parent and the Guarantors — A summary of long-term debt of the Parent and the Guarantors on a combined basis is shown below (in millions):

	March 31, 2007	December 31, 2006

Amended and restated primary credit facility	$997.0	$997.0
Senior notes	1,415.7	1,417.6
Other long-term debt	4.5	4.6
	2,417.2	2,419.2
Less — current portion	(6.0)	(6.0)
	$2,411.2	$2,413.2
The obligations of foreign subsidiary borrowers under the Primary Credit Facility are guaranteed by the Parent.
For more information on the above indebtedness, see Note 9, “Long-Term Debt.”

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The SEC registration fee and the estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee	$13,191.77
Accounting fees and expenses	[_]
Legal fees and expenses	[_]
Printing expenses	[_]
Miscellaneous	[_]
TOTAL	[_]
Item 15. Indemnification of Directors and Officers.
Indemnification Under the Delaware Revised Uniform Limited Partnership Act and the American Real Estate Partners, L.P. Amended and Restated Agreement of Limited Partnership
AREP is organized under the laws of Delaware. Section 17-108 of the Delaware Act, provides that a limited partnership may, and shall have the power to, indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement.
Section 6.15 of the AREP partnership agreement, dated as of May 12, 1987, as amended, provides that the general partner, its affiliates, and all officers, directors, employees and agents of the general partner and its affiliates (individually, an “Indemnitee”), to the fullest extent permitted by law, will be indemnified and held harmless from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (x) the general partner or an affiliate thereof or (y) a partner, shareholder, director, officer, employee or agent of the general partner or an affiliate thereof or (z) a person serving at the request of the partnership in another entity in a similar capacity, which relate to, arise out of or are incidental to the partnership, its property, business or affairs, including, without limitation, liabilities under the federal and state securities laws, regardless of whether the Indemnitee continues to be a general partner, an affiliate, or an officer, director, employee or agent of the general partner or of an affiliate thereof at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful and (ii) the Indemnitee’s conduct did not constitute willful misconduct. Our partnership agreement further provides that an Indemnitee shall not be denied indemnification in whole or in part under Section 6.15 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the partnership agreement. Any indemnification under Section 6.15 shall be satisfied solely out of the assets of the partnership. The record holders of the depositary units shall not be subject to personal liability by reason of the indemnification provision.
Item 16. Exhibits
(a) Exhibits
See the accompanying Exhibit Index.
Item 17. Undertakings
The undersigned registrants hereby undertake:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the Registration Statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
If the registrant is relying on Rule 430B:
(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; or
(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to the Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(8)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.
(9)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on June 21, 2007.

AMERICAN REAL ESTATE PARTNERS, L.P.

By:	American Property Investors, Inc., its general partner

By:	/s/ Keith A. Meister
Keith A. Meister Principal Executive Officer and Vice Chairman of the Board
KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Keith A. Meister as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Keith A. Meister	Principal Executive Officer and Vice Chairman of the Board (Principal Executive Officer)	June 21, 2007
Keith A. Meister

/s/ Andrew Skobe	Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer)	June 21, 2007
Andrew Skobe

/s/ Jack G. Wasserman	Director	June 21, 2007
Jack G. Wasserman

/s/ William A. Leidesdorf	Director	June 21, 2007
William A. Leidesdorf

/s/ James L. Nelson	Director	June 21, 2007
James L. Nelson

/s/ Vincent J. Intrieri	Director	June 21, 2007
Vincent J. Intrieri

Chairman of the Board
Carl C. Icahn

EXHIBIT INDEX
Item 16. Exhibits

Exhibit No.	Description

4.1
Indenture, dated as of April 5, 2007, by and among American Real Estate Partners, L.P., American Real Estate Finance Corp., AREH, as guarantor and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 10.43 to AREP’s Form 8-K (SEC File No. 1-9516), filed on April 5, 2007).

4.2	Form of Variable Rate Senior Convertible Notes due 2013 (incorporated by reference to Exhibit 10.44 to AREP’s Form 8-K (SEC File No. 1-9516), filed on April 17, 2007).
4.3	Registration Rights Agreement, dated as of April 4, 2007 (incorporated by reference to Exhibit 10.42 to AREP’s Form 8-K (SEC File No. 1-9516), filed on April 5, 2007).
5.1	Opinion of Proskauer Rose LLP.(1)
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Grant Thornton LLP.
23.3	Consent of KPMG LLP.
23.4	Consent of KPMG LLP.
23.5	Consent of KPMG LLP.
23.6	Consent of Ernst & Young LLP.
23.7	Consent of Proskauer Rose LLP (included in Exhibit 5.1).(1)
24.1	Power of Attorney (included on the signature page to the S-3).
——————
(1)
To be filed by amendment.

E-1